Exhibit 10.1

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

Dated as of December 23, 2021

by and among

CMFT RE LENDING RF SUB DB, LLC,

as Master Seller,

and

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Buyer

TABLE OF CONTENTS

i

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX I	Names and Addresses for Communications between Parties
EXHIBIT I	Form of Confirmation
EXHIBIT II	Authorized Representatives of Seller
EXHIBIT III	[Reserved]
EXHIBIT IV	Form of Custodial Delivery
EXHIBIT V	Form of Power of Attorney
EXHIBIT VI	Representations and Warranties Regarding Individual Purchased Loans
EXHIBIT VII	Organizational Chart
EXHIBIT VIII	Transaction Procedures
EXHIBIT IX	Form of Servicer Notice and Agreement
EXHIBIT X	Prohibited Transferees
EXHIBIT XI	Form of Joinder Agreement
EXHIBIT XII	Permitted Fund Managers
EXHIBIT XIII	Collateral Information
ii

THIS AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT (this “Agreement”) is dated as of December 23, 2021, by and between CMFT RE LENDING RF SUB DB, LLC, a Delaware limited liability company organized in series (“Master Seller”) and DEUTSCHE BANK AG, NEW YORK BRANCH, a branch of a foreign banking institution (as more fully described in Section 2 below, “Buyer”).

WHEREAS, Master Seller and Buyer, entered into a certain Master Repurchase Agreement, dated as of October 8, 2021 (as same has been amended or modified prior to the date here, the “Existing MRA”);

WHEREAS, the parties wish to amend and restate the Existing MRA in its entirety on the terms and conditions set forth herein; and
WHEREAS, the limited liability company agreement of the Master Seller provides for the establishment of one or more designated series of limited liability company interests and assets of the Master Seller (each, a “Series”, each such series that executes and delivers a Joinder Agreement (as hereinafter defined) pursuant to Section 3(n) hereof, a “Series Seller”) which may have separate rights, powers or duties with respect to specified property, including rights to profits and losses associated with such specified property and obligations under this Agreement with respect to such specified property, with the assets and obligations of each such Series Seller accounted for separately in the records of Master Seller and such Series Seller from the other assets of the Master Seller and the assets of each other Series Seller; and the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to each Series Seller shall be enforceable solely against the assets of such Series Seller except to the extent expressly provided for hereunder. Upon its execution of a Joinder Agreement pursuant to Section 3(n) hereof, each such Series Seller shall be bound by all provisions herein with respect to the assets of such Series Seller and its related obligations in respect of any Transactions. As used herein, the term “Seller” shall mean the Master Seller and/or each Series Seller, individually or collectively, as the context may require.
1.APPLICABILITY
Subject to the terms and conditions of this Agreement, from time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer certain Eligible Loans (as hereinafter defined), on a servicing-released basis, against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Eligible Loans at a date certain or on demand, against the transfer of funds by Seller. Master Seller shall designate a Series Seller for each such transaction in accordance with Section 3(n) hereof. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder.
2.DEFINITIONS
(a)As used in this Agreement, the following terms shall have the following meanings:

“1934 Act” shall have the meaning specified in Section 23(a) hereof.
“A-Note” shall mean a Mortgage Note evidencing a senior position (i.e., in an A/B structure) or a pari passu senior position (i.e., in an A-1/A-2 structure) in a Mortgage Loan. Payments and control rights with respect to an A-Note shall not be junior to any other Mortgage Note.
“Accelerated Repurchase Date” shall have the meaning specified in Section 13(b)(i) hereof.
“Accelerated Transaction Repurchase Date” shall have the meaning specified in Section 13(c)(i) hereof.
“Acceptable Attorney” shall mean an attorney acceptable to Buyer that has delivered at Seller’s request a Bailee Letter.
“Accepted Servicing Practices” shall mean with respect to any Purchased Loan, those customary and usual standards of mortgage servicing practices of prudent institutional mortgage loan servicers which service mortgage loans and/or participations in mortgage loans of the same type as such Purchased Loan and, to the extent consistent with the foregoing requirements, with the same skill, care and diligence and in the same manner that the related servicer services and administers mortgage loans and/or participations in interests in mortgage loans for its own account or for other thirdparty entities of mortgage loans and/or participations of the same type as the Purchased Loans or, if applicable, as otherwise defined in the applicable Servicing Agreement.
“Act of Insolvency” shall mean with respect to any Person, (i) the commencement by such Person as debtor of any case or proceeding under any Bankruptcy Law, or such Person seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such Person or any substantial part of its property, (ii) the commencement of any such case or proceeding against such Person, seeking such an appointment or election, or the filing against such Person of an application for a protective decree under the provisions of SIPA, which (A) is consented to or not timely contested by such Person, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect against such Person, or (C) is not dismissed within sixty (60) days, (iii) the making by such Person of a general assignment for the benefit of its creditors or (iv) the admission in writing by such Person of such Person’s inability to pay such Person’s debts as they become due.
“Actual Original Purchase Percentage” shall mean, with respect to any Transaction, a percentage designated by Seller in its sole and absolute discretion, as set forth in the Confirmation for such Transaction, which shall not be greater than the Maximum Original Purchase Percentage for such Transaction.

“Additional Confirmation Conditions” shall mean, with respect to each Purchased Loan, the Additional Confirmation Conditions (if any) set forth in the Confirmation for the related Transaction.
“Affiliate” shall mean, when used with respect to (a) any of Seller, Member or Guarantor, each of Seller, Member, Guarantor and any Subsidiary of Guarantor, and (b) any other Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such other Person.
“Agreement” shall mean this Amended and Restated Master Repurchase Agreement, dated as of December 23, 2021, by and between Seller and Buyer, as same may be amended, modified and/or restated from time to time.
“Allocable Percentage” shall mean, with respect to any Principal Payment on any Purchased Loan, a fraction (expressed as a percentage) the numerator of which is the Purchase Price with respect to such Purchased Loan as in effect immediately prior to such Principal Payment, and the denominator of which is the outstanding principal balance of such Purchased Loan immediately prior to such Principal Payment.

“Alternate Index Rate” shall mean, with respect to each Pricing Rate Period, the per annum rate of interest of the Benchmark Replacement, determined as of the Pricing Rate Determination Date immediately preceding the commencement of such Pricing Rate Period; provided that in no event will the Alternate Index Rate be less than the Index Floor.
“Alternate Pricing Rate” shall mean, with respect to each Pricing Rate Period, the per annum rate of interest equal to the greater of (i) the sum of (A) the Alternate Index Rate plus (B) the Applicable Spread, and (ii) the sum of (A) the Index Floor plus (B) the Applicable Spread.
“Alternate Rate Transaction” shall mean any Transaction at such time as the Pricing Rate applicable thereto accrues at a per annum rate of interest based on the Benchmark Replacement.
“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the UK Bribery Act of 2010, as amended, and any other applicable anti-corruption law.
“Applicable Servicer Account” shall mean a deposit account established with the applicable Servicer or with a bank for which the applicable Servicer is the bank’s customer and that is acceptable to Buyer in its sole discretion, established solely in connection with the Eligible Loans that are Purchased Loans subject to Transactions under this Agreement, which deposit account is in the name of the applicable Servicer, and which may be for the benefit of Seller, and which shall, in any case, indicate in the name of such deposit account the security interest of Buyer therein.

“Applicable Spread” shall mean, with respect to each Transaction:
(A)    so long as no Event of Default shall have occurred and be continuing, the per annum rate designated by Buyer in its sole and absolute discretion as the “Applicable Spread” for such Purchased Loan as set forth in the Confirmation for such Purchased Loan; and
(B) after the occurrence and during the continuance of an Event of Default, the Applicable Spread specified in each Confirmation, plus 400 basis points (4.00%).
“Appraisal” shall mean an appraisal of the related underlying Mortgaged Property from an Independent Appraiser, complying with the requirements of Title XI of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time, and conducted in accordance with the standards of the American Appraisal Institute.
“Approved Future Funding Amounts” shall have the meaning specified in Section 3(p) hereof.
“Assignment of Leases” shall mean, with respect to any Purchased Loan, an assignment of leases thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction in which the Mortgaged Property is located to reflect the assignment of leases to Seller, and a subsequent assignment in blank.
“Assignment of Mortgage” shall mean, with respect to any Purchased Loan, an assignment or notice of transfer (or equivalent instrument) of the applicable Mortgage, in recordable form and otherwise sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect the assignment and pledge of the Mortgage to Seller, and a subsequent assignment in blank, subject to the terms, covenants and provisions of this Agreement.
“Authorized Representative of Seller” shall mean the individuals listed on Exhibit II attached hereto, as the same may be revised by Master Seller by notice to Buyer from time to time.
“Available Income” shall mean, all Income other than (a) the Underlying Purchased Loan Reserves, unless and until such amounts are available, under the related Purchased Loan Documents, to be released to Seller, and (b) Qualified Servicing Expenses.
“Bailee Letter” shall mean a letter substantially in the form of Annex 13 to the Custodial Agreement from an Acceptable Attorney or a title company or another Person acceptable to Buyer in its sole discretion, in form and substance acceptable to Buyer in its sole discretion, wherein such Acceptable Attorney, title company or other Person described above in possession of a Purchased Loan File (i) acknowledges receipt of such Purchased Loan File, (ii) confirms that such Acceptable Attorney, title company or other Person acceptable to Buyer is holding the same as bailee or agent on behalf of Buyer under such letter and (iii) agrees that such

Acceptable Attorney, title company or other Person described above shall deliver such Purchased Loan File to Custodian, or as otherwise directed by Buyer, by not later than the fifth (5th) Business Day following the Purchase Date for the related Purchased Loan.
“Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended from time to time or any successor statute or rule promulgated thereto.
“Bankruptcy Laws” shall mean the Bankruptcy Code or any other bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or any similar statute, law, rules, regulations or similar legal requirements of any other applicable jurisdiction from time to time in effect, and in each case, as amended from time to time.
“Benchmark” shall mean (a) with respect to any LIBOR Transaction, initially LIBOR and (b) for any Term SOFR Transaction (i) initially, and continuing unless and until replaced by a Benchmark Replacement pursuant to Section 3(f)(iii) hereof, the Term SOFR Reference Rate, and (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then the applicable Benchmark Replacement.
“Benchmark Replacement” shall mean, for any Pricing Rate Period, the first alternative set forth in the order below that can be determined by Buyer as of the date that the Pricing Rate for any Transaction is converted to an Alternate Rate Transaction pursuant to Section 3(f) below:
(a)subject to the provisos at the end of this definition, the sum of: (i) SOFR Average and (ii) the related Benchmark Replacement Adjustment, provided that SOFR Average and the related Benchmark Replacement Adjustment are displayed on a screen or other information service that publishes such rate from time to time as selected by Buyer in its sole but good faith discretion; or
(b)the sum of: (i) the floating rate index that Buyer determines in its sole but good faith discretion (and in connection therewith, Buyer may take into consideration the recommendations of the Relevant Governmental Body) and that is then generally used by Buyer in its commercial real estate repurchase facilities similar to this Agreement and/or floating rate commercial real estate loans as an alternative to then-current Benchmark, as determined by Buyer in its sole but good faith discretion and (ii) the related Benchmark Replacement Adjustment;
provided that if the index rate set forth in clause (a) above is not then commonly used by Buyer in its commercial real estate repurchase facilities similar to this Agreement and/or floating rate commercial real estate loans as an alternative to then-current Benchmark, as determined by Buyer in its sole but good faith discretion, then the Benchmark Replacement shall be determined per clause (b) above.
Notwithstanding the foregoing or anything herein to the contrary, in no event shall the Benchmark Replacement be less than the Index Floor.

“Benchmark Replacement Adjustment” shall mean, for any Pricing Rate Period, the first alternative set forth in the order below that can be determined by Buyer as of the date that the Pricing Rate for any Transaction is converted to an Alternate Rate Transaction pursuant to Section 3(f) below:
(a)the rate adjustment, or method for calculating or determining such rate adjustment (which may be a positive or negative value or zero) that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement; or
(b)the rate adjustment (which may be a positive or negative value or zero) that has been determined by Buyer in its sole but good faith discretion, giving due consideration to any industry-accepted index rate adjustment, or method for calculating or determining such rate adjustment, for the replacement of Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated commercial real estate repurchase facilities and/or floating rate commercial real estate loans.
“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:
(1)     in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide such Benchmark (or the published component used in the calculation thereof);
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that, such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark continues to be provided on such date; or
(3)     in the case of clause (4) of the definition of “Benchmark Transition Event”, the date of the Change in Law Determination; or
(4)    in the case of clause (5) of the definition of “Benchmark Transition Event”, the date of the Benchmark Unavailability Determination.
“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)     a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);
(2)     a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);
(3)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that such Benchmark (or such component thereof) is not, or as of a specified future date will not be, representative;
(4)    a Change in Law that Buyer determines (which determination shall be conclusive and binding for all purposes absent manifest error) prohibits or makes unlawful the use of such Benchmark in this Agreement (upon such determination “Change in Law Determination”); or
(5)    a Benchmark Unavailability Period has occurred or exists with respect to such Benchmark, and Buyer determines in its sole and absolute discretion that such Benchmark shall no longer be used as the Benchmark under this Agreement (a “Benchmark Unavailability Determination”).
“Benchmark Unavailability Period” shall mean each (if any) Pricing Rate Period for which Buyer determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Pricing Rate for the applicable Pricing Rate Period (including, if the Benchmark is Term SOFR or SOFR Average, that Term SOFR or SOFR Average, as applicable, cannot be determined in accordance with the definition thereof).

“Blocked by Operation of Law” shall mean, with respect to OFAC’s SDN List, any Person that is in the aggregate owned, directly or indirectly, fifty percent (50%) or greater by a Person or Persons that are either identified on the SDN List or themselves blocked Persons.
“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day in which the New York Stock Exchange or banks in the State of New York are authorized or obligated by law or executive order to be closed. When used with respect to a Pricing Rate Determination Date, “Business Day” shall mean any day other than a Saturday, a Sunday or in connection with the determination of LIBOR in a LIBOR Transaction, a day on which banks in London, England are closed for interbank or foreign exchange transactions.
“Buyer” shall mean Deutsche Bank AG, New York Branch, or any successor or assignee thereof.
“Cash Flow Deficiency” shall mean, with respect to any Purchased Loan as of any Remittance Date, the amount (if any) by which (i) the total of all amounts due to Buyer, its Affiliates and Custodian under Sections 5(c)(i)-(iv), 5(d)(i)-(v) or 5(e) hereof, as applicable, in respect of such Purchased Loan as of such Remittance Date exceed (ii) the amount of Available Income (including Principal Payments) received by Buyer or Depository in respect of such Purchased Loan during such Collection Period.
“Cash Management Account” shall mean a demand deposit account, entitled “CMFT RE Lending RF Sub DB, LLC, as Master Seller, for the benefit of Deutsche Bank AG, New York Branch, as Buyer”, established at Depository, bearing account number 729881695.
“Cause” shall mean, with respect to an Independent Manager, (i) acts or omissions by such Independent Manager that constitute willful disregard of or bad faith or gross negligence with respect to, such Independent Manager’s duties, (ii) if such Independent Manager has been indicted or convicted for any crime or crimes of fraud or for any violation of any Requirement of Law, (iii) if such Independent Manager no longer satisfies the requirements set forth in the definition of “Independent Manager”, (iv) if the fees charged for the services of such Independent Manager are materially in excess of the fees charged by the other providers of Independent Managers listed in the definition of “Independent Manager”, (v) if such Independent Manager is unable to perform his or her duties due to death, disability or incapacity or (vi) any other reason for which the prior written consent of Buyer shall have been obtained.
“CDO Asset Manager” shall mean, with respect to any Securitization Vehicle (as hereinafter defined) that is a CDO (as hereinafter defined), the entity that is responsible for managing or administering the underlying assets of such Securitization Vehicle or, if applicable, the assets of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the holder of the applicable Related Interest).

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, (c) adjustments to the Regulation D reserve requirements (including, without limitation, all basic, marginal, emergency, supplemental, special or other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) announced by the Board of Governors of the Federal Reserve, or (d) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued (regardless of whether currently in force and effect).
“Change of Control” shall mean any of the following events shall have occurred without the prior written approval of Buyer: (i) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the 1934 Act, as amended) (other than Manager) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of 50% or more of the total voting power of all classes of ownership interests of Guarantor, entitled to vote generally in the election of the directors (or the applicable equivalent) of such Person; (ii) Guarantor shall cease to, directly or indirectly, own of record and beneficially, 100% of the ownership interests in Member and Control Member; (iii) Member shall cease to own, of record and beneficially, 100% of the ownership interests in Seller and Control Seller; (iv) Manager shall cease to act as the external manager or Guarantor; or (v) CIM Group, LLC shall cease to own and control, of record and beneficially, 100% of the ownership interests in Manager; provided, however, that in each case, an internalization of management by Guarantor shall not be a Change of Control.
“Closing Date” shall mean October 8, 2021.
“Code” shall mean the Internal Revenue Code of 1986, and the regulations promulgated and rulings issued thereunder, in each case as amended, modified or replaced from time to time.
“Collateral” shall have the meaning specified in Section 6 hereof.
“Collateral Information” shall mean, with respect to a Purchased Loan, the information set forth in Exhibit XIII attached hereto.
“Collection Period” shall mean with respect to the Remittance Date in any month, the period beginning on but excluding the Cut-off Date in the month preceding the month in which such Remittance Date occurs and continuing to and including the Cut-off Date immediately preceding such Remittance Date.
“Confirmation” shall have the meaning specified in Section 3(b) hereof.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Alternate Index Rate, any technical, administrative or operational changes (including changes to the definitions of “Business Day”, “Pricing Rate Determination Date”, “Pricing Rate Period”, “Remittance Date” and “U.S. Government Securities Business Day”, preceding and succeeding business day conventions, rounding of amounts, the timing of determining rates and making payments of interest and Price Differential, the applicability and length of lookback periods, and other technical, administrative or operational matters) that Buyer determines, from time to time, may be appropriate to reflect the adoption and implementation of any such rate in a manner substantially consistent with market practice for U.S. dollar-denominated commercial real estate repurchase facilities and/or floating rate commercial real estate loans (or, if Buyer determines that adoption of any portion of such market practice is not administratively feasible or if Buyer or its designee determines that no market practice for the use and administration of such rate exists, in such other manner as Buyer determines is reasonably necessary).
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “Controlling,” “Controlled” and “under common Control” shall have meanings correlative thereto. For purposes of this definition, debt securities that are convertible into common stock will be treated as voting securities only when converted.
“Controlled Account Agreement” shall mean that certain Controlled Account Agreement, dated as of the date hereof, among Buyer, Master Seller (on behalf of itself and each Series Seller) and Depository, relating to the Cash Management Account, as the same may be amended, modified and/or restated from time to time.
“Credit Event” shall mean, with respect to any Purchased Loan, any event or circumstance relating to such Purchased Loan, the related Mortgaged Property or any Mortgagor with respect thereto that could reasonably be expected to have a material adverse effect on the value, operations or cash flow of such Mortgaged Property, in each case as determined by Buyer in its sole good faith discretion, including, without limitation, the determination by Buyer that any of the following events or any similar occurrence or condition has occurred; provided, however, that in no event shall a Credit Event exist solely on account of disruptions in the capital markets or fluctuations in current interest rates or current spreads:
(i)the occurrence and continuance of a Purchased Loan Event of Default or a monetary or material non-monetary Purchased Loan Default with respect to such Purchased Loan;
(ii)the occurrence of an Act of Insolvency with respect to any Mortgagor, Sponsor or guarantor for such Purchased Loan;

(iii)a material deterioration or material adverse change in, or any event that has had or is reasonably likely to have a material adverse effect on the credit risk of such Purchased Loan, including without limitation, (A) a material deterioration in the Mortgaged Property Value of the related Mortgaged Property, (B) a material decline in the operating performance of the related Mortgaged Property, including, but not limited to, the net operating income, net cash flow, debt service coverage ratio, debt yield or occupancy percentage of such Mortgaged Property, (C) a material deterioration in the condition of the related Mortgaged Property, including but not limited to the physical or environmental condition of the related Mortgaged Property, (D) a material adverse change in the business plan and/or projections for the Mortgaged Property (including any material increases in the construction budget or extension by more than three (3) months of the schedule or construction milestone dates for any Purchased Loan which includes construction or renovation of the related Mortgaged Property) or (E) a material adverse change in financial condition including but not limited to the net worth and/or liquidity of any Sponsor or any guarantor for such Purchased Loan;
(iv)the loss or impairment of any lien or security interest (or the priority thereof) securing such Purchased Loan or securing the Repurchase Obligations hereunder;
(v)the existence of any pending or threatened (in writing) litigation, action, suit, arbitration, investigation or other legal or arbitration proceeding affecting any Mortgagor, obligor, guarantor or Sponsor for the Purchased Loan or the applicable Mortgaged Property which if adversely determined could reasonably be expected to have a material adverse effect on such Mortgagor, obligor, guarantor or Sponsor or the Mortgaged Property
(vi)the occurrence of a material breach of a Purchased Loan Representation relating to such Purchased Loan;
(vii)all or any material portion of the Mortgaged Property securing such Purchased Loan shall be (A) materially damaged or destroyed by fire, flood, wind, earthquake, decay, environmental condition or other casualty or (B) taken by any Governmental Authority having jurisdiction over such Mortgaged Property as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain;
(viii)the (a) occurrence of any event or condition specifically designated as a Credit Event in the applicable Confirmation for such Purchased Loan, or (b) a failure to satisfy any Additional Confirmation Conditions, if any, applicable to such Purchased Loan; or
(ix)the failure of Seller to deliver to Buyer on a timely basis any reports with respect to any Purchased Loan, as required under this Agreement and each of the other Transaction Documents, and Buyer determines that such failure has materially and adversely affected Buyer’s ability to determine the Market Value thereof.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the date hereof, between and among Custodian, Master Seller (on behalf of itself and each Series Seller) and Buyer, as the same may be amended, modified and/or restated from time to time.
“Custodial Delivery” shall mean the form to be executed by Seller in order to deliver the applicable Purchased Loan Schedule and the related Purchased Loan File with respect to any Purchased Loan to Buyer or its designee (including Custodian) pursuant to Section 7 hereof, a copy of which is attached hereto as Exhibit IV.
“Custodian” shall mean Wells Fargo Bank, National Association, or any successor Custodian appointed by Buyer with the prior written consent of Master Seller (which consent shall not be unreasonably withheld or delayed).
“Cut-off Date” shall mean the second (2nd) Business Day preceding each Remittance Date.
“Default” shall mean a Facility Default or a Transaction Default.
“Depository” shall mean JPMorgan Chase Bank, N.A., or any successor Depository appointed by Buyer with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).
“Diligence Materials” shall mean, collectively, (i) the Preliminary Due Diligence Package furnished by Seller to Buyer, and (ii) any other diligence materials delivered by Seller to Buyer in connection with Buyer’s review of any New Collateral, whether pursuant to a Supplemental Due Diligence List or otherwise.
“Division/Series Transaction” shall mean, with respect to any Person that is a limited liability company organized under the laws of the State of Delaware, any event or transaction where such Person (a) divides into two or more Persons (whether or not the original Person or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the laws of the State of Delaware, including without limitation Section 18217 of the Delaware LLC Act.
“Dollars” and “$” shall mean lawful money of the United States of America.
“Early Opt-in Effective Date” shall mean with respect to any Early Opt-in Election, the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to Seller.
“Early Opt-in Election” shall mean the election by Buyer to trigger a fallback from the then-current Benchmark and the provision by Buyer of written notice of such election to Seller.
“Early Repurchase” shall have the meaning specified in Section 3(d) hereof.
“Early Repurchase Date” shall have the meaning specified in Section 3(d) hereof.

“Eligibility Requirements” shall mean, with respect to any Person, that such Person has at least $250,000,000 in capital/statutory surplus or shareholders’ equity (except with respect to a pension advisory firm or similar fiduciary) and at least $600,000,000 in total assets (in name or under management), and is regularly engaged in the business of making or owning commercial real estate loans (or interests therein), mezzanine loans (or interests therein) or commercial loans (or interests therein) similar to the applicable Purchased Loan.
“Eligible Loan” shall mean a whole Mortgage Loan or Senior Interest secured by a first mortgage lien or liens on one or more multifamily, office, retail, industrial, hospitality and/or other commercial properties (including, without limitation, a leasehold interest therein) or any other asset approved by Buyer in its sole and absolute discretion, in each case, as to which each of the Purchased Loan Representations are true and correct as of the Purchase Date (subject to any exceptions to such representations and warranties in an Exceptions Report) and which Mortgage Loan or Senior Interest is approved by Buyer, in its sole and absolute discretion, based upon all facts and circumstances considered relevant by Buyer.
“Environmental Law” shall mean any present or future federal, state or local law, statute, regulation or ordinance, any judicial or administrative order or judgment thereunder, pertaining to health, industrial hygiene, hazardous substances or the environment, including, but not limited to, each of the following, as enacted as of the date hereof or as hereafter amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq.; the Toxic Substance Control Act, 15 U.S.C. §§ 2601 et seq.; the Water Pollution Control Act (also known as the Clean Water Act, 22 U.S.C. §§ 1251 et seq.), the Clean Air Act, 42 U.S.C. §§ 7401 et seq. and the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq.
“Equity Interests” shall mean, with respect to any Person, (a) any share, interest, participation and other equivalent (however denominated) of capital stock of (or other ownership, equity or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of any of the foregoing, (c) any security convertible into or exchangeable for any of the foregoing, and (d) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(b) of

ERISA and Section 412(b) of the Code and the lien created under Section 303(k) of ERISA and Section 430(k)(4) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.
“Event of Default” shall mean a Facility Event of Default or a Transaction Event of Default.
“Exceptions Report” shall mean, with respect to a Purchased Loan, a written schedule of exceptions, qualifications or modifications to the related Purchased Loan Representations furnished by Seller to Buyer, as set forth on Schedule 3 to the Confirmation for such Eligible Loan, and approved by Buyer on or prior to the related Purchase Date as evidenced by Buyer’s execution of such Confirmation, as the same may be updated from time to time with Buyer’s written approval.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Buyer or required to be withheld or deducted from a payment to Buyer: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Buyer being organized under the laws of, or having its principal office or the office from which it books the Transactions located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer with respect to an interest in the Repurchase Obligations pursuant to a law in effect on the date on which Buyer (i) acquires such interest in the Repurchase Obligations or (ii) changes the office from which it books the Transactions, except in each case to the extent that, pursuant to Section 29 hereof, amounts with respect to such Taxes were payable either to Buyer’s assignor immediately before Buyer became a party hereto or to Buyer immediately before it changed the office from which it books the Transactions, (c) Taxes attributable to Buyer’s failure to comply with Section 29(e) hereof, and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Exit Fee” shall have the meaning specified in the Letter Agreement.
“Facility Amount” shall mean $300,000,000.
“Facility Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute a Facility Event of Default.
“Facility Event of Default” shall have the meaning specified in Section 13(a)(II) hereof.
“Facility Termination Date” shall have the meaning specified in the Letter Agreement.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code.
“FDIA” shall have the meaning specified in Section 22(c) hereof.
“FDICIA” shall have the meaning specified in Section 22(d) hereof.
“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Filings” shall have the meaning specified in Section 6 hereof.
“Fitch” shall mean Fitch Ratings.
“Foreign Buyer” shall mean a Buyer that is not a U.S. Person.
“Future Funding Amount” shall have the meaning specified in Section 3(p) hereof.
“Future Funding Date” shall have the meaning specified in Section 3(p) hereof.
“Future Funding Purchased Loan” shall mean any Purchased Loan with respect to which there exists a continuing obligation on the part of the holder of the Purchased Loan after the related closing date of such Purchased Loan to provide additional funding to Mortgagor upon the terms and conditions in the applicable Purchased Loan Documents and which is approved by Buyer as a Future Funding Purchased Loan as of the Purchase Date for such Purchased Loan, as such approval is indicated in the Confirmation therefor, or as may be approved from time to time pursuant to a Future Funding Transaction Request made by Seller under Section 3(p) hereof.
“Future Funding Transaction Request” shall have the meaning specified in Section 3(p) hereof.
“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.
“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guarantor” shall mean CIM Real Estate Finance Trust, Inc., a Maryland corporation.
“Guaranty” shall mean that certain Guaranty, dated as of the date hereof, from Guarantor to Buyer, as the same may be amended, modified and/or restated from time to time.

“Hazardous Materials” shall mean oil, flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials or gases, including any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “wastes,” “regulated substances,” “industrial solid wastes,” or “pollutants” under Environmental Laws and including arsenic, perchlorate, methane and carbon monoxide.
“Income” shall mean, with respect to any Purchased Loan at any time, the sum of (x) payments of principal, interest, dividends or other receipts, distributions, prepayments, recoveries, proceeds (including net insurance or net condemnation proceeds, to the extent applied to reduce the principal amount of the related Purchased Loan), prepayment fees, extension fees, exit fees, defeasance fees, transfer fees, make whole fees, late charges, late fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, dividends, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions, net sale, foreclosure, liquidation, securitization or other disposition proceeds, insurance payments, settlements and proceeds or collections (including, without limitation, make-whole prepayment penalties, defaulted interest and, when released to Seller in accordance with the terms of the related Purchased Loan Documents, all Underlying Purchased Loan Reserves) and (y) all net sale proceeds received by Seller or any Affiliate of Seller in connection with a sale of such Purchased Loan, other than any origination fees that were earned and paid on or prior to the related Purchase Date.
“Indebtedness” shall have the meaning set forth in the Guaranty.
“Indemnified Amounts” shall have the meaning specified in Section 26 hereof.
“Indemnified Parties” shall have the meaning specified in Section 26 hereof.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Independent Appraiser” shall mean an independent professional real estate appraiser who is a member in good standing of the American Appraisal Institute, and, if the state in which the subject Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state, and in each such case, who has a minimum of five years’ experience in the subject property type and is acceptable to Buyer in its sole and absolute discretion exercised in good faith.
“Independent Manager” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Puglisi & Associates, Lord Securities Corporation or, if none of those companies is then providing professional Independent Managers, another nationally-recognized company reasonably approved by Buyer, in each case that is not an Affiliate of Seller and that provides professional Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and has never been, and will not while serving as Independent Manager be, any of the following:
(A)a member, partner, equityholder, manager, director, officer or employee of Seller or any of its equityholders or Affiliates (other than as an Independent Manager of Seller or an Affiliate of Seller that is not in the direct chain of ownership in the Seller and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Manager is employed by a company that routinely provides professional Independent Managers or managers in the ordinary course of its business);
(B)a creditor, supplier or service provider (including provider of professional services) to Seller or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Managers and other corporate services to Seller or any of its Affiliates in the ordinary course of its business);
(C)a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider of Seller or its Affiliates; or
(D)a Person that controls (whether directly, indirectly or otherwise) any of the entities described in (A), (B) or (C) above.
A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (A) by reason of being the Independent Manager of a “single purpose entity” affiliated with Seller shall be qualified to serve as an Independent Manager of Seller, provided that the fees that such individual earns from serving as an Independent Manager of affiliates of Seller in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “single purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in Section 12 hereof.
“Index Floor” shall mean the greater of (a) zero and (b) such higher percentage as may be agreed to between Buyer and Seller with respect to any Transaction and set forth in the related Confirmation.
“Intervening Trust Vehicle” shall mean, with respect to any Securitization Vehicle that is a CDO, a trust vehicle, Cayman Islands exempted corporation or any other entity that holds the applicable Related Interest as collateral securing (in whole or in part) any obligation or security issued by such Securitization Vehicle as collateral for the CDO.
“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Joinder Agreement” shall have the meaning specified in Section 3(n) hereof.
“Knowledge” shall mean, whenever in this Agreement or any of the Transaction Documents, or in any document or certificate executed on behalf of Seller or Guarantor pursuant to the Transaction Documents, reference is made to the knowledge of Seller or Guarantor (whether by use of the words “Knowledge”, “Know” or “Known”), unless otherwise expressly specified, same shall mean (a) the actual knowledge of the Chief Executive Officer, Chief Financial Officer or Head of Portfolio Oversight of Seller or Guarantor or (b) with respect to any representations, warranties, certifications or statements with respect to any Purchased Loan, the actual knowledge of those individual employees of Guarantor, Seller or Manager having the title of “Vice President” (or its equivalent) or above who have significant responsibility for the origination or acquisition, as applicable, underwriting, servicing or sale of such Purchased Loan.
“Last Endorsee” shall have the meaning specified in Section 7(b)(i) hereof.
“Letter Agreement” shall mean that certain letter agreement, dated as of the date hereof, by and between Buyer and Master Seller, as the same may be amended, modified and/or restated from time to time.
“LIBOR” shall mean, with respect to each Pricing Rate Period and each Pricing Rate Determination Date, the rate per annum (rounded upwards, if necessary, to the nearest 1/1,000 of 1%) calculated by Buyer as set forth below:
(a)The rate for deposits in U.S. Dollars for a one-month period that appears on “Thomson Reuters ICE LIBOR# Rates – LIBOR01” (or its equivalent or replacement) as of 11:00 a.m., London time, on such Pricing Rate Determination Date.
(b)If such rate does not appear on Thomson Reuters ICE LIBOR# Rates - LIBOR01 (or its equivalent or replacement) as of 11:00 a.m., London time, on the applicable Pricing Rate Determination Date, Buyer shall request the principal London office of any four major reference banks in the London interbank market selected by Buyer to provide such reference bank’s offered quotation to prime banks in the London interbank market for deposits in United States dollars for a onemonth period as of 11:00 a.m., London time, on such Pricing Rate Determination Date in a principal amount of not less than $1,000,000 that is representative for a single transaction in the relevant market at the relevant time. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Buyer shall request any three major banks in New York City selected by Buyer to provide such bank’s rates for loans in U.S. Dollars to leading European banks for a one-month period as of 11:00 a.m., New York City time, on such Pricing Rate Determination Date in a principal amount not less than $1,000,000 that is representative for a single transaction in the relevant market at the relevant time, and if at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates.

(c)Notwithstanding the foregoing, if LIBOR, as determined pursuant to either of the foregoing clauses (a) and (b), shall be less than the applicable Index Floor, LIBOR shall be deemed to be the applicable Index Floor for the purposes of this Agreement.
“LIBOR Pricing Rate” shall mean, with respect to each Pricing Rate Period, the per annum rate equal to (i) the greater of LIBOR and the applicable Index Floor plus (ii) the Applicable Spread.
“LIBOR Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate is determined for such Pricing Rate Period with reference to LIBOR.
“LIBOR Transition Date” shall mean the earlier of (a) the date that LIBOR has either (i) permanently or indefinitely ceased to be provided by the administrator of LIBOR; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR or (ii) been announced by the regulatory supervisor of the administrator of LIBOR pursuant to public statement or publication of information to be no longer representative, (b) the Early Opt-in Effective Date and (c) such other date as Buyer and Seller may mutually agree.
“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.
“Manager” CIM Real Estate Management, LLC or any successor external manager that is an Affiliate of CIM Group, LLC and that is Controlled by CIM Group, LLC.
“Mandatory Early Repurchase” shall have the meaning specified in Section 3(l) hereof.
“Mandatory Early Repurchase Date” shall have the meaning specified in Section 3(l) hereof.
“Mandatory Early Repurchase Event” shall mean, with respect to any Purchased Loan, the occurrence of any of the following, as determined by Buyer in its sole and absolute discretion:
(i)(A) a default with respect to payment of monthly debt service or other scheduled monthly payments on such Purchased Loan which remains uncured for ten (10) Business Days or (B) a failure to pay any other required principal payment on such Purchased Loan within two (2) Business Days after the due date therefor;

(ii)an Act of Insolvency with respect to the related Mortgagor, any Sponsor or any guarantor of such Purchased Loan; or
(iii)the maturity or acceleration of such Purchased Loan;
(iv)any other Purchased Loan Event of Default with respect to such Purchased Loan (including any other payment default other than a payment default described in clause (i) on such Purchased Loan);
(v)the occurrence and continuance of a material breach of a Purchased Loan Representation relating to such Purchased Loan, subject to any exceptions to such representations and warranties in an Exceptions Report;
(vi)all or any material portion of the Mortgaged Property securing such Purchased Loan shall be (A) materially damaged or destroyed by fire, flood, wind, earthquake, decay, environmental condition or other casualty or (B) taken by any Governmental Authority having jurisdiction over such Mortgaged Property as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain;
(vii)any other event or condition specifically designated as a Mandatory Early Repurchase Event in the applicable Confirmation for such Purchased Loan; or
(viii)all documents required to be delivered to Custodian under the Custodial Agreement for such Purchased Loan have not been so delivered within the timeframe required in the Custodial Agreement (excluding any exceptions, other than “unrecorded original”, “unrecorded copy” or similar exceptions, reported by Custodian and approved by Buyer).
“Margin Deadline” shall have the meaning specified in Section 4(b) hereof.
“Margin Deficit” shall have the meaning specified in Section 4(a) hereof.
“Margin Excess” shall have the meaning specified in Section 4(a) hereof.
“Margin Notice” shall have the meaning specified in Section 4(b) hereof.
“Margin Threshold Amount” shall mean $250,000.
“Market Value” shall mean, with respect to any Purchased Loan, as of any relevant date, the market value for such Purchased Loan on such date as determined by Buyer in its sole good faith discretion, which (i) as of the Purchase Date, shall in no event be greater than the lower of (A) the Principal Balance of such Purchased Loan as of such date and (B) if Seller (or its Affiliate) acquired such Purchased Loan at a discount in an arm’s-length transaction with an unaffiliated third-party, the purchase price paid by Seller (or its Affiliate) for such Purchased Loan, as increased by any future advances made by Seller to the underlying obligor as of such date, less all principal payments which have been received thereon as of such date and (ii) as of any other relevant date, shall in no event be greater than the lower of (A) the lower of (1) the Principal Balance of such Purchased Loan as of such date and (2) if Seller (or its Affiliate) acquired such Purchased Loan at a discount in an arm’s-length transaction with an unaffiliated third-party, the purchase price paid by Seller (or its Affiliate) for such Purchased Loan, as increased by any future advances made by Seller to the underlying obligor as of such date, less all principal payments which have been received thereon as of such date, and (B) the price at which such Purchased Loan may be sold on such date in an arm’s-length transaction to an unaffiliated third party. The Market Value shall be deemed to be zero with respect to each Purchased Loan (i) in respect of which there is a material breach of a Purchased Loan Representation, (ii) in respect of which the complete Purchased Loan File has not been delivered to Custodian in accordance with the terms of the Custodial Agreement, or (iii) that has been released from the possession of Custodian under the Custodial Agreement to Seller for a period in excess of ten (10) Business Days (or such additional time as may be approved by Buyer in its sole discretion). It is acknowledged and agreed that Buyer shall not adjust the Market Value of any Purchased Loan (other than on account of principal increase or decrease) unless a Credit Event has occurred and is continuing for such Purchased Loan.
“Master Seller” shall mean CMFT RE Lending RF Sub DB, LLC, a Delaware limited liability company.
“Master Seller LLC Agreement” shall mean the limited liability company agreement of Master Seller, as same may be amended, modified and/or restated with Buyer’s prior written consent, together with each completed Schedule C thereto hereafter executed with respect to each Series Seller.
“Material Action” shall mean any material amendment, waiver, extension, termination, rescission, cancellation, release, forbearance or other modification to the terms of, or any collateral, guaranty or indemnity for, any Purchased Loan or the related Purchased Loan Documents or Senior Interest Documents, or the exercise of any material right or remedy of a holder (including all lending, corporate and voting rights, remedies, consents, approvals, forbearances and waivers, and including any such rights as holders of A-Notes or B-Notes, or as a participant pursuant to any related inter-creditor and/or co-lender agreements) of any Purchased Loan or the related Purchased Loan Documents or Senior Interest Documents, or any other action, direction or decision that could reasonably be expected to affect the value or collectability of any amount due with respect to a Purchased Loan, as determined by Buyer in its sole discretion.
“Material Adverse Effect” shall mean a material adverse effect on or material adverse change in or to (a) the property, assets, business, operations or financial condition of Seller, Member or Guarantor, in the aggregate or (b) the ability of Seller, Member or Guarantor to pay or perform its obligations under any of the Transaction Documents to which it is a party, (c) the validity or enforceability of any of the Transaction Documents or (d) the rights and remedies of Buyer under any of the Transaction Documents.

“Maximum Original Purchase Percentage” shall mean, with respect to any Transaction, the percentage specified as the Maximum Original Purchase Percentage in the Confirmation for such Transaction as determined by Buyer in its sole and absolute discretion.
“Member” shall mean CMFT RE Lending Sub DB Holdco, LLC, a Delaware limited liability company, which is the sole member of Master Seller.
“Member Guaranty” shall mean that certain Member Guaranty, dated as of the date hereof, from Member to Buyer, as the same may be amended, modified and/or restated from time to time.
“Mezzanine Loan” shall mean a loan made by, or assigned to, Seller secured by the direct ownership interest in a Mortgagor (the “Mezzanine Loan Collateral”) in connection with a Purchased Loan.
“Mezzanine Loan Collateral” shall have the meaning specified in the definition of “Mezzanine Loan”.
“Mezzanine Note” shall mean the original promissory note that was executed and delivered in connection with a particular Mezzanine Loan.
“Moody’s” shall mean Moody’s Investor Services, Inc.
“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first lien on or a first priority ownership interest in an estate in fee simple or ground leasehold interest in real property and the improvements thereon, securing a mortgage note or similar evidence of indebtedness.
“Mortgage Loan” shall mean a loan made by, or assigned to, Seller or its Affiliate to a Mortgagor and secured by a Mortgage.
“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage in connection with a Purchased Loan.
“Mortgaged Property” shall mean with respect to any Eligible Loan or Purchased Loan, the real property encumbered by the Mortgage(s) securing such Eligible Loan or Purchased Loan (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral directly or indirectly securing repayment of the debt evidenced by a Mortgage Note.
“Mortgaged Property Value” shall mean, with respect to any Mortgaged Property, the market value of such Mortgaged Property as determined by Buyer in its sole and absolute discretion.
“Mortgagee” shall mean the record holder of a Mortgage Note secured by a Mortgage.

“Mortgagor” shall mean, with respect to any Purchased Loan, the obligor on a Mortgage Note and the mortgagor/grantor under the related Mortgage.
“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA and which is covered by Title IV of ERISA.
“New Collateral” shall mean an Eligible Loan that Seller proposes to be included as Collateral.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Other Connection Taxes” means, with respect to Buyer, Taxes imposed as a result of a present or former connection between Buyer and the jurisdiction imposing such Tax (other than connections arising from Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction or Transaction Document).
“Other Guarantor Facilities” has the meaning specified in the definition of Qualifying Conversion below.
“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under any Transaction Document or from the execution, delivery, performance, or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Participant Register” shall have the meaning specified in Section 18(d) hereof.
“Participation Interest” shall mean a participation interest in a Mortgage Loan.
“Permitted Fund Manager” shall mean any Person that on the date of determination is (i) one of the entities listed on Exhibit XII annexed hereto and made a part hereof, (ii) investing through a fund with committed capital of at least $250,000,000 and (iii) not subject to a proceeding relating to the bankruptcy, insolvency, reorganization or relief of debtors.
“Person” shall mean an individual, corporation, limited liability company, series limited liability company, statutory trust, partnership, joint tenant or tenant-in-common, grantor trust, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.
“Plan” shall mean an employee benefit or other plan that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.
“Plan Assets” shall have the meaning specified in Section 21(a) hereof.

“Plan Party” shall have the meaning specified in Section 21(a) hereof.
“Pledge Agreement” shall mean that certain Pledge Agreement, dated as of the date hereof, from Member, as pledgor, in favor of Buyer, as same may be amended, modified and/or restated from time to time.
“Preliminary Due Diligence Package” shall mean Seller’s summary memorandum outlining the proposed transaction, including, to the best knowledge of Seller, potential transaction benefits and all material underwriting risks, all Underwriting Issues and all other characteristics of the proposed transaction that a reasonable buyer would consider material, together with the following due diligence information relating to a proposed Eligible Loan or New Collateral, to be provided by Seller to Buyer pursuant to this Agreement (in each case, to the extent applicable and in Seller’s possession or reasonably obtainable by Seller):
(i)all material documents that relate to such proposed Eligible Loan or New Collateral;
(ii)current rent roll for the related Mortgaged Property, if applicable, together with the following information: (A) recent leasing activity including related tenant improvement and leasing commission obligations, (B) a delinquency report, (C) outstanding rent abatements and concessions and (D) a description of all percentage rent, additional rent and escalations payable by tenants for taxes, operating expenses, electricity and other expenses, as applicable;
(iii)(a) most recent audited financial statements, (b) three (3) years of operating statements, including current trailing twelve (12) month operating statement, and (c) Seller’s preliminary underwritten cash flow proforma for the related Mortgaged Property, in each case, if available;
(iv)description of the related Mortgaged Property and the ownership structure of the borrower and the sponsor (including, without limitation, the board of directors, if applicable);
(v)Seller’s indicative debt service coverage ratios;
(vi)Seller’s indicative debt yield ratios;
(vii)Seller’s indicative loan-to-value ratio;
(viii)term sheet outlining the transaction generally including an abstract of the final terms of the proposed Eligible Loan or New Collateral (to the extent such information is not included in other “Preliminary Due Diligence Package” documents);
(ix)final sources and uses schedule for the proceeds of the proposed Eligible Loan or New Collateral delivered in connection with the closing of the proposed Eligible Loan or New Collateral;

(x)an organizational chart of the Mortgagor showing all direct and indirect ownership interests in the Mortgagor (and disclosing any direct or indirect ownership interests of Seller or its Affiliates in the Mortgagor);
(xi)an Appraisal of the related Mortgaged Property, dated within six (6) months of the proposed Purchase Date;
(xii)Seller’s credit memorandum, in a form reasonably acceptable to Buyer;
(xiii)Seller’s underwriting model (in Excel);
(xiv)any exceptions to the Purchased Loan Representations for such proposed Eligible Loan or New Collateral, which may be contained in an internal memorandum or offering document prepared by a third party; and
(xv)Seller’s relationship with the Mortgagor, if any;
(xvi)current and, to the extent available, historical real estate tax bills, or an estimate of expected taxes, for the related Mortgaged Property;
(xvii)budget and/or business plan for the related Mortgaged Property; and
(xviii)any other information reasonably requested by Buyer.
“Price Differential” shall mean, with respect to any Transaction as of any date of determination, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days during the related Pricing Rate Period, commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) such date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to each such Transaction).
“Pricing Rate” shall mean, with respect to each Pricing Rate Period, an interest rate per annum equal to (i) for a LIBOR Transaction, the LIBOR Pricing Rate, determined as of the Pricing Rate Determination Date immediately preceding the commencement of such Pricing Rate Period, (ii) for a Term SOFR Transaction, the Term SOFR Pricing Rate, determined as of the Pricing Rate Determination Date immediately preceding the commencement of such Pricing Rate Period, (iii) for a Prime Rate Transaction, the Prime Pricing Rate, determined as of the Pricing Rate Determination Date immediately preceding the commencement of such Pricing Rate Period and (iv) for an Alternate Rate Transaction, the Alternate Pricing Rate, determined as of the Pricing Rate Determination Date immediately preceding the commencement of such Pricing Rate Period.
“Pricing Rate Determination Date” shall mean (i) with respect to each Pricing Rate Period with respect to any Transaction that occurs while the Transaction is a LIBOR Transaction, the date that is two (2) Business Days prior to the first day of such Pricing Rate

Period, (ii) with respect to each Pricing Rate Period with respect to any Transaction that occurs while the Transaction is a Term SOFR Transaction, the date that is two (2) U.S. Government Securities Business Days prior to the first day of the applicable Pricing Rate Period, (iii) with respect to any Pricing Rate Period that occurs with respect to any Transaction that occurs while the Transaction is an Alternate Rate Transaction, the date that is two (2) U.S. Government Securities Business Days prior to the first day of the applicable Pricing Rate Period (or the time determined by Buyer in accordance with the Conforming Changes) and (iv) with respect to any Pricing Rate Period with respect to any Transaction that occurs while the Transaction is a Prime Rate Transaction, the date that is two (2) Business Days prior to the first day of the applicable Pricing Rate Period. So long as when any Transaction is a LIBOR Transaction, when used with respect to any Pricing Rate Determination Date, Business Day shall mean any day on which banks are open for dealing in foreign currency and exchange in London.
“Pricing Rate Period” shall mean, (a) in the case of the first Pricing Rate Period and first Remittance Date with respect to any Transaction, the period commencing on and including the Purchase Date for such Transaction and ending on but excluding such Remittance Date, and (b) in the case of any subsequent Pricing Rate Period and Remittance Date, the period commencing on and including the prior Remittance Date and ending on but excluding such Remittance Date; provided, however, that in no event shall any Pricing Rate Period for any Transaction end subsequent to the Repurchase Date for such Transaction.
“Prime Index” shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate”. If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” will be used, and such average will be rounded up to the nearest 1/1000th of one percent (0.001%). If The Wall Street Journal ceases to publish the “Prime Rate,” Buyer will select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Buyer will select a comparable interest rate index.
“Prime Index Rate” shall mean, with respect to each Pricing Rate Period, the per annum rate of interest of the Prime Index, determined as of the Pricing Rate Determination Date immediately preceding the commencement of such Pricing Rate Period; provided that in no event will the Prime Index Rate be less than applicable Index Floor.
“Prime Pricing Rate” shall mean, with respect to each Pricing Rate Period, the per annum rate of interest equal to the greater of (i) the sum of (A) the Prime Index Rate plus (B) the Prime Rate Spread and (ii) the sum of (A) the applicable Index Floor plus (B) the Applicable Spread.
“Prime Rate Spread” shall mean, in connection with the conversion of any Transaction in accordance with the terms hereof to a Prime Rate Transaction, the sum (expressed as the number of basis points and determined at the time of such conversion) of the Applicable Spread for such Transaction and the Prime Rate Spread Adjustment; provided that the Prime Rate Spread shall not be less than a spread resulting in the Pricing Rate immediately after giving effect to the conversion to a Prime Rate Transaction being at least equal to the Pricing Rate immediately prior to conversion to a Prime Rate Transaction, and in no event will the Prime Rate Spread be less than the applicable Index Floor.
“Prime Rate Spread Adjustment” shall mean, in connection with any conversion of a Transaction in accordance with the terms hereof to a Prime Rate Transaction, a spread adjustment, expressed as the number of basis points and determined at the time of such conversion (which may be positive, negative or zero) equal to (1) (x) if the Transaction is being converted from a Term SOFR Transaction to a Prime Rate Transaction, the daily average of Term SOFR (with a floor of zero percent) or (y) if the Transaction is being converted from an Alternate Rate Transaction to a Prime Rate Transaction, the daily average of the Alternate Index Rate (with a floor of zero percent), in either case of (x) or (y), as applicable, over the one hundred eighty (180) day period (or such shorter period to the extent such historical rates are not available, and excluding days within such one hundred eighty (180) day or shorter period that are not U.S. Government Securities Business Days) ending two (2) U.S. Government Business Days prior to the date of conversion, and excluding from such average, if such period of averaging exceeds thirty (30) days, the five (5) highest days and the five (5) lowest days of such one hundred eighty (180) day period), minus (2) the daily average of the Prime Index Rate (with a floor of zero percent) over the one hundred eighty (180) day period (excluding days within such one hundred eighty (180) day period that are not U.S. Government Securities Business Days) ending two (2) U.S. Government Securities Business Days prior to the date of conversion (excluding from such average the five (5) highest days and the five (5) lowest days of such one hundred eighty (180) day period).
“Prime Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Prime Index.
“Principal Balance” shall mean, as of any date of determination, the then current outstanding principal balance of a Purchased Loan.
“Principal Payment” shall mean, with respect to any Purchased Loan, any payment or prepayment of principal received by Seller or Depository in respect thereof, including related exit fees, and the proceeds of any sale of such Purchased Loan or any interest therein received by Seller or Depository without limitation, (i) scheduled or unscheduled principal payments and prepayments from any source and of any nature whatsoever, (ii) net insurance or net condemnation proceeds, to the extent applied to reduce the principal amount of the related Purchased Loan, or (iii) any net proceeds from any sale, refinancing, liquidation or other disposition of the underlying real property or interest relating to such Purchased Loan, to the extent applied to reduce the principal amount of the related Purchased Loan.
“Prohibited Person” shall mean, at any time, any Person with whom dealings are restricted or prohibited under the Sanctions Laws, including but not limited to any Person: (1) identified on any Sanctions Laws-related list of restricted Persons maintained by the U.S. Government (including, but not limited to OFAC’s SDN List); (2) Blocked by Operation of Law,

or controlled or acting on behalf of a Person that is either described in clause (1) or Blocked by Operation of Law; (3) otherwise subject to the Sanctions Laws administered by OFAC such that the entry into this Agreement or the performance of the obligation contemplated hereby would be prohibited; or (4) subject to the Sanctions Laws administered by any other Governmental Authority.
“Prohibited Transferees” shall mean each of the parties listed on Exhibit X to the Letter Agreement.
“Public Vehicle” shall mean a Person (a) registered with the Securities and Exchange Commission (“SEC”) and required to file regular reports (including quarterly and yearly financial reports) with the SEC or (b) whose securities are approved for listing and traded on the New York Stock Exchange, AMEX, NASDAQ, or another nationally recognized securities exchange and shall include a majority owned subsidiary of any such Person or any operating partnership through which such Person conducts all or substantially all of its business.
“Purchase Date” shall mean the date on which a Purchased Loan is to be transferred by Seller to Buyer.
“Purchase Date Market Value” shall mean, with respect to any Purchased Loan, the Market Value of such Purchased Loan as of the related Purchase Date, as set forth in the Confirmation for the related Transaction.
“Purchase Price” shall mean, with respect to any Purchased Loan, (a) as of the applicable Purchase Date, the price at which such Purchased Loan is transferred by Seller to Buyer on such Purchase Date as set forth in the Confirmation for such Purchased Loan, which initial Purchase Price shall not exceed the product of (i) the Purchase Date Market Value of such Purchased Loan and (ii) the Maximum Original Purchase Percentage, and (b) as of any other date of determination, an amount (expressed in dollars) equal to the Purchase Price set forth in the foregoing clause (a) increased by any funds remitted by Buyer to or on account of Seller with respect to such Purchased Loan including, without limitation, any credits or advances of Margin Excess made by Buyer under Section 4(c), and decreased by any payments made to Buyer to be applied (or allocated, as applicable) in reduction of the Repurchase Price (other than Price Differential or fees) of such Purchased Loan pursuant to the terms of this Agreement, including Sections 3(e), 3(k), 4(b), 5(c)(iii), 5(d)(iii), 5(d)(v) and 5(e)(iii) hereof.
“Purchased Loan” or “Purchased Loans” shall mean (a) with respect to any Transaction, the Eligible Loan or Eligible Loans sold by the applicable Series Seller to Buyer in such Transaction and (b) with respect to the Transactions in general, all Eligible Loans sold by Seller to Buyer, in each case, together with all related (i) Purchased Loan Documents, (ii) Servicing Agreements, (iii) Servicing Records, (iv) Servicing Rights, (v) Income, (vi) insurance policies and payments and proceeds thereunder, (vii) collection, escrow, reserve, collateral, lock-box or other demand or time deposit accounts and all amounts and property from time to time on deposit therein, (viii) supporting obligations of any kind, and (ix) proceeds relating to the sale, securitization or other disposition of such Eligible Loan(s).

“Purchased Loan Default” shall mean for any Purchased Loan, any event which, with (or without) the giving of notice, the passage of time, or both, could give rise to a Purchased Loan Event of Default.
“Purchased Loan Documents” shall mean, with respect to a Purchased Loan, all documents, instruments and agreements evidencing and/or securing such Purchased Loan, as each of same may be amended, modified and/or restated in accordance with the terms of this Agreement.
“Purchased Loan Event of Default” shall mean for any Purchased Loan, an “Event of Default” as defined in the Purchased Loan Documents for such Purchased Loan (or any such other similar term as is used in such documents).
“Purchased Loan File” shall mean the documents specified as the Purchased Loan File in Section 7(b) hereof, together with any additional documents and information required to be delivered to Buyer or its designee (including Custodian) pursuant to this Agreement.
“Purchased Loan Representations” shall mean with respect to any Purchased Loan or prospective Purchased Loan, the representations and warranties set forth on Exhibit VI attached hereto, or, if different, the representations and warranties applicable to such Purchased Loan as set forth on Schedule 2 to the Confirmation for such Purchased Loan, in each case, as modified by any exceptions to such representations and warranties disclosed in an Exceptions Report. It is acknowledged and agreed that Buyer, in its sole and absolute discretion, may from time to time, upon delivery of at least ten (10) Business Days prior written notice to Seller, amend the representations and warranties set forth on Exhibit VI attached hereto applicable to any Purchased Loan prior to the related Purchase Date therefor. Any such amendment of the representations and warranties set forth on Exhibit VI shall not be effective with respect to any Purchased Loan for which the Purchase Date has occurred hereunder prior to the effective date of such amendment. Buyer may elect, in its sole and absolute discretion, to require any such amendment of the representations and warranties set forth on Exhibit VI to apply to all Purchased Loans with Purchase Dates occurring from and after the effective date of such amendment and, in such event, Seller and Buyer will each execute and deliver an amendment of this Agreement substituting the amended version of Exhibit VI for the version of Exhibit VI then in effect.
“Purchased Loan Schedule” shall mean a schedule of Purchased Loans attached to each Trust Receipt and Custodial Delivery, which may but is not required to, contain information substantially similar to the Collateral Information.
“Qualified Institutional Lender” shall mean one or more of the following:
(a)an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust, governmental entity or plan, in any case, which satisfies the Eligibility Requirements, or

(b)an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, in any case, which satisfies the Eligibility Requirements, or
(c)an institution substantially similar to any of the foregoing entities described in clauses (a) or (b) of this definition which satisfies the Eligibility Requirements, or
(d)any entity Controlled by any of the entities described in clauses (a), (b) or (c) of this definition, or
(e)a Qualified Trustee (or in the case of a CDO, a single purpose bankruptcy-remote entity that contemporaneously pledges its interest in a Related Interest to a Qualified Trustee) in connection with (i) a securitization of, (ii) the creation of collateralized debt obligations (“CDO”) secured by, or (iii) a financing through an “owner trust” of, a Related Interest (any of the foregoing, a “Securitization Vehicle”), provided that either (1) one or more classes of securities issued by such Securitization Vehicle is initially rated at least investment grade by each of the applicable Rating Agencies, (2) in the case of a Securitization Vehicle that is not a CDO, the special servicer for such Securitization Vehicle has the applicable required special servicer ratings from each of the applicable Rating Agencies at the time of the Transfer (such entity, an “Approved Servicer”), and such Approved Servicer is required to service and administer the applicable Related Interest in accordance with servicing arrangements for the assets held by the Securitization Vehicle, which require that such Approved Servicer act in accordance with a servicing standard notwithstanding any contrary direction or instruction from any other Person; or (3) in the case of a Securitization Vehicle that is a CDO, the CDO Asset Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a Qualified Trustee or a CDO Asset Manager that is a Qualified Institutional Lender, are each a Qualified Institutional Lender under clause (a), (b), (c) or (d) of this definition.
(f)an investment fund, limited liability company, limited partnership or general partnership in which a Permitted Fund Manager or an entity that is otherwise a Qualified Institutional Lender under clauses (a), (b), (c) or (d) of this definition investing through a fund with committed capital of at least $250,000,000 acts as the general partner, managing member, or the fund manager responsible for the day to day management and operation of such investment vehicle and provided that at least fifty percent (50%) of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Institutional Lenders, or
(g)any Person that is a Qualified Institutional Lender (pursuant to any of the foregoing clauses) but is acting in any agency capacity in connection with a lending syndicate, so long as more than fifty percent (50%) of the lenders in such lending syndicate (by loan balance or committed loan amounts) are Qualified Institutional Lenders under clause (a), (b), (c) or (d) of this definition.
“Qualified Servicing Expenses” shall mean any fees and expenses payable to any third-party Servicer that is not an Affiliate of Seller, which fees and expenses are netted by such

Servicer out of collections pursuant to a Servicing Agreement that has been approved by Buyer in its reasonable discretion, and which Servicer shall have entered into a Servicer Notice and Agreement substantially in the form attached hereto as Exhibit IX attached hereto.
“Qualified Transferee” shall mean a transferee that (1) has never been indicted or convicted of, or pled guilty or no contest to, a felony, (2) has never been indicted or convicted of, or pled guilty or no contest to, a Patriot Act Offense and is not on any Government List, (3) has never been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding and (4) has no material outstanding judgments against such proposed transferee.
“Qualified Trustee” shall mean (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation, or (iii) an institution whose long-term senior unsecured debt is rated in either of the then in effect top two rating categories of each of the applicable Rating Agencies.
“Qualifying Conversion” shall mean the conversion in accordance with Section 3(f) of the Pricing Rate of any Transaction to a Prime Rate Transaction or an Alternate Rate Transaction based on a Benchmark Replacement under clause (b) of the definition thereof, at a time when the pricing rates and/or interest rates that are then in effect (or intended to be effective as of any immediately following calculation period) under any other repurchase facilities and/or credit facilities of Guarantor or its Affiliates relating to commercial real estate loans similar to this Agreement (such facilities, “Other Guarantor Facilities”) are based on Term SOFR or SOFR Average and a Benchmark Replacement Adjustment described in clause (a) of the definition thereof and such conversion results in a Pricing Rate for the Transactions subject to such a conversion that is greater than the Pricing Rate for such Transactions that would have been in effect if such Transactions were converted to Alternate Rate Transactions based on Term SOFR or SOFR Average and a Benchmark Replacement Adjustment described in clause (a) of the definition thereof.

“Rate Conversion” shall mean, if at any time a Transaction is converted from a LIBOR Transaction to a Term SOFR Transaction, from a Term SOFR Transaction to either a Prime Rate Transaction or an Alternate Rate Transaction or from a Prime Rate Transaction or Alternate Rate Transaction to a Term SOFR Transaction in accordance with Section 3(f) hereof.
“Rating Agencies” shall mean Morningstar Credit Ratings, LLC, DBRS, Inc., S&P, Moody’s, Kroll Bond Ratings and Fitch, in each case, together with their respective successors-in-interest, or, if any of such entities shall for any reason no longer perform the function of a securities rating agency, any other nationally recognized statistical rating agency designated by Buyer.

“Register” shall have the meaning specified in Section 18(c) hereof.
“Registrar” shall have the meaning specified in Section 18(c) hereof.
“REIT” shall mean a Person satisfying the conditions and limitations set forth in Sections 856(b) and 856(c) of the Code and qualifying as a “real estate investment trust,” as defined in Section 856(a) of the Code.
“Related Interest” shall mean (a) a pari passu or junior participation interest in a commercial mortgage loan, (b) a pari passu “A note” or a “B note” or other subordinate note in an “A/B” or similar structure in a commercial mortgage loan, (c) a Mezzanine Loan or (d) a preferred equity interest or any other subordinate debt or equity interest relating to a Mortgaged Property or Mortgagor for any Transaction, with respect to which, in each such case, the Senior Interest or related Mortgage Loan is a Purchased Loan or prospective Purchased Loan hereunder.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York or any successor thereto.
“Remittance Date” shall mean the fifteenth (15th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Seller and Buyer.
“Repurchase Date” shall mean, for any Purchased Loan, the earliest of (i) the Facility Termination Date as same may be extended pursuant to Section 3 of the Letter Agreement, (ii) the date specified in the Confirmation for such Purchased Loan as may be extended pursuant to Section 3 of the Letter Agreement and (iii) if applicable, the related Early Repurchase Date, Mandatory Early Repurchase Date, Accelerated Repurchase Date or Accelerated Transaction Repurchase Date.
“Repurchase Obligations” shall have the meaning specified in Section 6 hereof.
“Repurchase Price” shall mean, with respect to any Purchased Loan as of any date, the price at which such Purchased Loan is to be transferred from Buyer to Seller upon the termination of the related Transaction; such price will be determined in each case as the sum of (i) the then outstanding Purchase Price of such Purchased Loan, and (ii) the accrued but unpaid Price Differential with respect to such Purchased Loan as of the date of such determination.
“Repurchase Price Cap” shall mean, with respect to any Purchased Loan, as of any date of determination, an amount equal to (i) the product of (x) the Market Value of such Purchased Loan as of such date and (y) the Maximum Original Purchase Percentage of such Purchased Loan, less (ii) any mandatory reductions of the Purchase Price for such Purchased Loan required under the Confirmation therefor.

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other governmental authority whether now or hereafter enacted or in effect.
“S&P” shall mean Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies.
“Sanctions Laws” shall mean economic or financial sanctions, trade embargoes, or other restrictive economic or financial measures enacted, imposed, administered or enforced from time to time pursuant to statute, executive order, or regulation by: (1) the U.S. Government, including those administered by OFAC, the U.S. Department of State, and the U.S. Department of Commerce; (2) the United Nations Security Council; (3) the European Union or any of its member states; (4) Her Majesty’s Treasury; (5) the Swiss Government; (6) the Canadian Government; or (7) Governmental Authorities of any other country in which Buyer, Seller or Guarantor operates.
“SDN List” shall mean OFAC’s List of Specially Designated Nationals and Blocked Persons.
“SEC” shall have the meaning specified in Section 23(a) hereof.
“Seller” shall have the meaning specified in the introductory paragraph of this Agreement.
“Senior Interest” shall mean (a) a senior (or pari passu senior) Participation Interest, or (b) an A-Note.
“Senior Interest Documents” shall mean, for any Senior Interest, the A-Note or participation certificate, as applicable, together with any colender agreements, participation agreements and/or other intercreditor agreements or other documents governing or otherwise relating to the priority, rights or obligations of such Senior Interest and the applicable Related Interest, including, without limitation, those documents which are required to be delivered to Custodian under the Custodial Agreement.
“Senior Interest Side Letter” shall mean, with respect to any Mortgage Loan or Senior Interest proposed to be included in a Transaction hereunder, if Seller, Guarantor or an Affiliate of Seller shall hold any other Related Interest related to such Mortgage Loan or Senior Interest, and such other Related Interest is not also a Purchased Loan, a letter agreement to be entered into on or before the Purchase Date of such Mortgage Loan or Senior Interest hereunder (unless Buyer agrees, in writing, in its sole discretion to waive such requirement with respect to such Senior Interest) among Seller, Guarantor or any such Affiliate of Seller that holds the Related Interest (or any portion thereof) and Buyer, in form and substance reasonably acceptable to Buyer, pursuant to which the parties shall agree: (a) that any Transfer by such holder of the Related Interest (or such portion thereof) or any interest therein shall be subject to the provisions of Section 10(q) of this Agreement; (b) that for so long as the Related Interest (or such portion thereof) is held by Seller or an Affiliate of Seller, notwithstanding anything to the contrary contained in the Senior Interest Documents, upon Buyer’s exercise of any of its remedies with respect to the applicable Mortgage Loan or Senior Interest pursuant to Sections 13(b)(iii) or 13(c)(iii) hereof after the occurrence and during the continuance of an Event of Default, such holder of the Related Interest (or portion thereof) shall not be entitled to (i) appoint or replace, or consent to the appointment or replacement of, the servicer or special servicer for the related Mortgage Loan, (ii) consent or approve of any major decisions with respect to the related Mortgage Loan or exercise any other rights of a “controlling holder” or “operating advisor” under the Senior Interest Documents, (iii) exercise any additional cure rights with respect to any Purchased Loan Event of Default or default under any Purchased Loan Documents that are granted to the holder of the Related Interest pursuant to the applicable Senior Interest Documents; provided that, unless an Event of Default has occurred and is continuing, the foregoing shall not restrict Seller from exercising any of Seller’s cure rights with respect thereto provided under this Agreement or the other Transaction Documents or (iv) exercise any right to purchase the related Senior Interest at a purchase price that is less than the sum of all amounts which would be payable by the Mortgagor to the holder of the Senior Interest pursuant to the Purchased Loan Documents during the continuance of a Purchased Loan Event of Default; and (c) to such other matters with respect to such Mortgage Loan or Senior Interest as Buyer may require in its sole discretion.
“Series” shall have the meaning specified in the introductory paragraph of this Agreement.
“Series Seller” shall have the meaning specified in the introductory paragraph of this Agreement.
“Servicer” shall have the meaning specified in Section 28(a) hereof.
“Servicer Notice and Agreement” shall have the meaning specified in Section 28(a) hereof.
“Servicing Agreement” shall have the meaning specified in Section 28(a) hereof.
“Servicing Records” shall have the meaning specified in Section 28(b) hereof.
“Servicing Rights” shall mean all right, title and interest of Seller in and to any and all of the following, in each case as the same may be subject to the terms of any applicable Servicing Agreements and the provisions of the documentation for the applicable Purchased Loans:  (a) any and all rights of Seller to service the Purchased Loans or to appoint (or terminate the appointment of) any third party as servicer of the Purchased Loans; (b) any payments to or monies received by or payable to Seller (as opposed to any third-party servicer) as compensation for servicing the Purchased Loans (including, without limitation, workout fees, consent fees, liquidation fee, late fees, penalties or similar amounts payable to Seller); (c) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of Seller (individually or as servicer) thereunder (including all rights to set the compensation of any third-party servicer); (d) the right, if any, to appoint a special servicer or liquidator of the Purchased Loans; and (e) all rights of Seller to give directions with respect to the management and distribution of any collections, escrow accounts, reserve accounts or other similar payments or accounts in connection with the Purchased Loans.
“Single-Purpose Entity” shall mean a corporation, limited partnership, limited liability company or trust that, since the date of its formation (unless otherwise indicated in this Agreement) and at all times on and after the date hereof, has complied with and shall at all times comply with in all material respects the provisions of Section 12 hereof.
“SIPA” shall have the meaning specified in Section 23(a) hereof.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http:www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Average” shall mean, for any Pricing Rate Period and the Pricing Rate Determination Date for such Pricing Rate Period, the compounded average of SOFR over a rolling calendar period of thirty (30) days (“30-Day SOFR Average”) on such Pricing Rate Determination Date, with the rate, or methodology for this rate, and conventions for this rate being established by Buyer in accordance with:
(1)    the “30-day Average SOFR” published on the SOFR Administrator’s Website at https://apps.newyorkfed.org/markets/autorates/sofr-avg-ind or any successor or successor page thereto established by the SOFR Administrator (as calculated by Agent and rounded upwards, if necessary, to the nearest 1/1,000 of 1%); provided, that if as of 5:00 p.m. (New York City time) on any Pricing Rate Determination Date such 30-Day SOFR Average has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the SOFR Average has not occurred, then SOFR Average for the related Pricing Rate Period will be the 30-Day SOFR Average as published on the SOFR Administrator’s Website on the first preceding U.S. Government Securities Business Day for which such 30-Day SOFR Average was published on the SOFR Administrator’s Website so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Pricing Rate Determination Date; and provided further, that:
(2)    if, and to the extent that, Buyer determines that 30-Day Average SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by Buyer giving due consideration to any industry accepted market practice for similar U.S. dollar-

denominated commercial real estate repurchase facilities and/or floating rate commercial real estate loans;
provided, further, that if Buyer determines that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for Buyer, then SOFR Average will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement”.
Notwithstanding the foregoing or anything herein to the contrary, in no event shall SOFR Average be less than the Index Floor.
“Solvent” shall mean with respect to any Person at any time, having a state of affairs such that all of the following conditions are met at such time: (a) the fair value of the assets and property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code, (b) the present fair salable value of the assets and property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets and property would constitute unreasonably small capital.
“Sponsor” shall mean, with respect to any Purchased Loan, any party (x) directly or indirectly controlling any Mortgagor or guarantor for such Purchased Loan, (y) owning a direct or indirect ownership interest of more than 49% in any Mortgagor or guarantor for such Purchased Loan or (z) that will be required to make equity contributions to any Mortgagor in connection with the development or improvement of the related Mortgaged Property for such Purchased Loan.

“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.
“Supplemental Due Diligence List” shall mean, with respect to any New Collateral, information or deliveries concerning the New Collateral that Buyer shall reasonably request in addition to the Preliminary Due Diligence Package.
“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which the property is located) survey of a Mortgaged Property prepared by a registered independent surveyor or engineer and in form and content satisfactory to Buyer and the company issuing the title policy for such Mortgaged Property.
“Table Funded Purchased Loan” shall mean a Purchased Loan which Buyer agrees in its sole and absolute discretion to purchase hereunder simultaneously with the origination or acquisition thereof, which origination or acquisition is financed, in part, with the Purchase Price, pursuant to Seller’s request, paid directly to a title company or other settlement agent, in each case, approved by Buyer, for disbursement in connection with such origination or acquisition. A Purchased Loan shall cease to be a Table Funded Purchased Loan after Custodian has delivered a Trust Receipt to Buyer certifying its receipt of the Purchased Loan File therefor.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” shall mean, with respect to each Pricing Rate Period, the Term SOFR Reference Rate for a one-month period as determined by Buyer on the Pricing Rate Determination Date for such Pricing Rate Period, as such rate is published by the Term SOFR Administrator (as calculated by Buyer and rounded upwards, if necessary, to the nearest 1/1,000 of 1%); provided, that if as of 5:00 p.m. (New York City time) on any Pricing Rate Determination Date the Term SOFR Reference Rate for a one-month period has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR for the related Pricing Rate Period will be the Term SOFR Reference Rate for a one-month period as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for a one-month period was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Pricing Rate Determination Date. Notwithstanding the foregoing or anything herein to the contrary, in no event shall Term SOFR be less than the Index Floor.
“Term SOFR Adjustment” shall mean 0.11448% per annum.
“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Buyer in its sole but good faith discretion).
“Term SOFR Pricing Rate” shall mean, with respect to each Pricing Rate Period, the per annum rate of interest equal to the sum of (i) Term SOFR and (ii) the Applicable Spread.
“Term SOFR Reference Rate” shall mean the forward-looking term rate for a one-month period based on SOFR, currently identified on the Term SOFR Administrator’s website at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html.
“Term SOFR Transaction” shall mean any Transaction at such time as the Pricing Rate applicable thereto accrues at a rate of interest based upon Term SOFR.

“Transaction” shall have the meaning specified in Section 1 hereof.
“Transaction Conditions Precedent” shall mean, with respect to each proposed Transaction,
(ii)no outstanding and unpaid Margin Deficit required to be paid pursuant to Section 4(b) hereof exists or no monetary or material non-monetary Default or Event of Default shall have occurred and be continuing, in each case, as of the Purchase Date for such proposed Transaction unless cured in connection with such Transaction;
(iii)Seller shall have provided Buyer with evidence of the acquisition cost of each Mortgage Loan or Senior Interest proposed to be sold in such Transaction (or, in the case of any Mortgage Loan or Senior Interest purchased from an Affiliate, the original acquisition cost of such Mortgage Loan or Senior Interest at the time it was acquired by an Affiliate of Seller from a non-Affiliate) (including therein reasonable supporting documentation required by Buyer, if any) or if the related Mortgage Loan was originated by Seller, the outstanding principal balance of such Mortgage Loan or Senior Interest;
(iv)Seller shall have delivered to Buyer all information which Seller believes to be reasonably necessary for Buyer to make an informed business decision with respect to the purchase of each such Mortgage Loan or Senior Interest and Seller shall have certified to Buyer that Seller has no Knowledge of any material information concerning any such Mortgage Loan or Senior Interest which is not reflected in the related Diligence Materials or otherwise disclosed to Buyer in writing;
(v)the representations and warranties made by Seller or Guarantor in any of the Transaction Documents (including the Purchased Loan Representations with respect to the Eligible Loans then being transferred, subject to any exceptions to such representations and warranties disclosed in an Exceptions Report) shall be true and correct in all material respects as of the Purchase Date for such Transaction (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such particular date);
(vi)Seller has paid all fees and expenses of Buyer (subject to Section 27 hereof) then due and payable (which, upon the agreement of Buyer and Seller, may be held back from funds remitted to Seller by Buyer), including without limitation the applicable fees specified in the Letter Agreement;
(vii)Seller has satisfactorily completed its “Know Your Customer” and OFAC diligence (as to the related Mortgagor, guarantor and all other related parties, as determined by Buyer) and the results of such diligence shall be acceptable to Buyer in its sole discretion;

(viii)the Servicer of the proposed Mortgage Loan or Senior Interest shall have entered into a Servicer Notice and Agreement substantially in the form attached hereto as Exhibit IX;
(ix)Buyer shall have (A) determined, in accordance with the applicable provisions of Section 3(a) hereof, that each Mortgage Loan or Senior Interest proposed to be sold to Buyer by Seller in the related Transaction is an Eligible Loan and (B) obtained internal credit approval for the inclusion of each such Eligible Loan as a Purchased Loan in a Transaction, and in each case, such approval shall be evidenced by Buyer’s execution and delivery of the related Confirmation;
(x)Buyer shall have received a Custodial Delivery and a Trust Receipt with respect to the assets proposed to be sold to Buyer by Seller in the related Transaction pursuant to Section 7(b) hereof;
(xi)Master Seller shall have established the Series Seller which will be entering the proposed Transaction and such Series Seller shall have executed and/or delivered to Buyer (1) a Joinder Agreement with respect to such Series Seller, (2) any organizational documents and amendments and (3) any other documents, agreements and legal opinions required in connection with such new Series Seller or the proposed Transaction under Section 3(n) hereof;
(xii)Buyer shall have received all such other and further documents, documentation and legal opinions (including, without limitation, opinions regarding the perfection of Buyer’s security interests and safe harbor treatment under applicable Bankruptcy Laws with respect to any Mezzanine Loan that has been pledged as additional security for any Transaction) as Buyer in its reasonable discretion shall reasonably require; and
(xiii)any other conditions as may be reasonably required by Buyer.
“Transaction Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute a Transaction Event of Default.
“Transaction Documents” shall mean, collectively, this Agreement, the Letter Agreement, the Guaranty, Member Guaranty, the Custodial Agreement, the Controlled Account Agreement, the Pledge Agreement, all Confirmations and Joinder Agreements executed pursuant to this Agreement in connection with specific Purchased Loans, each Servicer Notice and Agreement, each Senior Interest Side Letter, and any and all other documents and agreements executed and delivered by Seller, Member and/or Guarantor in connection with this Agreement or any Transactions hereunder, as each may be amended, modified and/or restated from time to time.
“Transaction Event of Default” shall have the meaning set forth in Section 13(a)(ii) hereof.

“Transfer” shall have the meaning specified in Section 10(b) hereof.
“Treasury Regulations” shall mean the U.S. federal income tax regulations, including temporary regulations, promulgated under the Code, as such regulations are amended from time to time.
“Trust Receipt” shall mean a trust receipt issued by Custodian to Buyer confirming Custodian’s possession of certain Purchased Loan Files which are the property of and held by Custodian for the benefit of Buyer (or any other holder of such trust receipt) or a bailment arrangement with counsel or other third party reasonably acceptable to Buyer.
“UCC” shall have the meaning specified in Section 6 hereof.
“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement determined under (a)(i) or (b)(i) of the definition thereof excluding the applicable Benchmark Replacement Adjustment.
“Underlying Purchased Loan Reserves” shall mean, with respect to any Purchased Loan, the escrows, reserve funds or other similar amounts properly retained in accounts maintained by the Servicer (or a third-party control bank) of such Purchased Loan unless and until such funds are, pursuant to and in accordance with the terms of the related Purchased Loan Documents, either (i) released or otherwise available to Seller for its own account (but not if such funds are used for the purpose for which they were maintained), (ii) released to the related Mortgagor, or (iii) applied for the purposes required under the Purchased Loan Documents (which, for the avoidance of doubt, shall require Buyer consent if required pursuant to Section 7(e) hereof).
“Underwriting Issues” shall mean, with respect to any Collateral as to which Seller intends to request a Transaction, all material information Known by Seller that, based on the making of reasonable inquiries and the exercise of reasonable care and diligence under the circumstances, which would be considered a materially “negative” factor (either separately or in the aggregate with other information), or a material defect in loan documentation or closing deliveries (such as any absence of any material Purchased Loan Document(s)), to a reasonable institutional commercial mortgage loan buyer in determining whether to originate or acquire the Collateral in question.
“Unrestricted Cash” shall mean, as of any date of determination, all cash held by Seller and/or Guarantor, as applicable, at such time in excess of all amounts (i) required to be held by Seller and/or Guarantor pursuant to this Agreement or the Guaranty, (ii) necessary to be held by Seller and/or Guarantor in order to satisfy the financial covenants set forth in the Transaction Documents, (iii) held in any lockbox account, deposit account or restricted account subject to the lien or security interest of any lender or repurchase buyer and not available to Guarantor or (iv) allocated to the payment of any future advance under any Purchased Loan which future advance is required to be funded to the Mortgagor prior to the Margin Deadline for any then outstanding Margin Notice.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday, or (c) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 29(e) hereof.
(b)Under this Agreement, all accounting terms not specifically defined herein shall be construed in accordance with GAAP and all accounting determinations made and all financial statements prepared hereunder shall be made and prepared in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended or supplemented and not to any particular paragraph, section, subsection, or clause contained in this Agreement. Each of the definitions set forth in Section 2 hereof shall be equally applicable to both the singular and plural forms of the defined terms. Unless specifically stated otherwise, all references herein to any agreements, documents or instruments shall be references to the same as amended, restated, supplemented or otherwise modified from time to time.
3.INITIATION; CONFIRMATION; TERMINATION; FEES; EXTENSION
(a)Subject to the terms and conditions set forth in this Agreement (including, without limitation, the satisfaction of the Transaction Conditions Precedent set forth herein), Buyer may enter into Transactions from time to time, in its sole and absolute discretion, pursuant to written request at the initiation of Master Seller as provided in this Agreement. Seller shall give Buyer written notice of each proposed Transaction and Buyer shall inform Master Seller of its determination with respect to any assets proposed to be sold to Buyer by Seller in accordance with Exhibit VIII attached hereto, which may be amended from time to time by Buyer in its sole and absolute discretion. Buyer shall have the right to review all Eligible Loans proposed to be sold to Buyer in any Transaction and to conduct its own due diligence investigation of such Eligible Loans as Buyer determines in its sole and absolute discretion. Buyer shall be entitled to make a determination, in its sole and absolute discretion, whether it shall or shall not purchase any or all of the Eligible Loans proposed to be sold to Buyer by Seller. In addition, Buyer shall not be required to enter into any Transaction if an Event of Default has occurred and is continuing with respect to any Transaction Documents.
(b)Upon agreeing to enter into a Transaction hereunder, provided each of the Transaction Conditions Precedent shall have been satisfied (or waived in writing by Buyer), as determined by Buyer in its sole and absolute discretion (and evidenced by Buyer’s execution of a related Confirmation and funding of the related Purchase Price), Buyer shall promptly deliver to

Master Seller a written confirmation (which shall also be in electronic form) in the form of Exhibit I attached hereto of each Transaction (a “Confirmation”). Such Confirmation shall describe each Purchased Loan to be included in such Transaction, shall identify Buyer and the applicable Series Seller for such Transaction, and shall set forth:
(i)the Purchase Date;
(ii)the Principal Balance;
(iii)the Purchase Date Market Value;
(iv)the Actual Original Purchase Percentage;
(v)the Maximum Original Purchase Percentage;
(vi)the Purchase Price;
(vii)the Repurchase Date;
(viii)the Benchmark;
(ix)the initial Pricing Rate (including the Applicable Spread) applicable to the Transaction;
(x)each Additional Confirmation Condition (if applicable);
(xi)the total future funding obligations of Seller required to be funded pursuant to the terms of the related Purchased Loan Documents; and
(xii)any additional terms or conditions not inconsistent with this Agreement.
With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction, and shall be reset on each Pricing Rate Determination Date for the next succeeding Pricing Rate Periods for such Transaction. Buyer or its agent shall, in accordance with the terms of this Agreement, determine the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period and notify Seller of such rate for such period on such Pricing Rate Determination Date.
(c)Each Confirmation that has been agreed to and executed by Buyer and Seller, together with this Agreement, shall be conclusive evidence of the terms of the Transactions covered thereby. In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, the Confirmation shall prevail.
(d)Except upon the occurrence and during the continuance of an Event of Default, Master Seller, on behalf of the applicable Series Seller, shall be entitled to terminate any Transaction on demand, in whole or in part, and repurchase any or all of the Purchased Loans subject to such Transaction (each an “Early Repurchase”) on any Business Day prior to the Repurchase Date therefor (an “Early Repurchase Date”); provided, however, that:
(i)Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Loan(s) no later than three (3) Business Days prior to such Early Repurchase Date;
(ii)on such Early Repurchase Date, the applicable Series Seller (or Master Seller on behalf of such Series Seller) pays to Buyer an amount equal to the sum of the Repurchase Price for such Transaction, and any other amounts payable under this Agreement or the Transaction Documents (including, without limitation, any amounts payable under Section 3(h) hereof and any Exit Fees payable pursuant to Section 2(b) of the Letter Agreement) with respect to such Transaction against transfer to the applicable Series Seller or its agent of such Purchased Loan(s); and
(iii)no outstanding and unpaid Margin Deficit required to be paid pursuant to Section 4(b) hereof exists or any monetary or material non-monetary Default or Event of Default exists which, in each case, is not cured by or simultaneously with such repurchase or would exist as a result of such repurchase.
(e)On the applicable Repurchase Date for any Transaction, termination of such Transaction will be effected by transfer to the applicable Series Seller or its designee in writing of the applicable Purchased Loan(s) and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Master Seller, such Series Seller or any other Series Seller pursuant to Section 5 hereof), against the simultaneous transfer of the Repurchase Price for such Transaction to an account of Buyer.
(f)
(i)Subject to the terms and conditions of this Section 3(f), each Transaction entered into after the Closing Date shall be a Term SOFR Transaction and shall bear interest at the Term SOFR Pricing Rate applicable to such Transaction.
(ii)In connection with the use or administration of Term SOFR, Buyer shall have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes as provided in the definition thereof will become effective without any further action or consent of Seller. Buyer will promptly notify Seller of the effectiveness of any such Conforming Changes in connection with the use or administration of Term SOFR.
(iii)In the event that Buyer shall have determined in its sole but good faith discretion (which determination shall be conclusive and binding upon Seller absent manifest error) that one or more Benchmark Transition Events shall have occurred, Buyer shall determine the corresponding Benchmark Replacement Date in accordance with the definition thereof, and Buyer shall, at any time after the Benchmark Replacement Date, have the sole and exclusive right at its election, to be exercised in its sole but good faith discretion, to convert any Transaction from a Term SOFR Transaction to an Alternate Rate Transaction based on the applicable Benchmark Replacement selected by Buyer as provided in the definition thereof, or if any Transaction had previously been converted to an Alternate Rate Transaction based upon a Benchmark Replacement, to an Alternate Rate Transaction based on the applicable alternative Benchmark Replacement selected by Buyer as provided in the definition thereof, provided in each case that such conversion shall be subject to satisfaction of the following conditions: (A) at the time of conversion, such applicable Benchmark Replacement is a floating rate index that is then commonly used by Buyer in its commercial real estate repurchase facilities and/or floating rate commercial real estate loans as an alternative to the then-current Benchmark, as determined by Buyer in its sole but good faith discretion, and (B) such applicable Benchmark Replacement is administratively and commercially reasonable for Buyer to implement, as determined by Buyer in its sole but good faith discretion. In the event the foregoing conditions shall be satisfied and the applicable Transaction is converted to an Alternate Rate Transaction as provided above, the Transaction shall bear interest at the applicable Alternate Pricing Rate effective as of the first day of the next succeeding Pricing Rate Period which is at least five (5) Business Days after notice has been provided to Seller hereunder. Buyer will promptly notify Seller of the conversion of any Transaction to an Alternate Rate Transaction. Notwithstanding any provision of this Agreement to the contrary, in no event shall Seller have the right to convert (x) a Term SOFR Transaction to an Alternate Rate Transaction or (y) an Alternate Rate Transaction accruing interest at a rate based upon the then-current Benchmark Replacement to an alternative Alternate Rate Transaction accruing interest at a rate based upon any alternative Benchmark Replacement.
(iv)In the event that Buyer has determined in its sole but good faith discretion (which determination shall be conclusive and binding upon Seller absent manifest error) that Term SOFR cannot be ascertained as provided in the definition of Term SOFR as set forth herein, and any Term SOFR Transaction has not previously been converted to an Alternate Rate Transaction in accordance with Section 3(f)(iii) above, Buyer may, in its sole and absolute discretion elect to give notice thereof to Seller (which may be by telephone or e-mail, followed promptly by written notice). If such notice is given, such Term SOFR Transaction shall be converted, as of the first day of the next succeeding Pricing Rate Period which is at least five (5) Business Days after notice has been provided to Seller hereunder, or upon such earlier date as may be required by law, at Buyer’s option (in Buyer’s sole and absolute discretion), to a Prime Rate Transaction bearing interest at the Prime Pricing Rate. Notwithstanding any provision of this Agreement to the contrary, in no event shall Seller have the right to convert a Term SOFR Transaction to a Prime Rate Transaction or an Alternate Rate Transaction.
(v)If, pursuant to Section 3(f)(iv) hereof, any Transaction has been converted to a Prime Rate Transaction and Buyer shall determine in its sole but good faith discretion (which determination shall be conclusive and binding upon Seller absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable and Term SOFR can be determined as provided in the definition of Term SOFR as set forth herein, Buyer shall give notice thereof to Seller (which may be by telephone or e-mail, followed promptly by written notice) prior to the next succeeding Pricing Rate Determination Date, but in making such determination, Buyer shall not treat Seller differently than other similarly situated customers of Buyer under commercial real estate loan repurchase facilities of Buyer similar to this Agreement (provided that in no event shall Buyer be required to disclose confidential information concerning any other customer of Buyer). Upon the giving of such notice, the applicable Transaction shall be converted, as of the first day of the next succeeding Pricing Rate Period, to a Term SOFR Transaction. Notwithstanding any provision of this Agreement to the contrary, in no event shall Seller have the right to convert a Prime Rate Transaction to a Term SOFR Transaction or a Term SOFR Transaction to a Prime Rate Transaction.
(vi)If, pursuant to Section 3(f)(iii) hereof, any Transaction has been converted to an Alternate Rate Transaction but thereafter Buyer shall determine in its sole but good faith discretion (which determination shall be conclusive and binding upon Seller absent manifest error) that the applicable Alternate Index cannot be ascertained, or that the adoption of any Requirement of Law or any change therein or in the interpretation or application thereof, shall make it unlawful for any Buyer to maintain an Alternate Rate Transaction as contemplated hereunder, or the applicable Alternate Index Rate would be in excess of the maximum interest rate that Seller may by law pay, Buyer shall give notice thereof to Seller (which may be by telephone or e-mail, followed promptly by written notice) prior to the next succeeding Pricing Rate Determination Date. If such notice is given, the Alternate Rate Transaction shall be converted, as of the first day of the next Pricing Rate Period, to a Prime Rate Transaction; provided, however, that notwithstanding the foregoing, Buyer shall not deliver such notice to Seller converting any Transaction to a Prime Rate Transaction unless Buyer is also converting the pricing rate (or interest rate, as applicable) under commercial real estate loan repurchase facilities of Buyer similar to this Agreement with other similarly situated customers of Buyer to a rate based on the Prime Index (provided that in no event shall Buyer be required to disclose confidential information concerning any other customer of Buyer).
(vii) If, pursuant to the terms of this Section 3(f), any Transaction has been converted to a Prime Rate Transaction and thereafter Buyer has determined in its sole but good faith discretion that Term SOFR has been succeeded by an Alternate Index and such Alternate Index can be determined, then Buyer shall have the sole and exclusive right, to be exercised in its sole but good faith discretion, to convert the Transaction from a Prime Rate Transaction to an Alternate Rate Transaction in accordance with, and subject to satisfaction of the conditions set forth in, the provisions of Section 3(f)(iii) above, and Buyer shall give notice thereof to Seller (which may be by telephone or e-mail, followed promptly by written notice) prior to the next succeeding Pricing Rate Determination Date, and if such notice is given, the Transaction shall be converted, as of the first day of the next succeeding Pricing Rate Period, to an Alternate Rate Transaction. In making such determination, Buyer shall not treat Seller differently than other similarly situated customers of Buyer under commercial real estate loan repurchase facilities of Buyer similar to this Agreement (provided that in no event shall Buyer be required to disclose confidential information concerning any other customer of Buyer). Notwithstanding any provision of this Agreement to the contrary, in no event shall Seller have the right to elect to convert an Alternate Rate Transaction to a Prime Rate Transaction or a Prime Rate Transaction to an Alternate Rate Transaction.
(viii)Seller hereby agrees to promptly pay to Buyer, upon demand, any additional amounts necessary to compensate Buyer for any actual out of pocket costs (not to include any lost profit or opportunity) incurred by Buyer in making any conversion in accordance with this Agreement, including without limitation, any interest or fees payable by Buyer to Buyers of funds obtained by it in order to make or maintain and Term SOFR Transaction (or Alternate Rate Transaction) hereunder. Buyer’s notice of such costs, as certified to Seller, shall be conclusive absent manifest error.
(ix)In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Buyer shall have the right to make any Conforming Changes from time to time as Buyer determines, in Buyer’s sole but good faith discretion, are necessary in connection with such Rate Conversion and/or the implementation thereof, and notwithstanding anything to the contrary contained herein or in any other Transaction Documents, any amendments implementing such Conforming Changes will become effective without any further action or consent of Seller or any other party to this Agreement.
(x)Any determination, decision or election that may be made by Buyer pursuant to this Section 3(f), including, but not limited to, any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date, the necessity and amount of any spread adjustment, any Conforming Changes and any decision to take or refrain from taking any action or any selection made in accordance with the terms of this Section 3(f), will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from Seller.
(xi)If any such conversion of a Transaction occurs on a day which is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Section 3(i) hereof.
(xii)Notwithstanding anything to the contrary herein or in any other Transaction Document, with respect to any LIBOR Transaction, if the LIBOR Transition Date has occurred prior to the Pricing Rate Determination Date in respect of any setting of LIBOR for any Pricing Rate Period of such LIBOR Transaction, then each LIBOR Transaction hereunder shall be permanently converted to being a Term SOFR Transaction as of the first day of such Pricing Rate Period without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document (such date on which the LIBOR Transactions are converted to Term SOFR Transactions, the “Rate Conversion Effective Date”); provided, that except as otherwise expressly specified in any Confirmation (or amended and restated Confirmation) entered into by Buyer and Seller following the Closing Date, from and after the Rate Conversion Effective Date, the

Applicable Spread (as in effect immediately prior to the effectiveness of such Rate Conversion) for each such LIBOR Transaction converted to a Term SOFR Transaction shall be increased by an amount equal to the Term SOFR Adjustment without any amendment to, or further action or consent of any other party to, this Agreement or any other Repurchase Document.
(g)If Buyer shall exercise its right to convert to a Benchmark Replacement or Prime Index in accordance with Section 3(f)(iii) or 3(f)(iv) hereof and such conversion is a Qualifying Conversion, then Seller shall have the right, within sixty (60) days of Seller’s receipt of notice of such conversion, to terminate this Agreement and all Transactions hereunder and, in connection with any such termination, notwithstanding anything to the contrary contained herein or in any other Transaction Document, there shall be no Exit Fee due in connection therewith.
(h)Upon written demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any actual out of pocket loss or expense (not to include any lost profit or opportunity) (including, without limitation, reasonable actual attorneys’ fees and disbursements) which Buyer may sustain or incur as a consequence of (i) default by Seller in terminating any Transaction after Seller has given a notice in accordance with Section 3(d) hereof of a termination of a Transaction, (ii) any payment of the Repurchase Price for any Purchased Loan on any day other than a Remittance Date or the applicable Repurchase Date for such Purchased Loan (including, without limitation, any actual breakage costs and similar out of pocket costs) or (iii) conversion of the Transaction to either a Prime Rate Transaction or an Alternate Rate Transaction pursuant to Section 3(f) hereof on a day which is not the last day of the then current Pricing Rate Period. A certificate as to such actual costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller and shall be prima facie evidence of the information set forth therein.
(i)If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof:
(i)shall subject Buyer to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, or (C) Connection Income Taxes on any Transaction, any Repurchase Obligation or any of its loans or loan principal (including in each such case as determined in accordance with U.S. federal income tax principles), letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto);
(ii)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the then applicable Benchmark hereunder; or

(iii)shall impose on Buyer (other than Taxes, which is addressed in clause (i) above) any other condition;
and the result of any of the foregoing is to increase the cost to Buyer, as determined by Buyer, in its sole and absolute discretion, of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Transaction Documents in respect thereof; then, in any such case, Seller shall promptly pay Buyer, upon its demand, any additional amounts necessary to compensate Buyer for such increased cost or reduced amount receivable (in the case of Taxes, in an amount such that, after deduction of the applicable Tax, Buyer receives the amount to which it would have been entitled if no Tax were deductible). If Buyer becomes entitled to claim any additional amounts pursuant to this Section 3(i), it shall use reasonable efforts to promptly notify Seller in writing of the event by reason of which it has become as soon as reasonably practicable; provided further that failure to give any such notification should in no way diminish any of Buyer’s rights under this Section 3(i). Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be conclusive evidence of such additional amounts. In exercising its rights and remedies under this Section 3(i), Buyer shall exercise its rights and remedies in a manner substantially similar to Buyer’s exercise of similar remedies in agreements with similarly situated customers where Buyer has comparable contractual rights. This covenant shall survive for a period of nine (9) months from the date of the incurrence of such increased cost or reduced amount receivable and Seller shall have no further obligation hereunder with respect to any such increased costs or reduced amount receivable incurred more than nine (9) months prior to Buyer’s demand therefor (except that, if the change in any Requirement of Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
(j)If Buyer shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any Person controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of increasing the amount of capital to be held by Buyer in respect of any Transaction hereunder or reducing the rate of return on Buyer’s or such controlling Person’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, after submission by Buyer to Seller of a written request therefor, Seller shall pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be prima facie evidence of such additional amounts. In exercising its rights and remedies under this Section 3(j), Buyer shall exercise its rights and remedies in a manner substantially similar to Buyer’s exercise of similar remedies in agreements with similarly situated customers where Buyer has comparable contractual rights. This covenant shall survive for a period of nine (9) months from the date of the incurrence of such increased cost or reduced amount receivable and Seller shall have no further obligation hereunder with respect to any such increased costs or reduced amount receivable incurred more than nine (9) months prior to Buyer’s demand therefor (except that, if the change in any Requirement of Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
(k)Master Seller, on behalf of any Series Seller, shall have the right at any time, upon one (1) Business Day prior notice to Buyer, to transfer cash to Buyer for the purpose of reducing the Repurchase Price of, but not terminating, the Transaction to which such Series Seller is a party.
(l)Upon the occurrence of a Mandatory Early Repurchase Event with respect to any Purchased Loan, Buyer may, upon written notice to the applicable Series Seller, accelerate the Repurchase Date of such Purchased Loan to the date (the “Mandatory Early Repurchase Date”) which is four (4) Business Days following such notice, provided that such notice is sent by 3:00 p.m. (New York City time), or five (5) Business Days following such notice if such notice is sent after 3:00 p.m. (New York City time), and require that the applicable Series Seller repurchase such Purchased Loan from Buyer on such Mandatory Early Repurchase Date (a “Mandatory Early Repurchase”), which repurchase by the applicable Series Seller shall be conducted pursuant to and in accordance with Section 3(d) hereof.
(m)Intentionally omitted.
(n)On or before the Purchase Date for any Transaction, Member shall establish, pursuant to the provisions of the Master Seller LLC Agreement and in accordance with Delaware law, a new Series Seller to enter into such Transaction pursuant to the related Confirmation, and deliver copies of the completed Schedule E to the Master Seller LLC Agreement with respect to such Series Seller and same shall be reasonably acceptable to Buyer. On or prior to the Purchase Date for any Transaction, Master Seller and such new Series Seller shall execute and deliver to Buyer a joinder agreement substantially in form attached hereto as Exhibit XI (a “Joinder Agreement”) pursuant to which such Series Seller shall be added as a party hereto and to the other Transaction Documents and any other documents and agreements as Buyer may reasonably require with respect to such Series Seller or in connection with such Transaction. If required by Buyer in its sole discretion, Master Seller hereby authorizes Buyer, on behalf of itself and such Series Seller, to file UCC financing statements in all applicable filing offices with respect to such new Series Seller, which UCC financing statements shall be in form and substance satisfactory to Buyer and may describe the collateral as “All assets of such new Series Seller, whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and products thereof” or words to that effect.
(o)Intentionally omitted.
(p)With respect to any Transaction involving a Purchased Loan with future advances, in the event a future advance is made or is to be made by Seller pursuant to the Purchased Loan Documents for such Purchased Loan, Seller may submit to Buyer a request (a “Future Funding Transaction Request”) that Buyer transfer cash to Seller in an aggregate amount, together with all previous future advances made by Seller and not funded by Buyer (the “Future Funding Amount”) not to exceed the Maximum Original Purchase Percentage multiplied by the amount of such future advance. Other than with respect to Future Funding Amounts relating to Purchased Loans approved by Buyer in its sole and absolute discretion as Future Funding Purchased Loans as of the related Purchase Date of the applicable Purchased Loan as set forth in the Confirmation therefor or otherwise approved in writing for the applicable Purchased Loan (“Approved Future Funding Amounts”), Buyer shall have no obligation to fund Future Funding Amounts. With respect to Approved Future Funding Amounts, Buyer shall transfer cash in the amount of the approved portion of the Future Funding Amount, which funding shall increase the outstanding Purchase Price for the related Future Funding Purchased Loan, on the date requested by Seller in the related Future Funding Transaction Request (each a “Future Funding Date”) and in accordance with the wire instructions provided by Seller therein subject to satisfaction (or, in Buyer’s sole discretion, waiver in writing) of the following conditions precedent:
(i)The related Future Funding Transaction Request shall have been delivered no later than five (5) Business Days prior to the related Future Funding Date;
(ii)Seller shall have demonstrated to Buyer’s reasonable satisfaction that all related conditions precedent to the related future funding advance under the related Purchased Loan Documents, have been satisfied;
(iii)no outstanding and unpaid Margin Deficit required to be paid pursuant to Section 4(b) hereof exists and no mandatory or material non-monetary Default or Event of Default has occurred and is continuing under this Agreement (unless same shall be cured in connection with the funding of such Future Funding Amount); and
(iv)previously or simultaneously with Buyer’s funding of the requested portion of the Future Funding Amount, Seller shall have funded or caused to be funded to Mortgagor (or to an escrow agent or as required under the Purchased Loan Documents or as otherwise directed by Mortgagor in accordance with the terms of the Purchased Loan Documents) all of, or Seller’s pro rata portion of (taking into account the amount of Buyer’s approved advance of the related Future Funding Amount), such Future Funding Purchased Loan, as applicable.
(q)Notwithstanding anything to the contrary contained herein, Buyer shall not be required to purchase any Eligible Loan proposed by Seller for sale under this Agreement if, after giving effect to such Transaction, the aggregate Repurchase Price (other than Price Differential) for all Transactions then outstanding would exceed the Facility Amount.
(r)All amounts payable by Seller under the Transaction Documents shall be paid without notice (other than as required herein), demand (other than as required herein), counterclaim, setoff, deduction or defense (as to any Person and for any reason whatsoever) and without abatement, suspension, deferment, diminution or reduction (as to any Person and for any reason whatsoever), and the Repurchase Obligations shall not be released, discharged or otherwise affected, except as expressly provided herein, by reason of: (i) any Act of Insolvency relating to Seller, any Mortgagor or any other loan participant under a Related Interest, or any action taken with respect to any Transaction Document, Purchased Loan Document by any trustee or receiver of Seller, any Mortgagor or any other loan participant under a Related Interest, or by any court in any such proceeding, (ii) any claim that Seller has or might have against Buyer under any Transaction Document or otherwise, (iii) any default or failure on the part of Buyer to perform or comply with any Transaction Document or other agreement with Seller or (iv) the invalidity or unenforceability of any Purchased Loan, Transaction Document or Purchased Loan Document; provided, however, that nothing in the foregoing shall in any way limit any notice and cure periods in favor of Seller set forth in the Transaction Documents. The Repurchase Obligations shall be full recourse to Seller and recourse to Guarantor as and to the extent set forth in the Guaranty. This Section 3(r) shall survive the termination of the Transaction Documents and the payment in full of the Repurchase Obligations.
4.MARGIN MAINTENANCE
(a)Buyer shall determine the Market Value of each Purchased Loan on each Business Day and shall determine (i) the amount, if any, by which the Purchase Price exceeds the Repurchase Price Cap for such Purchased Loan (a “Margin Deficit”) and (ii) the amount, if any, by which the Repurchase Price Cap exceeds the Purchase Price for such Purchased Loan (“Margin Excess”).
(b)If at any time a Margin Deficit exists with respect to one or more Purchased Loans in an amount greater than the Margin Threshold Amount, and a Credit Event has occurred and is continuing with respect to such Purchased Loan, then Buyer may, by notice (which notice shall include a copy sent by electronic mail in accordance with Section 16 hereof) (a “Margin Notice”) to Master Seller on behalf to the applicable Series Seller(s), require the applicable Series Seller(s), or the Master Seller on behalf of the applicable Series Seller(s), to transfer to Buyer its Unrestricted Cash in the amount of the Margin Deficit for such Purchased Loan by no later than 3:00 p.m. New York City time on the date that is three (3) Business Days following the date of receipt of such Margin Notice; provided that such notice is sent by 3:00 p.m. (New York City time) or four (4) Business Days following such notice if such notice is sent after 3:00 p.m. (New York City time) (either such time, as applicable, the “Margin Deadline”); provided, that, to the extent such Unrestricted Cash available to Seller as of the date of receipt of such Margin Notice is insufficient to cure such Margin Deficit in full, then the Margin Deadline shall be extended and Seller shall have one (1) additional Business Day to satisfy the remaining Margin Deficit.
(c)If at any time a Margin Excess exists with respect to a Purchased Loan in an amount greater than the Margin Threshold Amount, then Master Seller may by notice delivered to Buyer require Buyer to (i) transfer to Master Seller on behalf of the applicable Series Seller cash in an amount up to the Margin Excess by no later than the date that is five (5) Business Days following Buyer’s receipt of such notice from Master Seller or (ii) apply all or a portion of such Margin Excess to reduce any Margin Deficit; provided, however, that (1) any such transfer of cash shall not cause the Repurchase Price for the applicable Purchased Loan to exceed the Repurchase Price Cap for such Transaction, (2) no monetary or material non-monetary Default or Event of Default under this Agreement shall have occurred and be continuing, and (3) no Margin Excess with respect to any Purchased Loan shall be transferred to Master Seller if, after giving effect to all applications of Margin Excess, any outstanding and unpaid Margin Deficit required to be paid pursuant to Section 4(b) hereof would exist with respect to any other Purchased Loan. Notwithstanding the foregoing, in no event shall Buyer be required to advance any Margin Excess in respect of a LIBOR Transaction after January 1, 2022.
(d)The failure of, or delay by, Buyer on any one or more occasions, to exercise its rights under Section 4(b) hereof shall not (i) change or alter the terms and conditions to which this Agreement is subject, (ii) limit the right of Buyer to do so at a later date, (iii) limit Buyer’s rights under this Agreement or otherwise existing by law, or (iv) in any way create additional rights for Buyer.
(e)If either Master Seller and/or any applicable Series Sellers transfers cash to Buyer on account of Margin Deficits relating to more than one Purchased Loan, but such cash is insufficient to fully satisfy all Margin Deficits then currently outstanding (after giving effect to any netting pursuant to Section 4(f) hereof), Buyer shall have the right to designate the Purchased Loan(s) and amounts of such Margin Deficit(s) to which such payments shall be applied, in its sole and absolute discretion.
(f)Buyer and Master Seller acknowledge and agree that, so long as no Default or Event of Default shall have occurred and be continuing, then notwithstanding the provisions of Sections 4(a), 4(b) and 4(c) hereof, Margin Excess and Margin Deficit shall be netted for all the Transactions under this Agreement, and the aggregate amount of the Margin Excess (if any) for all Transactions shall be credited against the aggregate Margin Deficit owed under Section 4(b) hereof and only the net amount need be paid; provided, that any net payment to Master Seller shall be subject to the conditions set forth in Section 4(c) hereof.
(g)Notwithstanding anything contained in Section 16 hereof to the contrary, notice of a Margin Deficit may be delivered by Buyer via email, without the need to also deliver such notice by one of the other means set forth in Section 16 hereof, and shall be deemed received upon the sending of such email.
(h)Buyer does not warrant or accept any responsibility for, and shall not have any liability with respect to (a) the administration, submission or any other matter related to LIBOR, the SOFR Average or Term SOFR or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (b) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to LIBOR, the SOFR Average or Term SOFR (or any other Benchmark) or have the same volume or liquidity as LIBOR, the SOFR Average or Term SOFR (or any other Benchmark), (c) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by Section 3(f) including, without limitation, whether or not a Benchmark Transition Event has occurred, whether to declare a LIBOR Transition Event, the removal or lack thereof of unavailable or non-representative tenors of LIBOR, the SOFR

Average or Term SOFR (or any other Benchmark), the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by Section 3(f) or otherwise in accordance herewith and (d) the effect of any of the foregoing provisions of Section 3(f).
5.INCOME PAYMENTS AND PRINCIPAL PAYMENTS
(a)On each Remittance Date, each Series Seller shall be obligated to pay to Buyer (to the extent not paid on such date through the distributions required pursuant to Sections 5(c), (d) and (e) hereof) the accrued but unpaid Price Differential for its applicable Transaction(s) due as of such Remittance Date (along with any other amounts then due and payable), by wire transfer in immediately available funds. A Cash Management Account shall be established by Master Seller, on behalf of itself and each Series Seller, at Depository. Buyer shall have sole dominion and control over the Cash Management Account at all times until this Agreement is terminated and Seller has satisfied all of the Repurchase Obligations. All properly identified Available Income in respect of the Purchased Loans shall be deposited by Master Seller and each Series Seller or the applicable Servicer (i) directly into the Cash Management Account without any further action of Buyer or (ii) directly into a commingled collection account of the Servicer and thereafter transferred within two (2) Business Days of receipt and proper identification to the Applicable Servicer Account for further remittance by the applicable Servicer to the Cash Management Account, subject in all cases to the terms and conditions of the related Servicer Notice and Agreement. All such amounts transferred into the Cash Management Account shall be remitted by Depository in accordance with the applicable provisions of Sections 5(b), 5(c), 5(d), 5(e), 13(b)(iii) and 13(c)(iii) hereof.
(b)Seller shall cause the Servicer of each Purchased Loan to enter into a Servicer Notice and Agreement in the form attached as Exhibit IX to this Agreement, which provides, inter alia, that the Servicer shall deposit or cause to be deposited, all Available Income with respect to such Purchased Loan into the Cash Management Account. If a Servicer forwards any Available Income with respect to a Purchased Loan to Master Seller, any Series Seller or any other Person, rather than directly to the Cash Management Account, the commingled collection account of the Servicer or directly into the Applicable Servicer Account for further remittance by the applicable Servicer to the Cash Management Account, subject in all cases to the terms and conditions of the related Servicer Notice and Agreement, Master Seller shall (i) redeliver an executed copy of the Servicer Notice and Agreement to the applicable Servicer, and make other commercially reasonable efforts to cause such Servicer to forward such amounts directly to the Cash Management Account, (ii) hold such amounts in trust for the benefit of Buyer and (iii) promptly (but in no event more than two (2) Business Days after receipt of properly identified funds) deposit in the Cash Management Account any such amounts.
(c)So long as no Event of Default shall have occurred and be continuing, all Available Income received by Depository in respect of the Purchased Loans (other than Principal

Payments and net sale proceeds) during each Collection Period shall be applied by Depository on the related Remittance Date in the following order of priority:
(i)first, to remit to (a) Custodian an amount equal to any accrued and unpaid custodial fees and expenses due and payable under the Custodial Agreement, and (b) Depository an amount equal to any accrued and unpaid fees and expenses due and payable under the Controlled Account Agreement;
(ii)second, to remit to Buyer an amount equal to the aggregate Price Differential which has accrued and is outstanding in respect of all of the Purchased Loans as of such Remittance Date;
(iii)third, after giving effect to Section 4(f) hereof, to make a payment to Buyer on account of any outstanding and unpaid Margin Deficit required to be paid pursuant to Section 4(b) hereof after application of Principal Payments as provided in Section 5(d) hereof on such date;
(iv)fourth, to remit to Buyer on account of any other unpaid fees, costs, expenses, indemnity amounts and any and all other amounts due and payable from Seller under this Agreement or the other Transaction Documents after application of Principal Payments as provided in Section 5(d) hereof on such date; and
(v)fifth, to remit to Master Seller, on behalf of all applicable Series Sellers, the remainder, if any.
(d)So long as no Event of Default shall have occurred and be continuing, (A) any scheduled (other than monthly scheduled) or unscheduled Principal Payments in respect of the Purchased Loans received by Depository during each Collection Period shall be applied by Depository within two (2) Business Days following the day on which such funds are deposited in the Cash Management Account and (B) any monthly scheduled Principal Payment in respect of the Purchased Loans shall be applied by Depository on the related Remittance Date in the following order of priority:
(i)first, to remit to (a) Custodian an amount equal to any accrued and unpaid custodial fees and expenses due and payable under the Custodial Agreement, and (b) Depository an amount equal to any accrued and unpaid fees and expenses due and payable under the Controlled Account Agreement (in each case, to the extent not paid pursuant to Section 5(c)(i) hereof);
(ii)second, to remit to Buyer an amount equal to the aggregate Price Differential which has accrued and is outstanding in respect of all of the Purchased Loans as of such Remittance Date (to the extent not paid pursuant to Section 5(c)(ii) hereof);

(iii)third, after giving effect to Section 4(f) hereof, to make a payment to Buyer on account of any outstanding and unpaid Margin Deficit required to be paid pursuant to Section 4(b) hereof (to the extent not paid pursuant to Section 5(c)(iii) hereof);
(iv)fourth, to remit to Buyer on account of any other unpaid fees, costs, expenses, indemnity amounts and any and all other amounts due and payable from Seller under this Agreement or the other Transaction Documents (to the extent not paid pursuant to Section 5(c)(iv) hereof);
(v)fifth, to make a payment to Buyer on account of the Repurchase Price of each of the Purchased Loans in respect of which such Principal Payment(s) have been received, in an amount equal to such Principal Payment(s) multiplied by the respective Allocable Percentages applicable thereto; and
(vi)sixth, to remit to Master Seller the remainder, if any.
(e)If an Event of Default shall have occurred and be continuing, all Available Income (including, for the avoidance of doubt, all Principal Payments) received by Buyer or Depository in respect of the Purchased Loans during each Collection Period shall be applied by Buyer or Depository on the Business Day following the day on which such funds are deposited in the Cash Management Account as follows:
(i)first, to remit to (a) Custodian in an amount equal to any accrued and unpaid custodial fees and expenses due and payable under the Custodial Agreement, and (b) Depository in an amount equal to any accrued and unpaid fees and expenses due and payable under the Controlled Account Agreement;
(ii)second, to remit to Buyer an amount equal to the aggregate Price Differential which has accrued and is outstanding in respect of all of the Purchased Loans as of such Business Day;
(iii)third, to make a payment to Buyer in an amount equal to (a) the Repurchase Price of each of the Purchased Loans if a Facility Event of Default exists (which amount may be allocated by Buyer to one or more of the Purchased Loans in such amounts as Buyer may determine in its sole and absolute discretion), or (b) the Repurchase Price of each of the Purchased Loans with respect to which a Transaction Event of Default has occurred and is continuing (but no Facility Event of Default then exists), in each case until the Repurchase Price for each of such Purchased Loans has been reduced to zero; provided, however, that any amounts under this Section 5(e)(iii) representing Principal Payments received by Buyer or Depository shall be allocated (x) first, to the Repurchase Price of the applicable Purchased Loan in respect of which such Principal Payment has been received, until the Repurchase Price for such Purchased Loan has been reduced to zero, and (y) second, any remaining portion of such Principal Payment shall be allocated to the other Purchased Loans as determined by Buyer in its sole discretion;
(iv)fourth, to remit to Buyer on account of any other unpaid fees, costs, expenses, indemnity amounts and any and all other amounts due and payable from Seller under this Agreement or the other Transaction Documents until the Repurchase Obligations are paid in full; and
(v)fifth, to remit to Master Seller, on behalf of all applicable Series Sellers, the remainder, if any.
(f)Notwithstanding that each Series Seller shall be responsible for its own Available Income, the distribution and allocation of Available Income in accordance with the foregoing provisions of this Section 5 may, for administrative convenience, be accomplished on an aggregate basis for all Series Sellers. In the event that the amounts remitted pursuant to Sections 5(c), (d) and (e) above on any Remittance Date are insufficient to pay the accrued Price Differential due with respect to each of the Transactions at the respective Pricing Rates as of such Remittance Date, then Buyer, in its sole and absolute discretion, shall determine which Series Seller(s) had insufficient Available Income to pay all accrued and unpaid Price Differential at the applicable Pricing Rate as of such Remittance Date and any applicable Margin Deficit payments related to the Transaction(s) to which such Series Seller(s) is a party (together with each such Series Seller’s share of the custodial fees and any other joint expenses allocated ratably according to the Available Income received by each of the Series Sellers) and deliver notice (which may be delivered via email) to Master Seller, on behalf of each of the Series Sellers, on (or as soon as possible after) the Remittance Date of the portion of such Cash Flow Deficiency payable by the respective Series Sellers. Each applicable Series Seller shall be required to pay the portion of the Cash Flow Deficiency allocable to such Series Seller (as set forth in such notice from Buyer) to Buyer by wire transfer in immediately available funds within two (2) Business Days after such Remittance Date. If any Series Seller shall fail to pay the portion of the Cash Flow Deficiency due from such Series Seller within two (2) Business Days after such Remittance Date, such failure shall constitute a Transaction Event of Default with respect to the Transaction(s) to which each such Series Seller is a party.
(g)All Underlying Purchased Loan Reserves for any Purchased Loan must be held with the applicable Servicer in accordance with Section 28 hereof in segregated accounts held for the benefit of Seller or otherwise subject to control agreements approved by Buyer. If no Servicer holds any such Underlying Purchased Loan Reserves for a Purchased Loan and Seller would otherwise hold the Underlying Purchased Loan Reserves directly, it shall forward such Underlying Purchased Loan Reserves to the Cash Management Account to be held and applied by Depository in accordance with the Purchased Loan Documents.

6.SECURITY INTEREST
Buyer and Seller intend, for all purposes other than those described in Section 22(e) hereof, that all Transactions hereunder be sales to Buyer of the Purchased Loans and not loans from Buyer to Seller secured by the Purchased Loans. However, in the event any such Transaction is deemed to be a loan, and as security for the performance by Seller of all of Seller’s obligations to Buyer under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Loan is otherwise ineffective to effect an outright transfer of such Purchased Loan to Buyer, each Seller hereby pledges all of its right, title, and interest in, to and under and grants a lien on, and security interest in (which lien and security interest shall be of first priority), all of its right, title, and interest in the following property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located (collectively, the “Collateral”) to Buyer to secure the payment and performance of all other amounts or obligations owing to Buyer pursuant to this Agreement and the other Transaction Documents (the “Repurchase Obligations”) (it being understood that the grant of security interest in any items described below which are otherwise sold to Buyer pursuant to any Transaction hereunder is made to secure Buyer’s interest therein in the event any such Transaction is deemed to be a loan):
(a)the Purchased Loans;
(b)the related Servicing Rights;
(c)all related Purchased Loan Documents, Servicing Agreements and Servicing Records;
(d)all insurance policies related to the Purchased Loans and payments and proceeds thereof;
(e)all related Income;
(f)the Cash Management Account and all monies from time to time on deposit therein and all collection and escrow accounts relating to the Purchased Loans;
(g)all “general intangibles”, “accounts”, “chattel paper”, “deposit accounts”, “securities accounts”, “instruments”, “securities”, “financial assets”, “uncertificated securities”, “security entitlements” and “investment property” (as each such term is defined in the UCC) relating to or constituting any and all of the foregoing; and
(h)all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.
Without limiting the generality of the foregoing, Seller hereby pledges, assigns and grants to Buyer as further security for Seller’s obligations to Buyer hereunder, a continuing first priority security interest in and Lien upon all of its right, title and interest in, to and under each Mezzanine Loan related to a Purchased Loan, if any, as additional security and as a credit enhancement for payment and performance of the Repurchase Obligations with respect to the related Purchased Loan hereunder, and Buyer shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect thereto. For purposes of the grant of the security interest pursuant to Section 6 hereof, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (a) Buyer, at Seller’s sole cost and expense, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon the filing thereof, and (b) Seller shall from time to time take such further actions as may be reasonably requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby.
Seller hereby irrevocably authorizes Buyer at any time and from time to time to file in any filing office in any appropriate jurisdiction any initial financing statements and amendments thereto that (1) indicate the Collateral (i) as all Purchased Loans or words of similar effect, regardless of whether the description of the Purchased Loans in such financing statements includes every component set forth in the definition, or (ii) as being of an equal or lesser scope or with greater detail, and (2) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether Seller is an organization, the type of organization and any organization identification number issued to Seller.  Seller also ratifies its authorization for Buyer to have filed in any jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof. Without limiting the foregoing, Seller also hereby irrevocably authorizes Buyer and its counsel to file UCC financing statements in form and substance satisfactory to Buyer, describing the collateral as “All assets of Seller and all assets of each series of interests now or hereafter established by Seller or its member, in each case, whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and products thereof” or words to that effect, and any limitations on such collateral description.
Buyer’s security interest in a Purchased Loan, or the Collateral as a whole, shall terminate only upon (i) in the case of an individual Purchased Loan, the repurchase and release thereof in accordance with this Agreement, and (ii) in the case of the Collateral as a whole, the termination of Seller’s obligations under this Agreement and the documents delivered in connection herewith and therewith. Upon any such termination, Buyer shall deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable to evidence the release of Buyer’s lien on and security interest in the applicable Purchased Loan, or the Collateral, as applicable and to return the Purchased Loan Documents for the Purchased Loan to Seller.

7.PAYMENT, TRANSFER AND CUSTODY
(a)On the Purchase Date for each Transaction, ownership of the Purchased Loans on a servicing –released basis shall be transferred to Buyer or its designee (including Custodian) against the simultaneous transfer to an account of Seller specified in the Confirmation relating to such Transaction of the difference between (i) the Purchase Price for the Purchased Loan(s) minus (ii) any and all fees, costs and expenses including, without limitation, reasonable attorneys’ fees and disbursements payable to Buyer pursuant to Sections 27 or 30(d) hereof in connection with such Transaction. The Servicing Rights and other servicing provisions under this Agreement are not severable from or to be separated from the Purchased Loans under this Agreement; and, such Servicing Rights and other servicing provisions of this Agreement constitute (a) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to the Transaction Documents.
(b)On or before such Purchase Date, Seller shall deliver or cause to be delivered to Buyer or its designee the Custodial Delivery in the form attached hereto as Exhibit IV. In connection with each sale, transfer, conveyance and assignment of a Purchased Loan that is not a Table Funded Purchased Loan, not later than 1:00 p.m. New York City time on the Purchase Date with respect to such Purchased Loan, Seller shall deliver or cause to be delivered and released to Custodian, and shall cause Custodian to deliver a Trust Receipt on the Purchase Date concerning the receipt of, the Purchased Loan File (as defined below). In the case of any Purchased Loan that is a Table Funded Purchased Loan, Seller shall (i) no later than 11:00 a.m. (New York City time) on the Purchase Date, deliver or cause the bailee named in the related Bailee Letter to deliver to Custodian and Buyer by electronic transmission, PDF copies of the related Purchased Loan File (as defined below), and shall cause Custodian to deliver a Trust Receipt on the Purchase Date concerning the receipt of copies of the Purchased Loan File, and (ii) within three (3) Business Days after the Purchase Date to such Purchased Loan, Seller shall deliver or cause to be delivered and released to Custodian the following documents (collectively, the “Purchased Loan File”) pertaining to each of the Purchased Loans identified in the Custodial Delivery delivered therewith; provided, that with respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Buyer a true copy thereof and shall Seller shall deliver copies of such recorded documents to Buyer or its designee (including the Custodian) within five (5) Business Days after they are received:
    With respect to each Purchased Loan that is a Mortgage Loan or a Senior Interest:
(1)The original Mortgage Note (or A-Note with respect to any Senior Interest) (and if applicable, one or more allonges) bearing all intervening endorsements, endorsed “Pay to the order of _________ without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized Person (in the event that the Purchased Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Loan was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).
(2)An original or copy of each guarantee executed in connection with the Mortgage Note (if any).
(3)The original Mortgage with evidence of recording thereon, or a copy thereof.
(4)The originals of all assumption, modification, consolidation or extension of mortgage agreements (if any) with evidence of recording thereon or copies thereof.
(5)The original Assignment of Mortgage in blank for each Purchased Loan, in form and substance acceptable for recording in the relevant jurisdiction, and in form and substance otherwise acceptable to Buyer and signed in the name of the Last Endorsee (in the event that the Purchased Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Loan was acquired or originated while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).
(6)The originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignments from the originating Person to the applicable Series Seller, each with evidence of recording thereon or copies thereof.
(7)The original attorney’s opinion of title and abstract of title, or a copy thereof, or the original mortgagee title insurance policy, or a copy thereof, or if the original mortgagee title insurance policy has not been issued, a copy of the irrevocable marked commitment to issue the same or irrevocable signed proforma policy.
(8)The original or copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Purchased Loan (if any).
(9)The original Assignment of Leases (if any) with evidence of recording thereon, or a copy thereof.

(10)The originals of all intervening Assignments of Leases (if any) evidencing a complete chain of assignments from the originating Person to the applicable Series Seller, each with evidence of recording thereon or copies thereof.
(11)The original Assignment of Leases for each Purchased Loan, executed in blank by the applicable Series Seller, in form and substance acceptable for recording in the relevant jurisdiction.
(12)A copy of the UCC financing statements and all necessary UCC continuation statements with evidence of filing thereon, and a copy of the UCC assignments, which UCC assignments shall be in form and substance acceptable for filing.
(13)An original or copy of the environmental indemnity agreement executed in connection with the Purchased Loan (if any).
(14)The originals or copies of all lockbox agreements, cash management agreements and other Purchased Loan Documents, and all legal opinions, officers’ certificates, organizational documents and other documents delivered by Mortgagor, any guarantor or other party in connection with the closing of such Purchased Loan.
(15)The original or copy of the intervening omnibus assignment (if any) evidencing a complete chain of assignment of the Purchased Loan and Purchased Loan Documents from the originating Person to the applicable Series Seller.
(16)The original omnibus assignment evidencing the assignment of the Purchased Loan and Purchased Loan Documents, executed in blank by the applicable Series Seller.
(17)For any Senior Interest which is a Participation Interest, the original participation certificate evidencing such Senior Interest endorsed “Pay to the order of ______ without recourse” and signed in the name of the Last Endorsee by an authorized Person (in the event that the Purchased Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Senior Interest was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).
(18)For any Senior Interest, the original or a copy of the participation agreement or co-lender agreement, as applicable, and all other Senior Interest Documents executed in connection with the Senior Interest.

(19)For any Senior Interest, the original Senior Interest Side Letter (if applicable), or a copy thereof.
(20)The original or a copy of the intercreditor or co-lender agreement (if any) executed in connection with the Purchased Loan to the extent the subject borrower, or an affiliate thereof, has encumbered its assets with mezzanine or other subordinate financing in addition to the Purchased Loan.
(21)A copy of the Mortgagor’s certificate or title affidavit (if any).
(22)A copy of the survey of the Mortgaged Property (if any) as accepted by the title company for issuance of the mortgagee title policy.
(23)A copy of the Mortgagor’s and (if applicable) any guarantor’s opinions of counsel and any other legal opinions delivered with respect to the Purchased Loan.
(24)A copy of any assignment of permits, contracts and agreements (if any).
(25)The original or a copy of all letters of credit issued and outstanding in connection with such Purchased Loan, with any modifications, amendments or endorsements necessary to permit Buyer to draw upon them when and if it is contractually permitted to do so pursuant to this Agreement (if any).
(26)A copy of a survey of the related Mortgaged Property, together with the surveyor’s certificate thereon.
(27)A copy of any power of attorney related to the Mortgage Loan or Senior Interest.
(28)A copy of any Ground Lease (as defined on Exhibit VI) or Ground Lease estoppels related to the related Mortgaged Property.
(29)As applicable, copies of any additional documents identified on the related Purchased Loan File Checklist (as such term is defined in the Custodial Agreement) delivered to Custodian in accordance with Section 2 of the Custodial Agreement.
    With respect to each Purchased Loan for which a Mezzanine Loan has been pledged as additional security:
(1)The original Mezzanine Note (and if applicable, one or more allonges) bearing all intervening endorsements, endorsed “Pay to ________ without recourse” and signed in the name of the Last Endorsee (in the event that the Purchased Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Loan was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).
(2)As applicable, an original or copy of the related intercreditor agreement and the original Mezzanine Pledge Agreement.
(3)As applicable, an original or copy of any intervening assignment, assumption, modification, consolidation or extension made in respect of such Mezzanine Note or any document or agreement referred to in clause (B)(2) above, evidencing a complete chain of assignment and transfer from the originating Person to the applicable Series Seller, as applicable.
(4)As applicable, each original certificate, representing the related pledged stock, together with an undated stock power covering each such certificate, executed in blank by the holder of such pledged stock.
(5)As applicable, copies of all UCC financing statements filed in respect of such Mezzanine Loan, including all amendments and assignments related thereto, which are necessary to show a complete chain of title from the originating Person to Seller, in each case with evidence of filing thereon, and UCC assignments.
(6)As applicable, a copy of each assignment of each UCC financing statement filed in respect of such Mezzanine Loan, prepared in blank by the applicable Series Seller.
(7)As applicable, the related original omnibus assignment, executed in blank by the applicable Series Seller.
(8)As applicable, the original or copy of an Eagle 9 or substantially similar insurance policy, or if such insurance policy has not been issued, the irrevocable marked commitment to issue the same or irrevocable signed proforma policy.
(9)As applicable, copies of any additional documents identified on the related Purchased Loan File Checklist (as such term is defined in the Custodial Agreement) delivered to Custodian in accordance with Section 2 of the Custodial Agreement.
(c)In addition, with respect to each Purchased Loan, Seller shall deliver an instruction letter from Seller to the borrower under each Purchased Loan instructing the borrower to remit all sums required to be remitted to the holder of the Purchased Loan under the related Purchased Loan Documents to the Servicer for deposit into the commingled collection account of Servicer or as otherwise directed in a written notice signed by Seller and Buyer; provided, however, no such notice shall be required if the applicable borrower has been instructed in writing to direct all such sums to the Servicer for deposit in the commingled collection account of Servicer prior to the applicable Purchase Date for such Purchased Loan. If the borrower under any Purchased Loan remits any sums required to be remitted to the holder of such Purchased Loan under the related Purchased Loan Documents to Seller or its Affiliate, Seller shall, within two (2) Business Days after receipt and identification thereof, (i) remit such sums (other than Underlying Purchased Loan Reserves) to the Depository for deposit in the Cash Management Account as set forth in Section 5 hereof or as otherwise directed in the written notice signed by Seller and Buyer, and (ii) deliver (or cause Servicer to deliver) an additional instruction letter from Seller or Servicer, as applicable, to the borrower under the applicable Purchased Loan, instructing the borrower to remit all sums required to be remitted to the holder of the Purchased Loan under the related Purchased Loan Documents to the Servicer for deposit in the commingled collection account of Servicer or as otherwise directed in a written notice signed by Seller and Buyer.
(d)From time to time, Seller shall forward to Custodian additional original documents or additional copies of documents evidencing any assumption, modification, consolidation or extension of a Purchased Loan approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, Custodian shall hold such other documents as Custodian shall request from time to time. With respect to all of the Purchased Loans delivered by Seller to Buyer or its designee (including Custodian), Seller shall execute an omnibus power of attorney substantially in the form of Exhibit V attached hereto irrevocably appointing Buyer its attorney-in-fact with full power to, upon the occurrence and during the continuance of an Event of Default, (i) complete and record the Assignment of Mortgage, (ii) complete the endorsement of the Mortgage Note and (iii) take such other steps as may be reasonably necessary or desirable to enforce Buyer’s rights against such Purchased Loans and the related Purchased Loan Files and the Servicing Records. Buyer shall deposit the Purchased Loan Files representing the Purchased Loans, or direct that the Purchased Loan Files be deposited directly, with Custodian. The Purchased Loan Files shall be maintained in accordance with the Custodial Agreement. Any Purchased Loan Files not delivered to Buyer or its designee (including Custodian) are and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Loan File and the originals of the Purchased Loan Files not delivered to Buyer or its designee. The possession of the Purchased Loan Files by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Loan, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Loan to Buyer. Seller or its designee (including Custodian) shall release its custody of the Purchased Loan Files only in accordance with written instructions from Buyer and in accordance with the provisions of the Custodial Agreement, unless such release is required as incidental to the servicing of the Purchased Loans, is in connection with a repurchase of any Purchased Loan by Seller or as otherwise required by law.
(e)Unless an Event of Default shall have occurred and be continuing, Seller shall exercise all voting, consent, corporate and decision-making rights with respect to the Purchased

Loans, provided that Seller shall not, and shall not permit any other Person to, enter into any amendment or modification, or grant any waivers, forbearances or consents or exercise any other rights as lender under, any Purchased Loan, to the extent that such amendment or modification, grant of waiver, forbearance or consent or exercise of rights constitutes a Material Action with respect to the Purchased Loan or Purchased Loan Documents without Buyer’s prior written consent thereto, which consent may be given or withheld by Buyer in its sole and absolute discretion; provided, further, that with respect to any amendment, modification, waiver or consent in respect of any Purchased Loan or Purchased Loan Document, regardless of whether constituting a Material Action, Seller shall send notice and copies thereof to Buyer promptly after entering into such amendment, modification, waiver or consent. Upon the occurrence and during the continuance of a Facility Event of Default, Buyer shall be entitled to exercise all voting, consent, corporate, and decision-making rights with respect to any or all of the Purchased Loans without regard to Seller’s instructions. Buyer agrees to exercise the same standard of discretion required of Seller under the Purchased Loan Documents in determining whether to consent to any Material Action. Upon the occurrence and during the continuation of a Transaction Event of Default, Buyer shall be entitled to exercise all voting, consent, corporate and decision-making rights with respect to the applicable Purchased Loan(s) in respect of which such Transaction Event of Default exists.
8.SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED LOANS
(a)Title to all Purchased Loans shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of all Purchased Loans, subject, however, to the terms of this Agreement. Subject to Section 18 hereof, nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging in repurchase transactions with the Purchased Loans or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Loans, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Loans to Seller pursuant to Section 3 hereof or affect Seller’s rights to receive Available Income pursuant to Section 5 hereof.
(b)Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Loans delivered to Buyer by Seller. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Loan shall remain in the custody of Seller or an Affiliate of Seller.
9.REPRESENTATIONS
(a)Seller represents and warrants to Buyer that as of the Closing Date, as of each Purchase Date and as of each date that any funds are remitted by Buyer to Seller hereunder (and, in the case of the representations and warranties made in Section 9(b)(viii) hereof, at all times while this Agreement and any Transaction is in effect); provided that, for purposes hereof, all references to the term “Seller” in this Section 9(b) hereof shall be deemed to mean and refer to Master Seller together with each Series Seller which is a party to this Agreement as of the date the applicable representation and warranty is made or deemed made:

(i)Organization. Seller is duly formed, validly existing and in good standing under the laws and regulations of the state of Seller’s formation and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business, except to the extent such failure would not reasonably be expected to result in a Material Adverse Effect. Seller has the power to own and hold the assets it purports to own and hold, to carry on its business as now being conducted and proposed to be conducted, and to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.
(ii)Due Execution; Enforceability. The Transaction Documents have been duly executed and delivered by Seller, for good and valuable consideration. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.
(iii)Non-Contravention. None of the execution and delivery of the Transaction Documents, the consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Seller, (ii) any contractual obligation to which Seller is now a party by which it is otherwise bound or to which the assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirement of Law, in the case of clauses (ii)-(iv) above, to the extent that such conflict or breach is reasonably likely to result in a Material Adverse Effect. Seller has all necessary licenses, permits and other consents from Governmental Authorities necessary to acquire, own and sell the Purchased Loans and for the performance of its obligations under the Transaction Documents, except to the extent the failure to have any such licenses, permits or consents would not result in a Material Adverse Effect.
(iv)Litigation; Requirements of Law. Except as otherwise disclosed in writing to Buyer as of the date hereof and as of the Purchase Date for any Transaction, there is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened in writing against Seller, Guarantor or any of their respective assets, nor is there any action, suit, proceeding, investigation, or arbitration pending or, to the Knowledge of Seller, threatened against Guarantor which, if determined adversely to Seller or Guarantor, could reasonably be expected to result in a Material Adverse Effect. Seller is in compliance in all material respects with all Requirements of Law applicable to Seller. Neither Seller nor Guarantor is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(v)No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to any of the Transaction Documents.
(vi)Good Title to Purchased Loans. Immediately prior to the purchase of any Purchased Loan by Buyer from Seller, Seller owned such Purchased Loan free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Loan to Buyer and, upon transfer of such Purchased Loan to Buyer, Buyer shall be the owner of such Purchased Loan free of any adverse claim, subject to the rights of Seller and obligations of Buyer pursuant to the terms of this Agreement and the Transaction Documents, in each case except for liens to be released simultaneously with the sale of a Purchased Loan to Buyer hereunder, and subject to the terms and conditions of any participation agreement, co-lender agreement, intercreditor agreement or similar agreement with respect to any Purchased Loan that is a Senior Interest. In the event that any Transaction is characterized as a secured financing of the related Purchased Loans, the provisions of this Agreement are effective to create in favor of Buyer a valid “security interest” (as defined in Section 1-201(b)(37) of the UCC) in all rights, title and interest of Seller in, to and under the Collateral and Buyer shall have a valid perfected first priority security interest in such Purchased Loans.
(vii)No Default. No Event of Default or, to Seller’s Knowledge, Default exists under or with respect to the Transaction Documents unless disclosed to Buyer in writing.
(viii)Representations and Warranties Regarding the Purchased Loans; Delivery of Preliminary Due Diligence Package and Purchased Loan File. With respect to each Purchased Loan sold in a Transaction hereunder, each of the Purchased Loan Representations applicable to such Purchased Loan are true and correct in all material respects, subject to any exceptions to such representations and warranties disclosed in an Exceptions Report. It is understood and agreed that the Purchased Loan Representations shall survive delivery of the respective Purchased Loan File to Buyer or its designee (including Custodian) and shall remain true and correct at all times while the related Transaction is in effect hereunder. With respect to each Purchased Loan, the Preliminary Due Diligence Package delivered to Buyer in connection with such Purchased Loan is complete, true and accurate in all material respects to Seller’s Knowledge (including but not limited to, complete, true and accurate in all material respects with respect to the disclosure of any direct or indirect ownership interests of Seller or its Affiliates in the related Mortgagor). With respect to each Purchased Loan, the Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement and the Custodial Agreement for such Purchased Loan have been delivered to Buyer or Custodian on its behalf. Seller or its designee is in possession of a complete, true and accurate Purchased Loan File with respect to each Purchased Loan, except for such documents the originals of which have been delivered to the Custodian or the bailee named in the related Bailee Letter and except as may otherwise be approved by Buyer in accordance with this Agreement and the Custodial Agreement.
(ix)Adequate Capitalization; No Fraudulent Transfer. Seller has, as of the Purchase Date, adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due. Seller is not insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of the United States, the State of New York or any other jurisdiction under which Seller is organized or qualified to do business. Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.
(x)Consents. No consent, approval or other action of, or filing by Seller with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance by Seller of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable).
(xi)Ownership. The direct, and to the extent depicted, the indirect, ownership interests in Seller, Member and Guarantor are as set forth on the organizational chart attached hereto as Exhibit VII hereto.
(xii)Organizational Documents. Seller has delivered to Buyer certified copies of its organizational documents, together with all amendments thereto, if any.
(xiii)No Encumbrances. Subject to the terms of this Agreement, and subject to the terms and conditions of any participation agreement, co-lender agreement, intercreditor agreement with respect to any Purchased Loan that is a Senior Interest, there are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Loans, and (ii) no agreements on the part of Seller to issue, sell or distribute the Purchased Loans.
(xiv)Federal Regulations. None of Master Seller, any Series Seller, Guarantor or Member is required to register as an “investment company” under the Investment Company Act and the basis of each such Seller’s exemption from the registration requirements of the Investment Company Act is other than the exemptions set forth in Section 3(c)(1) or Section 3(c)(7) thereof.
(xv)Taxes. Guarantor, Seller and Member have filed or caused to be filed all federal, state and other material Tax returns which would be delinquent if they had not been filed on or before the date hereof and has paid all Taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP; no Tax liens have been filed against any of Guarantor’s, Member’s or Seller’s assets except for any such Tax liens as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP in all material respects and, to the Knowledge of Guarantor, Member or Seller, as applicable, no claims are being asserted with respect to any such Taxes, fees or other charges. Seller and each Series Seller is, and always has been, a disregarded entity for U.S. federal income tax purposes of Guarantor.
(xvi)ERISA. Neither Seller nor any of its ERISA Affiliates sponsors, maintains, contributes to, or has within the immediately preceding five (5) calendar years sponsored, maintained or contributed to, any Plans or Multiemployer Plans, the liability for which could reasonably be expected in the aggregate to result in a Material Adverse Effect.
(xvii)Judgments/Bankruptcy/Liens. Except as disclosed in writing to Buyer there are no judgments against Seller, Member or Guarantor unsatisfied of record or docketed in any court located in the United States of America, no Act of Insolvency has ever occurred with respect to Seller, Member or Guarantor, and Seller has no liens of any nature against it, except for the liens created in favor of Buyer under this Agreement or the other Transaction Documents.
(xviii)Full and Accurate Disclosure. No information contained in the Transaction Documents, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Transaction Documents, contains any untrue statement of a material fact or, to the knowledge of Seller, omits to state a material fact necessary to make the statements contained herein or therein not misleading when taken as a whole and in light of the circumstances under which they were made.
(xix)Financial Information. All financial data concerning Seller, Guarantor and Member that has been delivered by or on behalf of Seller, Guarantor and/or Member to Buyer is true, complete and correct in all material respects and, other than financial models and projections with respect to which GAAP is inapplicable, has been prepared in accordance with GAAP. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller, Guarantor and/or Member, or in the results of the operations of Seller, Guarantor and/or Member, which change is reasonably likely to result in a Material Adverse Effect.
(xx)[Reserved]
(xxi)Notice Address; Jurisdiction of Organization. On the date of this Agreement, Seller’s address for notices is as set forth on Annex I attached hereto. Seller’s jurisdiction of formation is Delaware. The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is its notice address.

(xxii)Prohibited Person. (a) None of the funds or other assets of Seller or Guarantor constitute property of, or are, to the Knowledge of Seller, beneficially owned, directly or indirectly, by a Prohibited Person with the result that the investment in Seller or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the entering into this Agreement by Buyer is in violation of law; (b) to the Knowledge of Seller, no Prohibited Person has any interest of any nature whatsoever in Seller or Guarantor, as applicable, with the result that the investment in Seller or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the entering into this Agreement is in violation of law; (c) to the Knowledge of Seller, none of the funds of Seller or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Seller or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the entering into this Agreement is in violation of law; (d) to the Knowledge of Seller, neither Seller nor Guarantor has conducted or will conduct any business or has engaged or will engage in any transaction dealing with any Prohibited Person; and (e) neither Seller nor Guarantor is a Prohibited Person or has been convicted of a felony or a crime which if prosecuted under the laws of the United States of America would be a felony.
(xxiii)Authorized Representatives. The duly authorized representatives of Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit II attached to this Agreement.
(xxiv)Solvency. Neither the Transaction Documents nor any Transaction or Future Funding Transaction Request thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any creditor of Seller or Guarantor. As of the Purchase Date, Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereof and the transfer and sale of the Purchased Loans pursuant hereto and the obligation to repurchase such Purchased Loan (A) does not cause the liabilities of Seller to exceed the assets of Seller, (B) does not result in Seller having unreasonably small capital, and (C) does not result in debts that would be beyond Seller’s ability to pay as the same mature. Seller received reasonably equivalent value in exchange for the transfer and sale of the Purchased Loans. Seller has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.
(xxv)Servicing Agreements. Seller has delivered to Buyer all Servicing Agreements pertaining to the Purchased Loans and to the Knowledge of Seller and except as disclosed in writing to Buyer, as of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Loans subject to a Servicing Agreement, each such Servicing Agreement is in full force and effect in accordance with its terms and no default or event of default exists thereunder. Each Servicing Agreement related to any Purchased Loan, may be terminated at will by Seller without payment of any penalty or fee.

(xxvi)No Reliance. Seller has made its own independent decisions to enter into the Transaction Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.
(xxvii)Ownership of Property. Seller does not own, and has not ever owned, any assets other than (A) the Purchased Loans and (B) such incidental personal property related thereto.
(xxviii) REIT Status. Guarantor is a REIT. Guarantor is entitled to a dividends paid deduction under Section 857 of the Code with respect to any dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120-REIT filed with the United States Internal Revenue Service. Seller is, and always has been, a disregarded entity for U.S. federal income tax purposes.
(xxix)Anti-Corruption. Seller, Guarantor, each of their Subsidiaries and their respective directors, officers and employees and, to the knowledge of Seller or Guarantor, the agents of Seller, Guarantor and their Subsidiaries, are in compliance with all applicable Anti-Corruption Laws in all material respects. Seller, Guarantor and their Subsidiaries have instituted, or remain subject to, policies and procedures reasonably designed to ensure compliance with applicable Anti-Corruption Laws. None of Seller, Guarantor, or, to the best of Seller’s Knowledge, any director, officer, employee or agent acting on behalf of Guarantor or its Subsidiaries has engaged in any activity which would breach any Anti-Corruption Laws or Sanctions Laws.
(xxx)Seller has no material contingent or actual obligations not related to the Purchased Loans.
(b)Intentionally omitted.
10.NEGATIVE COVENANTS OF SELLER
During the term of this Agreement and so long as any Transaction is in effect hereunder, Seller shall not without the prior written consent of Buyer (for purposes hereof, all references to the term “Seller” in this Section 10 shall be deemed to mean and refer to Master Seller together with each Series Seller which is a party to this Agreement as of the applicable date):
(a)take any action which would directly or indirectly impair or adversely affect Buyer’s title to any of the Purchased Loans;
(b)except for any Purchased Loan which has been repurchased by Seller from Buyer in accordance with this Agreement, transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, including, without limitation, any effective transfer or other disposition as a result of a division of Seller pursuant to a Division / Series Transaction or otherwise, or pledge, encumber or hypothecate, directly or indirectly (any of the foregoing, a “Transfer”), any interest in the Purchased Loans (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Loans (or any of them) with any Person other than Buyer, except, in each case, for the establishment of any new Series Seller in connection with any Transaction in accordance with the provisions of Section 3(n) hereof;
(c)change its name or its jurisdiction of organization from the jurisdiction referred to in Section 9(b)(xxi) hereof unless it shall have provided Buyer at least 30 days’ prior written notice of such change;
(d)create, incur or permit to exist any lien, encumbrance or security interest in or on Seller’s interest in any of the Purchased Loans or the other Collateral, except for any liens created in favor of Buyer under this Agreement or the other Transaction Documents;
(e)modify or terminate the Master Seller LLC Agreement or any of the organizational documents of Seller, provided that Buyer shall not unreasonably withhold or delay its consent to any proposed modification to the Master Seller LLC Agreement (excluding any modifications to the SPE provisions set forth therein);
(f)enter into, consent or assent to or take any Material Action;
(g)transfer or permit to be transferred (excluding transfers of public shares of a Public Vehicle which is an indirect equity owner of Seller where such public shares are not owned by any Affiliate of Seller or Manager) any direct or indirect ownership interests in Seller, or take any action or permit any action to be taken, if any such transfers and/or actions, individually or in the aggregate, (i) results in a Change of Control or (ii) causes the transferee, together with its Affiliates, to increase its direct or indirect interest in Seller to an amount which equals or exceeds ten percent (10%), unless such transferee shall be a Qualified Transferee;
(h)take any action, file any Tax return, or make any election inconsistent with the treatment of Seller or any Series Seller, for purposes of U.S. federal, state and local income taxes, as a disregarded entity of Guarantor, including making an election under Section 301.7701-3(a) of the Treasury Regulations to be treated as an association taxable as a corporation for U.S. federal income tax purposes;
(i)after the occurrence and during the continuation of any Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any direct or indirect equity or ownership interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller (unless the same is necessary for Guarantor to maintain its status as a REIT under the Code);

(j)send a payment redirection letter to the Mortgagor of any Purchased Loan, or otherwise instruct any Mortgagor, to make any payment due on a Purchased Loan to any account, other than the co-mingled collection account of the Servicer, the Applicable Servicer Account or Cash Management Account;
(k)sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan or Multiemployer Plan or permit any ERISA Affiliate to sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan or any Multiemployer Plan;
(l)engage in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Buyer of any of its rights under this Agreement, the Purchased Loans or any Transaction Document) to be a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under any other federal, state or local laws, rules or regulations;
(m)make any future advances under any Purchased Loan to any underlying obligor that are not expressly provided for by the related Purchased Loan Documents or protective advances;
(n)seek its dissolution, liquidation or winding up, in whole or in part;
(o)incur any Indebtedness except as provided in Section 12(i) hereof or otherwise cease to be a Single-Purpose Entity.
(p)(i) exercise any remedies under the Purchased Loan Documents for any Purchased Loan as to which a Purchased Loan Event of Default has occurred including, without limitation, the commencement or prosecution of any foreclosure proceeding, the exercise of any power of sale, the taking of a deed-in-lieu of foreclosure or other realization upon the security for any Purchased Loan; or (ii) in connection with any foreclosure or exercise of remedies relating to any Purchased Loan, take title to or otherwise obtain an ownership interest in any underlying Mortgaged Property, in each case, without Buyer’s prior written consent (not to be unreasonably withheld); provided, that nothing herein shall prohibit Seller from sending any notice of a Purchased Loan Default or Purchased Loan Event of Default to any Mortgagor;
(q)except as otherwise expressly permitted in any intercreditor agreement, co-lender agreement or participation agreement for the applicable Purchased Loan as in effect on the Purchase Date, or any such similar agreement or amendment thereto entered into subsequent to the applicable Purchase Date that has been approved by Buyer, or as otherwise expressly agreed by Buyer pursuant to the terms of the Confirmation and/or the Senior Interest Side Letter for the applicable Purchased Loan, Transfer or permit to be Transferred, in whole or in part, any Related Interest with respect to any Purchased Loan held by Seller or any Affiliate of Seller or consent to the Transfer, in whole or in part, of any Related Interest with respect to any Purchased Loan held by any other Person, except to a Qualified Institutional Lender;

(r)consent to, or grant of any waiver with respect to, any incurrence of additional Indebtedness by the Mortgagor or any mezzanine loan by any direct or indirect beneficial owner of the Mortgagor which is not expressly permitted under the related Purchased Loan Documents without consent or material discretion by Seller;
(s)(i) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order 13224 issued on September 24, 2001 or in any Sanctions Laws, or (iii) use proceeds derived from any Transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person (a) to fund or facilitate any activities or business of or with any Prohibited Person or in any country or territory that, at the time of such funding or facilitation, is the subject or target of any Sanctions Laws or (b) to fund or facilitate any activities of or business in violation of Sanctions Laws or in any other manner that would result in a violation of Anti-Corruption Laws or Sanctions Laws by any Person. Seller further covenants and agrees to deliver (from time to time) to Buyer any such certification or other evidence as may be requested by Buyer in its sole and absolute discretion, confirming that neither of Seller nor Guarantor has, to the Knowledge of Seller, engaged in any business, transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person;
(t)cause any Purchased Loan to be serviced by any servicer other than a Servicer, unless expressly approved in writing by Buyer pursuant to Section 28 hereof;
(u)amend, modify or waive in any material respect or terminate any provision of any Servicing Agreement, without the consent of Buyer in its sole and absolute discretion;
(v)acquire or maintain any right or interest in any Purchased Loan or Mortgaged Property that is senior to or pari passu with the rights and interests of Buyer therein under this Agreement and the other Transaction Documents without Buyer’s consent;
(w)use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System or otherwise for the purpose of acquiring or purchasing “Margin Stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System;
(x)take any action, cause, allow, or permit any of Seller, Guarantor or any Subsidiary of Guarantor that is also a direct or indirect parent of Seller to be required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act, or to violate any applicable provisions of the Investment Company Act, including Section 18 thereof or any rules or regulations promulgated thereunder;

(y)directly or indirectly use, or permit Guarantor to use, the proceeds of any Transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws;
(z)enter into (or agree to enter into) any Division/Series Transaction (it being acknowledged and agreed that none of the provisions in this Agreement or in any other Transaction Document shall be deemed to permit any Division/Series Transaction, except, in each case, for the establishment of any new Series Seller in connection with any Transaction in accordance with the provisions of Section 3(n) hereof); or
(aa)permit any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the 1934 Act) to become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of 10% or more of the total ownership interests of Master Seller or Guarantor, entitled to vote generally in the election of the directors (or the applicable equivalent of such Person) (except pursuant to transfers of public shares of a Public Vehicle which is an indirect equity owner of Seller where such public shares are not owned by any Affiliate of Seller or Manager) unless (x) Buyer has completed all “Know Your Customer” and OFAC diligence as to such “person” or “group” and (y) the results of such diligence are acceptable to Buyer in its sole discretion.
11.AFFIRMATIVE COVENANTS OF SELLER
During the term of this Agreement and so long as any Transaction is in effect hereunder (for purposes hereof, all references to the term “Seller” in this Section 11 shall be deemed to mean and refer to Master Seller together with each Series Seller which is a party to this Agreement as of the applicable date):
(a)Seller shall notify Buyer of any Material Adverse Effect (as determined by Seller in its commercially reasonable judgment) promptly following receipt by Seller of notice or obtaining Knowledge thereof; provided, however, that nothing in this Section 11 shall relieve Seller of its obligations under this Agreement.
(b)Seller shall provide Buyer with copies of such documents as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Section 9 hereof.
(c)Seller (i) shall defend the right, title and interest of Buyer in and to the Collateral against, and take such other action as is necessary to remove, the liens, security interests, claims and demands of all Persons (other than security interests by or through Buyer) pursuant to a Division/Series Transaction (except, in each case, for the establishment of any new Series Seller in connection with any Transaction in accordance with the provisions of Section 3(n) hereof) or otherwise, (ii) to the extent any additional limited liability company is formed by division of Seller, shall cause any such additional limited liability company to assign, pledge and grant to Buyer all of its assets, and shall cause any owner of such additional limited liability company to pledge all of the Equity Interests and any rights in connection therewith of such additional limited liability company, to Buyer in support of all Repurchase Obligations in the same manner and to the same extent as the assignment, pledge and grant by Seller of all of Seller’s assets hereunder, and in the same manner and to the same extent as the pledge by Member of all of Member’s right, title and interest in all of the Equity Interests of Seller and any rights in connection therewith, in each case pursuant to the Pledge Agreement, and (iii) shall, at Buyer’s reasonable request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Loans subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.
(d)Seller shall notify Buyer and Depository of the occurrence of any Default or Event of Default of which Seller has Knowledge as soon as possible but in no event later than the second (2nd) Business Day after obtaining Knowledge of such event.
(e)Seller shall give notice to Buyer of the following (except in the case of clause (i), accompanied by an officer’s certificate setting forth details of the occurrence referred to therein and stating what actions Seller has taken or proposes to take with respect thereto, as applicable):
(i)with respect to any Purchased Loan subject to a Transaction hereunder, promptly (and in any event within two (2) Business Days) following receipt of any unscheduled Principal Payment (in full or in part);
(ii)with respect to any Purchased Loan subject to a Transaction hereunder, promptly (and in any event within two (2) Business Days) following receipt by Seller of notice or Knowledge that the related Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as, in each case, to materially adversely affect the value of such Mortgaged Property;
(iii)promptly (and in any event within two (2) Business Days) following receipt of written notice by Seller or Knowledge of (i) the occurrence of any payment default or other material default under the Purchased Loan Documents for any Purchased Loan, (ii) any lien or security interest (other than security interests created hereby) on, or claim asserted against, any Purchased Loan or, to the Knowledge of Seller, the underlying collateral therefor (other than liens expressly permitted under the Purchased Loan Documents) or (iii) any event or change in circumstances that has or could reasonably be expected to have a material adverse effect on the Market Value of a Purchased Loan as determined by Seller in its commercially reasonable judgment; and
(iv)promptly (and in any event within two (2) Business Days) after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened in writing or of which Seller or Sponsor otherwise has Knowledge) or other legal or arbitrable proceedings affecting Guarantor, Seller or Member or affecting any of the assets of Guarantor,

Seller or Member before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $500,000 against either Seller or Member, or $15,000,000 against Guarantor, or (iii) which, individually or in the aggregate, if adversely determined could reasonably be likely to have a Material Adverse Effect; and
(v)promptly following receipt of notice by Seller, or Seller having Knowledge, of the loss of Guarantor’s status as a REIT.
(f)Seller shall deliver to Buyer (i) notice of the occurrence of any Purchased Loan Event of Default promptly (and in any event not later than two (2) Business Days) after the earlier of the date that Seller receives notice or has Knowledge thereof and (ii) any other information Known to Seller with respect to any Purchased Loan as may be reasonably requested by Buyer from time to time.
(g)Seller will permit Buyer or its designated representative to inspect Seller’s records with respect to the Collateral and the conduct and operation of its business related thereto upon reasonable prior written notice from Buyer or its designated representative, at such reasonable times and with reasonable frequency, and to make copies of extracts of any and all thereof, subject to the terms of any confidentiality agreement between Buyer and Seller.
(h)At any time from time to time upon the reasonable request of Buyer, at the sole expense of Seller, Seller will promptly and duly execute and deliver to Buyer such further instruments and documents and take such further actions as Buyer may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the security interests granted hereunder and of the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may reasonably request). If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to Buyer, duly endorsed in a manner reasonably satisfactory to Buyer, to be held as Collateral pursuant to this Agreement, and the documents delivered in connection herewith.
(i)Seller shall provide Buyer with the following financial and reporting information:
(i)Within sixty (60) days after the last day of each of the first three fiscal quarters in any fiscal year, Guarantor’s unaudited, consolidated statements of income and statements of changes in cash flow for such quarter and balance sheets as of the end of such quarter, in each case presented fairly in accordance with GAAP and certified as being true and correct by an officer’s certificate;
(ii)Within one hundred twenty (120) days after the last day of its fiscal year, Guarantor’s audited, consolidated statements of income and statements of changes in cash flow for such year and balance sheets as of the end of such year, in each case presented fairly in accordance with GAAP, and accompanied, in all cases, by an unqualified report of Deloitte LLP or another independent certified public accounting firm reasonably acceptable to Buyer;
(iii)Within forty five (45) days after the last day of each calendar month, any and all property level financial information (including without limitation rent rolls and operating statements) received with respect to the Purchased Loan by Seller or an Affiliate during such calendar month; and
(iv)Within sixty (60) days after the last day of each of the first, second and third quarters and within one hundred twenty (120) days after the last day of the fourth quarter in any fiscal year, an officer’s certificate from Master Seller addressed to Buyer certifying that, as of the end of such quarter, (x) no Default or Event of Default exists and (y) Guarantor is in compliance with the financial covenants set forth in Section 5 of the Guaranty (including a calculation of each such financial covenant).
(j)Seller shall at all times comply in all material respects with all laws, ordinances, rules and regulations of any federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets and Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.
(k)Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.
(l)Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. Seller shall pay and discharge all Taxes, levies, liens and other charges on its assets and on the Collateral that, in each case, in any manner would create any lien or charge upon the Collateral, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP in all material respects. Seller shall timely file all Tax returns required to be filed by it or with respect to all or any portion of the Collateral.
(m)Seller shall advise Buyer in writing of the opening of any new chief executive office or the closing of any such office and of any change in Seller’s name or organizational structure or the places where the books and records pertaining to the Purchased Loan are held not less than thirty (30) days prior to taking any such action. Seller shall also give Buyer prompt written notice after having Knowledge of any transfer which causes the transferee, together with its Affiliates, to increase its direct or indirect ownership interests in Seller (including, without limitation, any transfer of more than 10% of the direct or indirect ownership interests in Guarantor) to an amount which equals or exceeds ten percent (10%).

(n)Seller will maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by Seller for its own account and will furnish Buyer, upon reasonable request by Buyer or its designated representative, with reasonable information reasonably obtainable by Seller with respect to the Collateral and the conduct and operation of its business.
(o)Seller shall provide Buyer with reasonable access to any operating statements, any occupancy status and any other property level information with respect to the Mortgaged Properties, plus any such additional reports as Buyer may reasonably request, in each case to the extent in Seller’s possession or reasonably obtainable by Seller.
(p)If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Loan, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and deliver the same forthwith to Buyer (or Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Buyer, if required, together with all related necessary transfer documents, to be held by Buyer hereunder as additional collateral security for the Transactions. If any sums of money or property are paid or distributed in respect of the Purchased Loans and received by Seller, Seller shall, until such money or property is paid or delivered to Buyer, hold such money or property in trust for Buyer, segregated from other funds of Seller, as additional collateral security for the Transactions.
(q)Master Seller, and to the extent applicable, each Series Seller, shall maintain its existence as a limited liability company, organized solely and in good standing under the law of the State of Delaware (unless Seller shall have given Buyer at least ten (10) Business Days’ prior written notice that Seller intends to change the jurisdiction of its organization) and shall not dissolve, liquidate, merge with or into any other Person or otherwise change its organizational structure or documents or incorporate or organize in any other jurisdiction, without the prior written approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed.
(r)Seller may propose, and Buyer will consider, but shall be under no obligation to approve, strategies for the foreclosure or other realization upon the security for any Purchased Loan with respect to which a Purchased Loan Event of Default has occurred.
(s)Seller shall be solely responsible for the fees and expenses of Custodian, Depository and each servicer of any or all of the Purchased Loans.
(t)Seller shall notify Buyer in writing of any event or occurrence that could be reasonably determined to cause Guarantor to breach any of the covenants contained in Section 9 of the Guarantee Agreement.
(u)Seller shall promptly notify Buyer of the resignation or termination of any servicer under any Servicing Agreement with respect to any Purchased Loan of which Seller has knowledge.

(v)Seller and Guarantor will maintain, or remain subject to, policies and procedures reasonably designed to ensure compliance by such party, its Subsidiaries, and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws.
(w)Guarantor shall at all times continue to be (A) a REIT as defined in Section 856 of the Code (after giving effect to any cure or corrective periods or allowances, including pursuant to Sections 856(c), 857 and 860 of the Code), and (B) be entitled to a dividends paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120-REIT filed with the United States Internal Revenue Service. Guarantor shall at all times continue to be a Public Vehicle.
12.SINGLE-PURPOSE ENTITY
Seller hereby represents and warrants to Buyer, and covenants with Buyer, that from the date of its formation to the date hereof and so long as this Agreement or any of the Transaction Documents shall remain in effect (for purposes hereof, all references to the term “Seller” in this Section 12 shall be deemed to mean and refer to Master Seller and each Series Seller which is a party to this Agreement as of the applicable date):
(a)It is and intends to remain, Solvent and it has paid and intends to pay its debts and liabilities (including employment and overhead expenses) from its own assets as the same shall become due; provided, however, that nothing contained in this Section 12 or otherwise in this Agreement shall require any direct or indirect owners of Seller to make any additional capital contributions to Seller.
(b)It has complied and shall comply with the provisions of its organizational documents.
(c)It has done or caused to be done and shall, to the extent under its control, do all things necessary to observe all material limited liability company formalities and to preserve its separate existence.
(d)It has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates, its members and any other Person, and it will file its own Tax returns, if any, which are required by law (except to the extent consolidation is required or permitted under GAAP).
(e)It has held itself out and will at all times hold itself out to the public as, in the case of Master Seller, a legal entity separate and distinct from any other entity (including any Affiliate), and, in the case of any Series Seller, distinct from any other entity (including any Affiliate, Master Seller or any other Series), it will correct any known misunderstanding regarding such status, it will conduct business in its own name, it will not identify itself or any of its Affiliates as a division or part of the other (except any Series Seller may refer to itself as a “series” of Master Seller), it will maintain and utilize separate stationery, invoices and checks, and Master Seller or any Series Seller will pay to any Affiliate that incurs costs for office space and administrative services that it uses, the amount of such costs allocable to its use of such office space and administrative services.
(f)It has not owned and will not own any property or any other assets other than the Purchased Loans, cash and other assets incidental to the origination, acquisition, ownership, hedging, administering, financing and disposition of Purchased Loans.
(g)It has not engaged and will not engage in any business other than the origination, acquisition, reacquisition, ownership, hedging, administering, financing, refinancing, and disposition of the Purchased Loans in accordance with the applicable provisions of the Transaction Documents.
(h)Except for capital contributions and capital distributions permitted under the terms and conditions of its organizational documents and properly reflected on its books and records, it has not entered into, and will not enter into, any contract or agreement with any of its Affiliates (other than the Transaction Documents), except upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with Persons other than such Affiliate.
(i)It has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) obligations under the Transaction Documents and (B) unsecured trade payables, in an aggregate amount not to exceed $250,000 at any one time outstanding, incurred in the ordinary course of originating, acquiring, owning, financing, and disposing of Eligible Loans; provided, however, that any such trade payables incurred by Seller shall be paid within sixty (60) days of the date incurred.
(j)Except to the extent expressly permitted under this Agreement, it has not made and intends not to make any loans or advances (other than Eligible Loans) to any other Person, and shall not acquire obligations or securities of any member or any Affiliate of any member (other than in connection with the acquisition, financing or refinancing of the Eligible Loans) or any other Person.
(k)It has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that nothing contained in this Section 12 or otherwise in this Agreement shall require any direct or indirect owners of Seller to make any additional capital contributions to Seller.
(l)It has not commingled and will not commingle its funds and other assets with those of any of its Affiliates or any other Person (except with Master Seller and other Series Sellers as contemplated under Section 5 hereof).
(m)It has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person.

(n)Except as contemplated under the Transaction Documents, it has not held and will not hold itself out to be responsible for the debts or obligations of any other Person.
(o)It shall not take any of the following actions without the affirmative vote of the Independent Manager: file any reorganization case or proceeding, institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Laws, or effect any similar procedure under any similar law, or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of Seller or of any substantial part of its property, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing.
(p)It has no liabilities, contingent or otherwise, other than those normal and incidental to the origination, acquisition, ownership, hedging, financing and disposition of the Purchased Loans.
(q)It is an entity disregarded as a separate entity of Guarantor for U.S. federal income tax purposes and has not made any election under Section 301.7701-3(a) of the Treasury Regulations to be treated as an association taxable as a corporation for U.S. federal income tax purposes.
(r)It has and shall maintain a sufficient number of employees (if any) (or has and shall utilize a sufficient number of employees of its Affiliates pursuant to arm’s length terms) in light of its contemplated business purpose.
(s)Master Seller will have at all times at least one (1) Independent Manager and will provide Buyer with up-to-date contact information for all Independent Manager(s) and a copy of the agreement pursuant to which each Independent Manager consents to and serves as an “Independent Manager” for Master Seller and each Series Seller.
(t)It has not pledged and will not pledge its assets to secure the obligations of any other Person (other than as contemplated by this Agreement with respect to any Master Seller or Series Seller).
(u)It has not and will not guarantee any obligation of any Person, including any Affiliate or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person (other than as contemplated by this Agreement with respect to any Master Seller or Series Seller).
(v)It will not, to the fullest extent permitted by law, (i) engage in any dissolution, liquidation, consolidation, merger, division into two (2) or more limited liability companies or other legal entities, or (ii) engage in any sale or transfer of all or substantially all of its assets, except as expressly contemplated by this Agreement.

(w)It will not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity (other than Master Seller with respect to any Series Seller).
(x)It has maintained and will maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, however, that Seller’s assets may have been and may be included in a consolidated financial statement of its Affiliate provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Seller from such Affiliate and to indicate that Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on Seller’s own separate balance sheet.
(y)Master Seller has not established and shall not establish, and has not had and shall not have, any series of limited liability company, except for series that are intended to be and do become Series Sellers pursuant to this Agreement.
(z)The Master Seller LLC Agreement shall provide that (i) no Independent Manager of Seller may be removed or replaced without Cause, (ii) Buyer be given at least five (5) Business Days prior notice of the removal and/or replacement of the Independent Manager, together with the name and contact information of the replacement Independent Manager and evidence of the replacement’s satisfaction of the definition of Independent Manager and (iii) to the fullest extent permitted by law, and notwithstanding any duty otherwise existing in law or in equity, any Independent Manager of Seller shall consider only the interests of the applicable Seller, including its respective creditors, with respect to taking of, or otherwise voting on, any of the actions contemplated by Section 12(o) hereof, and, except for the duties to Seller as set forth in the immediately preceding clause (including duties to Member and Seller’s creditors solely to the extent of their economic interests in Seller, but excluding (A) all other interests of Member, (B) the interests of other Affiliates of Seller, and (C) the interests of any group of Affiliates of which Seller is a part), the Independent Manager shall not have any fiduciary duties to Member, any officer of Seller or any other Person; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.
13.EVENTS OF DEFAULT; REMEDIES
(a)After the occurrence and during the continuance of an Event of Default, Seller hereby appoints Buyer as attorney-in-fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.
(i)Each of the following shall constitute a “Facility Event of Default”:
(A)an Act of Insolvency occurs with respect to Seller, Guarantor, Member or Manager;

(B)Seller, Guarantor, Member or Manager shall admit in writing its inability to, or its intention not to, perform any of its obligations hereunder or under any of the Transaction Documents,
(C)either (1) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim (other than the rights of Seller pursuant to this Agreement) of any of the Purchased Loans and such condition is not cured by Seller within three (3) Business Days after the earlier of (x) notice thereof from Buyer to Seller and (y) Seller having Knowledge thereof, (2) the Transaction Documents with respect to any Transaction shall for any reason cease to create a valid first priority security interest in favor of Buyer in any of the Purchased Loans or (3) any provision of the Transaction Documents, any right or remedy of Buyer or obligation, covenant, agreement or duty of Seller thereunder, or any lien, security interest or control granted under in connection with the Transaction Documents or Purchased Loans terminates, is declared null and void, ceases to be valid and effective, ceases to be the legal, valid, binding and enforceable obligation of Seller or any other Person, or the validity, effectiveness, binding nature or enforceability thereof is contested, challenged, denied or repudiated by Seller or any Affiliate thereof, in each case directly, indirectly, in whole or in part;
(D)failure of Master Seller to make any payment owing to Buyer which has become due and payable under this Agreement or any other Transaction Document (other than any monetary Transaction Event of Default by any Series Seller under Sections 13(a)(ii)(A)-(D) hereof), whether by acceleration or otherwise under the terms of this Agreement or the other Transaction Documents, which failure is not remedied within five (5) Business Days;
(E)any governmental, regulatory, or self-regulatory authority shall have taken any action to (1) remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Seller, which removal, limitation, restriction, suspension or termination results in a Material Adverse Effect in the determination of Buyer, (2) condemn, seize or appropriate, or assume custody or control of, all or any substantial part of the property of Seller or (3) displace the management of Seller or curtail its authority in the conduct of the business of Seller;
(F)a Change of Control shall have occurred that has not been consented to by Buyer in writing;
(G)any representation made by Seller or Guarantor in this Agreement or the other Transaction Documents shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated, which incorrect or untrue representation, to the extent such breach is reasonably susceptible to cure, is not cured within ten (10) Business Days after the earlier of notice thereof from Buyer or Seller obtaining Knowledge of such breach (unless Seller shall have made any such representation with actual knowledge that it was materially incorrect or untrue at the time made, in which case such breach shall constitute an immediate Facility Event of Default); provided, however, that the breach of any Purchased Loan Representation made by Seller with respect to any Purchased Loan in any Transaction Document shall not be considered a Facility Event of Default if incorrect or untrue unless Seller shall have made any such representation with Knowledge that it was materially incorrect or untrue at the time made, in which case such breach shall constitute an immediate Facility Event of Default);
(H)either (1) Guarantor (i) shall fail to observe any of the financial covenants set forth in the Guaranty or (ii) shall have defaulted or failed to perform any other material covenant under the Guaranty, or (2) Member shall have defaulted or failed to perform under Member Guaranty, or (3) the Guaranty or Member Guaranty shall have been revoked, rescinded or otherwise cease to be in full force and effect; provided, that any such default or failure to perform (other than a failure to observe any of the financial covenants set forth in the Guaranty) shall not constitute an Event of Default if Guarantor or Member, as applicable, cures such default or failure to perform, as the case may be, within the grace, notice or cure period, if any, provided under the applicable Guaranty or Member Guaranty, as applicable;
(I)a final non-appealable judgment by any competent court in the United States of America having jurisdiction over Seller, Member or Guarantor, as applicable for the payment of money in an amount greater than $500,000 (in the case of Seller or Member) or $15,000,000 (in the case of Guarantor) shall have been rendered against Seller, Member or Guarantor, as applicable and remained undischarged or unpaid for a period of sixty (60) days, during which period execution of such judgment is not effectively stayed by bonding over or other means reasonably acceptable to Buyer;
(J)Guarantor shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, repurchase agreement, short sale, futures contract (including Eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or derivatives transaction to which it is a party (other than a Transaction Document), which default (A) involves the failure to pay a monetary obligation of $15,000,000 or more, or (B) permits the acceleration of the maturity of obligations, or the declaration of a mandatory early repurchase date or termination date with respect to indebtedness or obligations of $15,000,000 or more, by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, repurchase agreement, swap agreement or other contract agreement or transaction; provided, however, that any such default, failure to perform or breach shall not constitute a Facility Event of Default if

Guarantor cures such default, failure to perform or breach, as the case may be, within the grace period, if any, provided under the applicable agreement;
(K)Seller or Member shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, repurchase agreement, short sale, futures contract (including Eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or derivatives transaction to which it is a party (other than a Transaction Document), which default (A) involves the failure to pay a monetary obligation of $250,000 or more, or (B) permits the acceleration of the maturity of obligations, or the declaration of a mandatory early repurchase date or termination date with respect to indebtedness or obligations of $250,000 or more, by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, repurchase agreement, swap agreement or other contract agreement or transaction; provided, however, that any such default, failure to perform or breach shall not constitute a Facility Event of Default if Seller or Member, as applicable, cures such default, failure to perform or breach, as the case may be, within the grace period, if any, provided under the applicable agreement;
(L)if Seller, Member or Guarantor defaults beyond any applicable grace period in paying any amount or performing any obligation due to Buyer or any Affiliate of Buyer under any other financing, swap, hedging, security or credit agreement between Seller or Guarantor and Buyer or any Affiliate of Buyer;
(M)any breach under Sections 10(b), (d), (e), (g), (i), (n) through (p), (r), (s), (u), (x), (y), (z), or (aa);
(N)any breach under Section 10(f); provided, however, that any such breach by Seller under Section 10(f) shall not be considered an Event of Default hereunder provided Seller terminates the related Transaction and repurchases the related Purchased Loan(s) pursuant to Section 3(e) no later than four (4) Business Days after notice from Buyer to Seller of such breach;
(O)if Seller, Member or Guarantor shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement or any other Transaction Document, other than as specifically otherwise referred to in this definition of “Facility Event of Default”, and such breach or failure to perform is not remedied within ten (10) Business Days after written notice thereof to Seller, Member or Guarantor, as applicable, by Buyer, or such other (shorter or longer) cure period (if any) as may be expressly provided herein or in such Transaction Document (unless this Agreement or such other Transaction Document expressly provides that such breach or failure constitutes an immediate Facility Event of Default, in which case no notice or cure period shall apply);
(P)(A) Seller or an ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code)

involving any Plan that is not exempt from such Sections of ERISA and the Code, (B) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the Pension Benefit Guaranty Corporation or a Plan shall arise on the assets of Seller or any ERISA Affiliate, (C) a Reportable Event (as referenced in Section 4043(b)(3) of ERISA) shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event (as so defined) or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (D) any Plan shall terminate for purposes of Title IV of ERISA, (E) Seller or any ERISA Affiliate shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (F) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (A) through (F) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;
(Q)notwithstanding any other provision of this Section 13(a), if Seller engages in any conduct or action where Buyer’s prior consent is required by any Transaction Document and Seller fails to obtain such consent;
(R)[reserved]; or
(S)Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein are qualified or limited by reference to the status of Guarantor as a “going concern” or a reference of similar import, other than a qualification or limitation expressly related to Buyer’s rights in the Purchased Loans.
(ii)Each of the following shall constitute a “Transaction Event of Default”:
(A)the applicable Series Seller fails to repurchase a Purchased Loan upon the applicable Repurchase Date therefor;
(B)the applicable Series Seller fails to pay any Margin Deficit with respect to a Purchased Loan when required pursuant to Section 4 hereof;
(C)the applicable Series Seller fails to repurchase a Purchased Loan which is the subject of a Mandatory Early Repurchase, as and when required pursuant to Section 3(l) hereof; or
(D)the failure of Buyer to receive on any Remittance Date any amount due to Buyer for a Transaction pursuant to Sections 5(c) or 5(d) hereof.

(b)If a Facility Event of Default shall occur and be continuing, the following rights and remedies shall be available to Buyer:
(i)At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no written notice is given, automatically and immediately upon the occurrence of an Event of Default under Section 13(a)(i)(A) hereof), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).
(ii)If Buyer exercises or is deemed to have exercised the option referred to in Section 13(b)(i) hereof:
(A)SELLER’S OBLIGATIONS HEREUNDER TO REPURCHASE ALL PURCHASED LOANS SHALL BECOME IMMEDIATELY DUE AND PAYABLE ON AND AS OF THE ACCELERATED REPURCHASE DATE; AND
(B)THE REPURCHASE PRICE WITH RESPECT TO EACH TRANSACTION (DETERMINED AS OF THE ACCELERATED REPURCHASE DATE) SHALL INCLUDE THE ACCRUED AND UNPAID PRICE DIFFERENTIAL WITH RESPECT TO EACH PURCHASED LOAN ACCRUED AT THE PRICING RATE APPLICABLE UPON THE OCCURRENCE OF AN EVENT OF DEFAULT; AND
(C)CUSTODIAN SHALL, UPON THE REQUEST OF BUYER, DELIVER TO BUYER ALL PURCHASED LOAN DOCUMENTS, INSTRUMENTS, CERTIFICATES AND OTHER DOCUMENTS THEN HELD BY CUSTODIAN RELATING TO THE PURCHASED LOANS.
(iii)Upon the occurrence of a Facility Event of Default, Buyer may (A) immediately sell, on a servicing released basis, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may deem satisfactory in its sole and absolute discretion, any or all of the Purchased Loans or (B) in its sole and absolute discretion, elect, in lieu of selling all or a portion of such Purchased Loans, to give Seller credit for such Purchased Loans in an amount equal to the Market Value of such Purchased Loans against the aggregate unpaid Repurchase Price for such Purchased Loans and any other amounts owing by Seller under this Agreement or the Transaction Documents. The proceeds of any disposition of Purchased Loans effected pursuant to this Section 13(b)(iii) shall be applied, (v) first, to the actual, out-of-pocket costs and expenses incurred by Buyer in connection with Seller’s default; (w) second, without duplication, to any and all amounts due under Section 3(h) hereof, including, without limitation, costs of cover, if any; (x) third, to the Repurchase Price and all other Repurchase Obligations; and (y) fourth, to return any excess to Seller.
(iv)The parties acknowledge and agree that (1) the Purchased Loans subject to Transactions hereunder are not instruments traded in a recognized market, and, in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Loans, Buyer may establish the source therefor in its sole and absolute discretion and (2) all prices, bids and offers shall be determined together with accrued Available Income (except to the extent contrary to market practice with respect to the relevant Purchased Loans). The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid at such time. In view of the nature of the Purchased Loans, the parties agree that liquidation of a Transaction or the Purchased Loans pursuant to this Section 13(b) or Section 13(c) hereof does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole and absolute discretion, the time and manner of liquidating any Purchased Loans pursuant to this Section 13(b) or Section 13(c) hereof, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Loans on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Loans in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.
(v)Seller shall be liable to Buyer for (A) the amount of all out-of-pocket expenses, including reasonable legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default, (B) all costs incurred in connection with covering transactions, and (C) any other actual out-of-pocket loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default.
(vi)Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state and local laws (including, without limitation, if the Transactions are characterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Loans against all of Seller’s obligations to Buyer under this Agreement, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.
(vii)Subject to the notice and grace periods set forth herein, Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. Except as expressly required herein or in the other Transaction Documents, Buyer shall not be required, to give notice to Seller or any other Person prior to exercising any remedy in respect of an Event of Default. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies which Buyer may have.
(viii)Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Loans, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
(ix)Upon the designation of any Accelerated Repurchase Date, Buyer may, without prior notice to Seller, set off any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Seller to Buyer or any Affiliate of Buyer against any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Buyer or any Affiliate of Buyer to Seller. Buyer will give written notice to the other party of any set off effected under this Section 13(b)(ix). If a sum or obligation is unascertained, Buyer may, in good faith, estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 13(b)(ix) shall be effective to create a charge or other security interest. This Section 13(b)(ix) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).
(x)Seller shall within two (2) Business Days following Buyer’s written request, to execute and deliver to Buyer such documents, instruments, certificates, assignments and other writings, and do such other acts as Buyer may reasonably request for the purposes of assuring, perfecting and evidencing Buyer’s ownership of the Purchased Loans, including without limitation: (i) forwarding, to Buyer or Buyer’s designee (including, if applicable, Custodian), any payments Seller may hereafter receive on account of the Purchased Loans, in each case promptly upon receipt thereof; (ii) delivering to Buyer or such designee any originals of certificates, instruments, documents, notices or files evidencing or relating to the Purchased Loans which are in Seller’s possession or under its control; (iii) delivering to Buyer underwriting summaries, credit memos, assets summaries, status reports or similar documents relating to the Purchased Loans and in Sellers possession or under its control.

(xi)During the continuance of an Event of Default and from and after any Accelerated Repurchase Date, Buyer may complete and record and/or file, as applicable, any assignments, allonges, endorsements, powers or other documents or instruments executed in blank with respect to any or all of the Purchased Loans and otherwise obtain physical possession of all Purchased Loan Documents and all other instruments, certificates and documents then held by or on behalf of Custodian under the Custodial Agreement. During the continuance of an Event of Default and from and after any Accelerated Repurchase Date, Buyer may obtain physical possession of all Servicing Records, Servicing Agreements and other files and records of Seller or Servicer. During the continuance of an Event of Default and from and after any Accelerated Repurchase Date, Seller shall deliver to Buyer such assignments and other documents with respect thereto as Buyer shall request. It is acknowledged and agreed that Buyer shall not complete, record and/or file, as applicable, any assignments, allonges, endorsements, powers or other documents or instruments executed in blank with respect to any Purchased Loan unless and until a Facility Event of Default has occurred and is continuing or a Transaction Event of Default has occurred and is continuing with respect to such Purchased Loan.
(c)Without limiting Buyer’s rights and remedies under Section 13(b) hereof or otherwise available under the Transaction Documents, at law or in equity, if a Transaction Event of Default shall occur and be continuing, the following rights and remedies shall be available to Buyer:
(i)At the option of Buyer, exercised by written notice to Seller, the Repurchase Date for the applicable Transaction shall, if it has not already occurred, be deemed immediately to occur (the “Accelerated Transaction Repurchase Date”).
(ii)If Buyer exercises or is deemed to have exercised the option referred to in Section 13(c)(i) hereof:
(A) THE APPLICABLE SERIES SELLER’S OBLIGATIONS HEREUNDER TO REPURCHASE THE APPLICABLE PURCHASED LOAN SHALL BECOME IMMEDIATELY DUE AND PAYABLE ON AND AS OF THE ACCELERATED TRANSACTION REPURCHASE DATE; AND
(B)THE REPURCHASE PRICE WITH RESPECT TO SUCH TRANSACTION (DETERMINED AS OF THE ACCELERATED TRANSACTION REPURCHASE DATE) SHALL INCLUDE THE ACCRUED AND UNPAID PRICE DIFFERENTIAL WITH RESPECT TO SUCH PURCHASED LOAN ACCRUED AT THE PRICING RATE APPLICABLE UPON THE OCCURRENCE OF A TRANSACTION EVENT OF DEFAULT; AND
(C)CUSTODIAN SHALL, UPON THE REQUEST OF BUYER, DELIVER TO BUYER ALL PURCHASED LOAN DOCUMENTS,

INSTRUMENTS, CERTIFICATES AND OTHER DOCUMENTS THEN HELD BY CUSTODIAN RELATING TO THE APPLICABLE PURCHASED LOAN.
(iii)Upon the occurrence of a Transaction Event of Default, Buyer may (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may deem satisfactory in its sole and absolute discretion, the applicable Purchased Loan or (B) in its sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Loan, to give Seller credit for such Purchased Loan in an amount equal to the Market Value of such Purchased Loan against the aggregate unpaid Repurchase Price for such Purchased Loan and any other amounts owing by Seller under this Agreement or the Transaction Documents. The proceeds of any disposition of any Purchased Loan effected pursuant to this Section 13(c)(iii) shall be applied, (v) first, to the actual, out-of-pocket costs and expenses incurred by Buyer in connection with Seller’s default; (w) second, without duplication, to any and all amounts due under Section 3(h) hereof, including, without limitation, costs of cover, if any; (x) third, to the Repurchase Price and all other Repurchase Obligations related to such Purchased Loan; and (y) fourth, to return any excess to Seller.
(iv)During the continuance of an Event of Default and from and after any Accelerated Transaction Repurchase Date, Buyer may complete and record and/or file, as applicable, any assignments, allonges, endorsements, powers or other documents or instruments executed in blank with respect to the applicable Purchased Loan and otherwise obtain physical possession of all Purchased Loan Documents and all other instruments, certificates and documents then held by or on behalf of Custodian under the Custodial Agreement relating to such Purchased Loan. During the continuance of an Event of Default and from and after any Accelerated Transaction Repurchase Date, Buyer may obtain physical possession of all Servicing Records, Servicing Agreements and other files and records of Seller or Servicer relating to such Purchased Loan. During the continuance of an Event of Default and from and after any Accelerated Transaction Repurchase Date, Seller shall deliver to Buyer such assignments and other documents with respect to the applicable Purchased Loan as Buyer shall request. It is acknowledged and agreed that Buyer shall not complete, record and/or file, as applicable, any assignments, allonges, endorsements, powers or other documents or instruments executed in blank with respect to any Purchased Loan unless and until a Facility Event of Default has occurred and is continuing or a Transaction Event of Default has occurred and is continuing with respect to such Purchased Loan.
14.LIMITATIONS ON RECOURSE AGAINST SERIES SELLERS
Buyer acknowledges that Master Seller is organized as a series limited liability company under Section 18-215 of the Delaware Limited Liability Company Act. Notwithstanding that this Agreement and the other Transaction Documents have been executed on behalf of Seller without reference to any particular Series Seller, Buyer agrees to treat each Transaction under this Agreement as the obligation of the particular Series Seller of Master Seller that enters into the Transaction for the related Purchased Loan(s). Provided that no Facility Event of Default shall have occurred and be continuing hereunder, the Repurchase Obligations of any Series Seller relating to or arising from the Transaction(s) to which such Series Seller is a party shall be enforceable only against such Series Seller and with respect to the Purchased Loan(s) relating to such Transaction(s) and not against any other Series Seller or any other Purchased Loan. Notwithstanding the foregoing or anything to the contrary contained in this Agreement or any other Transaction Document, Buyer shall be entitled to exercise any and all remedies available to Buyer under Section 13(b) hereof against Seller and any and all Purchased Loans subject to Transactions hereunder upon the occurrence and continuance of a Facility Event of Default.
15.RECORDING OF COMMUNICATIONS
EACH OF BUYER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY. EACH OF BUYER AND SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH TAPE RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREE THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.
16.NOTICES AND OTHER COMMUNICATIONS
Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopy (with answerback acknowledged) or email provided that such telecopy or email notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 16. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered on a Business Day, (c) in the case of expedited prepaid delivery upon delivery on a Business Day, or (d) in the case of telecopy or email, upon receipt of answerback confirmation or upon transmission, respectively; provided that (i) such telecopy or email notice was also delivered by one of the means set forth in (a), (b) or (c) above (which may arrive after such telecopy or email), and (ii) the transmitting party did not receive an electronic notice of a transmission failure. A party receiving a notice which does not comply with the technical requirements for notice under this Section 16 may elect to waive any deficiencies and treat the notice as having been properly given.
17.ENTIRE AGREEMENT; SEVERABILITY
This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement. Each party agrees that (a) each Transaction is in consideration of and in reliance on the fact that all Transactions constitute a single business and contractual relationship, and that each Transaction has been entered into in consideration of the other Transactions, (b) a default by it in the payment or performance of any its obligations under a Transaction shall constitute a default by it with respect to all Transactions, (c) Buyer may set off claims and apply properties and assets held by or on behalf of Buyer with respect to any Transaction against the Repurchase Obligations owing to Buyer with respect to other Transactions, and (d) payments, deliveries and other transfers made by or on behalf of any party with respect to any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers with respect to all Transactions, and the obligations of each party to make any such payments, deliveries and other transfers may be applied against each other and netted.
18.ASSIGNABILITY
(a)The rights and obligations of Seller under this Agreement and the other Transaction Documents and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer, which consent may be granted or withheld in Buyer’s sole discretion.
(b)Buyer may assign its rights and obligations under this Agreement and the other Transaction Documents and/or under any Transaction or may issue one or more participation interests with respect to any or all of the Transactions, without the consent of, and without prior notice to, Seller, to any other Person, and, in connection therewith, may bifurcate or allocate (i.e. senior/subordinate) amounts owed to Buyer; provided, however, that, with respect to any such participation or assignment, so long as no monetary Default, material non-monetary Default or Event of Default has occurred and is continuing (i) unless Buyer has assigned one hundred percent (100%) of its interests under this Agreement, Seller shall not be obligated to deal directly with any party other than Buyer or its Affiliate in connection with such Transactions and Buyer or an Affiliate thereof shall retain final authority to enforce remedies and provide consents, waivers or approvals (including, without limitation, approving any Eligible Loan as a Purchased Loan or any disapproval of any extension of the Facility Termination Date) under this Agreement and to determine the Market Value for any Purchased Loan and the occurrence of a Mandatory Early Repurchase Event under this Agreement, and (ii) Buyer shall not assign or grant participations in its rights and obligations hereunder to any Prohibited Transferee without Seller’s prior written consent. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, Buyer may assign and/or grant participations in any and all of its rights and obligations to any Prohibited Transferee, without notice to or consent of the Seller. Seller shall reasonably cooperate at Buyer’s sole cost and expense with Buyer in connection with any assignment or participation and shall enter into such restatements of, and amendments, supplements and other modifications to, the Transaction Documents, at no cost to Seller, as may be reasonably required by Buyer to give effect to any such assignment or participation; provided that none of the foregoing shall change any economic or other material term of the Transaction Documents in a manner adverse to Seller without the consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed. Seller agrees that any assignee or participant shall be entitled to the benefits of Section 3(i) and Section 29 (subject to the limitations and requirements under Section 29 (it being understood that the applicable documentation required under Section 29(e) shall be delivered to the participating Buyer in the case of a participation)); provided that, no participant will be entitled to any greater payment under Section 3(i) or Section 29, than its participating Buyer would have been entitled to receive with respect to the applicable participated rights and obligations, except to the extent such entitlement to receive a greater payment or additional amounts results from the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority or compliance by Buyer, assignee or such participant with a request or directive (whether or not having the force of law) from a central bank or other Governmental Authority having jurisdiction over Buyer, such assignee or such participant, in each case, made or issued after the participant acquired its interest in the Transaction Documents; provided, further, that the foregoing limitation with respect to participants shall not, for the avoidance of doubt, apply to any assignee of Buyer.
(c)Buyer shall, acting for this purpose as a non-fiduciary agent of Seller (the “Registrar”), maintain a record of ownership (the “Register”) on which is entered the name and address of all assignees of Buyer and each such assignee’s interest in the rights under this Agreement and the other Transaction Documents. All assignments pursuant to Section 18 hereof shall be recorded on the Register. This provision is intended to be interpreted so that the indebtedness (for federal income tax purposes, as set forth in Section 22(e) hereof) evidenced by the Transaction Documents is treated as being in registered form in accordance with Section 5f.103-1(c) of the Treasury Regulations. The Register shall be available for inspection by Seller at any reasonable time and from time to time upon reasonable prior notice. The entries in the Register shall be conclusive absent manifest error, and Buyer and Seller shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer hereunder for all purposes of this Agreement. Buyer may, at any time, designate any other Person, including Seller, to be the successor Registrar.
(d)Each Buyer that sells a participation shall, acting for this purpose as a non-fiduciary agent of Seller, maintain a register on which is entered the name and address of each participant and such participant’s interest in the rights under this Agreement and the other Transaction Documents (the “Participant Register”); provided that, no Buyer shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any rights or obligations under this Agreement and the other Transaction Documents) to any Person except to the extent that such disclosure is necessary to establish that such rights or obligations are in registered form in accordance with Section 5f.103-1(c) of the Treasury Regulations. The entries in each Participant Register shall be conclusive absent manifest error, and the applicable Buyer shall treat each Person whose name is recorded in such Participant Register as the owner of the related rights and obligations for all purposes of this Agreement notwithstanding notice to the contrary.
(e)Subject to the foregoing, this Agreement and the other Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement or the other Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors and permitted assigns, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.
19.GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of law principles thereof (except for Section 5-1401 of the New York General Obligations Law).
20.NO WAIVERS, ETC.
No express or implied waiver of any Default or Event of Default by Buyer shall constitute a waiver of any other Default or Event of Default and no exercise of any right or remedy hereunder by Buyer shall constitute a waiver of its right to exercise any other right or remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation of the foregoing, the failure to give a notice pursuant to Section 4(b) or 4(c) hereof will not constitute a waiver of any right to do so at a later date.
21.USE OF EMPLOYEE PLAN ASSETS
(a)No plan assets within the meaning of 29 C.F.R. § 2510.3-101 as modified in operation by Section 3(42) of ERISA (“Plan Assets”) of any Plan subject to any provision of ERISA or Section 4975 of the Code shall be used in connection with any Transaction. If any such assets are intended to be used by either party hereto (the “Plan Party”) in the Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.
(b)Subject to the last sentence of subparagraph (a) of this Section 21, if assets of Seller are deemed to be Plan Assets, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c)By entering into a Transaction pursuant to this Section 21, if assets of Seller are deemed to be Plan Assets, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition which Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any outstanding Transaction involving a Plan Party.
22.INTENT
(a)The parties intend, agree and acknowledge that: (i) this Agreement, together with all Transactions, constitutes a single agreement; (ii) this Agreement and each Transaction to the extent that it has a Repurchase Date less than one year after the Purchase Date qualifies as a “repurchase agreement” as that term is defined in Section 101(47) of the Bankruptcy Code, (iii) this Agreement and each Transaction qualifies as a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code, (iv) each payment under this Agreement has been made by, to or for the benefit of a “financial institution” as defined in section 101(22) of the Bankruptcy Code, a “financial participant” as defined in section 101(22A) of the Bankruptcy Code or “repo participant” as defined in section 101(46) of the Bankruptcy Code, (v) the grant of a security interest set forth in Sections 6 and 28(b) hereof to secure the rights of Buyer hereunder also constitutes a “repurchase agreement” (where applicable) as contemplated by Section 101(47)(A)(v) of the Bankruptcy Code and a “securities contract” as contemplated by Section 741(7)(A)(xi) of the Bankruptcy Code and are a part of this Agreement, (vi) the pledge of each Mezzanine Loan constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” this Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code, and (vii) each of the Purchased Loans shall constitute a security, a mortgage loan or an interest in a mortgage loan. It is further understood that this Agreement is intended to constitute a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, with respect to each Transaction so constituting a “repurchase agreement” (where applicable) or “securities contract”. Each party hereto hereby further agrees that it shall not challenge the characterization of this Agreement as a “repurchase agreement,” “securities contract” and/or “master netting agreement” within the meaning of the Bankruptcy Code.
(b)The parties intend, agree and acknowledge that either party’s right to accelerate or terminate this Agreement or to liquidate Purchased Loans delivered to it in connection with the Transaction hereunder or to exercise any other remedies pursuant to Section 13 hereof is a contractual right to liquidate, terminate or accelerate such Transaction as described in Sections 555 and 559 of the Bankruptcy Code and the Buyer shall be entitled to, without limitation, the liquidation, termination, acceleration, offset, net out and non-avoidability rights afforded to parties to repurchase agreements, securities contracts, and master netting agreements under Sections 362(b)(6), 362(b)(7), 362(b)(27), 362(o), 546(e), 546(f), 546(j), 555, 559 and 561 of the Bankruptcy Code. It is further understood and agreed that either party’s right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction hereunder is a contractual right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement as described in Section 561 of the Bankruptcy Code.
(c)The parties intend, agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).
(d)It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).
(e)Each party intends, agrees and acknowledges that it is its intent for U.S. federal and state income tax purposes to treat the Transactions as indebtedness of Seller that is secured by the Purchased Loans, and the Purchased Loans as owned by Seller for such purposes, until such time as there is an Event of Default. Seller intends, agrees and acknowledges that it and each Series Seller shall be disregarded as a separate entity from the Master Seller and each other Series Seller for such purposes, and agrees to take no action inconsistent with the provisions of this Section 22(e), unless required by applicable law, in which case such party shall promptly notify Buyer of such requirement.
(f)In light of the intent set forth above in this Section 22, Seller agrees that, from time to time upon the written request of Buyer, Seller will execute and deliver any supplements, modifications, addendums or other documents as may be necessary or desirable, in Buyer’s sole discretion, in order to cause this Agreement and the Transactions contemplated hereby to qualify for, comply with the provisions of, or otherwise satisfy, maintain or preserve the criteria for safe harbor treatment under the Bankruptcy Code for “repurchase agreements” (where applicable), “securities contracts” and “master netting agreements”; provided, however, that Buyer’s failure to request, or Buyer’s or Seller’s failure to execute, such supplements, modifications, addendums or other documents does not in any way alter or otherwise change the intention of the parties hereto that this Agreement and the Transactions hereunder constitute “repurchase agreements” (where applicable), “securities contracts” and/or a “master netting agreement” as such terms are defined in the Bankruptcy Code.
23.DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS
The parties acknowledge that they have been advised that:
(a)in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation

has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;
(b)in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and
(c)in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.
24.CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
(a)Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.
(b)To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.
(c)The parties hereby irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 24 shall affect the right of Buyer or Seller to serve legal process in any other manner permitted by law or to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.
(d)EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

25.NO RELIANCE
(a)Each of Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, this Agreement and the Transaction Documents and each Transaction hereunder and thereunder:
(i)It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;
(ii)It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;
(iii)It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;
(iv)It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation;
(v)It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder; and
(vi)No partnership or joint venture exists or will exist as a result of the Transactions or entering into and performing the Transaction Documents.
(b)Each determination by Buyer of the Market Value with respect to each Purchased Loan or the communication to Seller of any information pertaining to Market Value under this Agreement shall be subject to the following disclaimers; provided, however, that Buyer acknowledges and agrees that none of the disclaimers contained in this Section 25(b) shall be construed as expanding or modifying the method by which Buyer must determine Market Value as set forth in the definition of Market Value herein:
(i)Buyer has assumed and relied upon, with Seller’s consent and without independent verification, the accuracy and completeness of the information provided by Seller and reviewed by Buyer. Buyer has not made any independent inquiry of any aspect of the New Collateral or Purchased Loans or the underlying collateral. Buyer’s view is based on economic, market and other conditions as in effect on, and the information made available to Buyer as of, the date of any such determination or communication of information, and such view may change at any time without prior notice to Seller.
(ii)Market Value determinations and other information provided to Seller constitute a statement of Buyer’s view of the value of one or more loans or other assets at a particular point in time and neither (A) constitute a bid for a particular trade, (B) indicate a willingness on the part of Buyer or any Affiliate thereof to make such a bid, nor (C) reflect a valuation for substantially similar assets at the same or another point in time, or for the same assets at another point in time.
(iii)Market Value determinations and other information provided to Seller may vary significantly from valuation determinations and other information that may be obtained from other sources.
(iv)Market Value determinations and other information provided to Seller are communicated to Seller solely for its use and may not be relied upon by any other person and may not be disclosed or referred to publicly or to any third party without the prior written consent of Buyer, which consent Buyer may withhold or delay in its sole and absolute discretion.
(v)Buyer makes no representations or warranties with respect to any Market Value determinations or other information provided to Seller. Buyer shall not be liable for any incidental or consequential damages arising out of any inaccuracy in such valuation determinations and other information provided to Seller.
(vi)Market Value determinations and other information provided to Seller in connection therewith are only indicative of the initial Market Value of the Purchased Loan submitted to Buyer for consideration hereunder, and may change without notice to Seller prior to, or subsequent to, the transfer by Seller of the Purchased Loan to Buyer on the Purchase Date. No indication is provided as to Buyer’s expectation of the future value of such Purchased Loan or the underlying collateral.
(vii)Initial Market Value determinations and other information provided to Seller in connection therewith are to be used by Seller for the sole purpose of determining whether to proceed in accordance with Section 3 hereof and for no other purpose.
26.INDEMNITY; EXPENSES; SET-OFF
(a)Seller hereby agrees to indemnify, defend and hold harmless Buyer, Buyer’s Affiliates and each of its officers, directors, employees and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, actual out-of-pocket losses, actual out-of-pocket damages, actual out-of-pocket penalties, actions, judgments, suits, actual out-of-pocket fees, actual out-of-pocket costs, actual out-of-pocket expenses (including reasonable attorneys’ fees and disbursements) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) which may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement, the Transaction Documents or any Transactions hereunder or thereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to indemnify, defend and hold Buyer and the other Indemnified Parties harmless from and indemnify Buyer against all Indemnified Amounts with respect to all Purchased Loans relating to or arising out of any (A) breach of any representation or warranty relating to Environmental Law or Hazardous Materials made by Seller hereunder or under any Transaction Document or any violation or alleged violation of any Environmental Law arising prior to Buyer or any third party taking title to, or ownership of (free and clear of any repurchase or redemption rights of Seller, or obligations of Buyer with respect to such rights under this Agreement) the Purchased Loans in connection with Buyer’s exercise of remedies following the occurrence of an Event of Default or (B) any violation or alleged violation of any consumer credit laws, including without limitation ERISA, except to the extent such violation or alleged violation results from Buyer’s bad faith, gross negligence or willful misconduct. In any suit, proceeding or action brought by Buyer in connection with any Purchased Loan for any sum owing thereunder, or to enforce any provisions of any Purchased Loan, Seller will save, indemnify and hold Buyer harmless from and against all actual out-of-pocket costs and expenses (including reasonable attorneys’ fees), losses or damages suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse Buyer as and when billed by Buyer for (i) all Buyer’s actual out-of-pocket costs and expenses incurred in connection with the initial preparation and negotiation of this Agreement and the Transaction Documents and the closing of the transactions contemplated hereby and thereby and (ii) all Buyer’s actual out-of-pocket costs and expenses incurred in connection with Buyer’s due diligence reviews with respect to the Purchased Loans or any loan which is proposed by Seller as a Purchased Loan, including without limitation, those incurred under Section 27 and the reasonable fees and disbursements of its counsel, subject in all cases under this clause (ii), to the terms and conditions of Section 27. Additionally, Seller also agrees to reimburse Buyer as and when billed by Buyer for all of Buyer’s actual out of pocket costs and expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under this Agreement and the Transaction Documents or any Transaction contemplated hereby or thereby, including, without limitation, the reasonable fees and disbursements of its counsel. Seller hereby acknowledges that the obligation of Seller hereunder is a recourse obligation of Seller. Except as otherwise provided, and without limiting Seller’s obligations with respect to Taxes as set forth in Section 3(i) and Section 29, this Section 26(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)In addition to any rights now or hereafter granted under the Transaction Documents, Requirements of Law, Seller hereby grants to Buyer and each of the Indemnified Parties, to secure repayment of the Repurchase Obligations, and Guarantor hereby grants to Buyer and each of the Indemnified Parties, to secure repayment of the Guaranteed Obligations (as defined in the Guaranty), a right of setoff during the continuance of an Event of Default upon any and all of the following: monies, securities, collateral or other property of Seller and Guarantor and any proceeds from the foregoing, now or hereafter held or received by Buyer, any Affiliate of Buyer or any Indemnified Party, for the account of Seller or Guarantor, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general, specified, special, time, demand, provisional or final) and credits, claims or indebtedness of Seller or Guarantor at any time existing, and any obligation owed by Buyer or any Affiliate of Buyer to Seller or Guarantor and to set–off against any Repurchase Obligations or indebtedness owed by Seller or Guarantor and any indebtedness owed by Buyer or any Affiliate of Buyer to Seller or Guarantor, in each case whether direct or indirect, absolute or contingent, matured or unmatured, whether or not arising under the Transaction Documents and irrespective of the currency, place of payment or booking office of the amount or obligation and in each case at any time held or owing by Buyer, any Affiliate of Buyer or any Indemnified Party to or for the credit of Seller or Guarantor, without prejudice to Buyer’s right to recover any deficiency. Each of Buyer, each Affiliate of Buyer and each Indemnified Party is hereby authorized during the continuance of an Event of Default, without notice to Seller or Guarantor, any such notice being expressly waived by Seller and each such Affiliate to the extent permitted by any Requirements of Law, to set–off, appropriate, apply and enforce such right of set–off against any and all items hereinabove referred to against any amounts owing to Buyer or any Indemnified Party by Seller or Guarantor under the Transaction Documents and the Repurchase Obligations, irrespective of whether Buyer, any Affiliate of Buyer or any Indemnified Party shall have made any demand under the Transaction Documents and regardless of any other collateral securing such amounts, and in all cases without waiver or prejudice of Buyer’s rights to recover a deficiency. ANY AND ALL RIGHTS TO REQUIRE BUYER OR OTHER INDEMNIFIED PARTIES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO THE PURCHASED LOANS OR OTHER INDEMNIFIED PARTIES UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THE FOREGOING RIGHT OF SET–OFF, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER AND GUARANTOR.
27.DUE DILIGENCE
Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable prior written notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Loan Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession or under the control of Seller, any other servicer or subservicer and/or Custodian. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering financial or accounting questions respecting the Purchased Loan Files and the Purchased Loans. Seller acknowledges that Buyer has the right to request, at Seller’s expense, a new Appraisal for any Mortgaged Property securing a Purchased Loan (i) during the continuance of a Credit Event or the continuance of an event of default relating to such Purchased Loan (but not more than one (1) Appraisal in any twelve (12) month period) and (ii) for which the existing Appraisal is more than three (3) years old (or, if the Purchased Loan is then on Buyer’s internal watch list, more than two (2) years old). Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into Transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Loans. Buyer may underwrite such Purchased Loans itself or engage a third party underwriter to perform such underwriting. Seller agrees to reasonably cooperate with Buyer and any third party underwriter reasonably acceptable to Seller in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, financial models, agreements, instruments or information relating to such Purchased Loans in the possession, or under the control, of Seller.
28.SERVICING
(a)Master Seller, on behalf of itself and each Series Seller, and Buyer agree that ownership of all Servicing Rights with respect to the Purchased Loans will be transferred hereunder to Buyer on the applicable Purchase Date and such ownership of Servicing Rights shall be transferred by Buyer to Master Seller or the applicable Series Seller upon the applicable Series Seller’s payment of the Repurchase Price for such Purchased Loans, in each case subject to the terms of the applicable Servicing Agreement. Without limiting the generality of the foregoing, Buyer shall have the right to hire or engage any Person to service or subservice all or any portion of the Purchased Loans. Buyer hereby grants to Master Seller, on behalf of itself and each Series Seller, prior to the occurrence of an Event of Default, the right to exercise all discretion with respect to any directions or consents to be given to the Servicer of the Purchased Loans (other than as provided below) and to appoint a servicer for each Purchased Loan subject to the prior written consent of Buyer, which consent may be given by Buyer in its reasonable discretion; provided, however, that (i) upon the occurrence and during the continuance of a Facility Event of Default, Master Seller’s and each Series Seller’s rights to exercise such discretion with respect to all of the Purchased Loans shall automatically terminate and be of no further force and effect, and (ii) upon the occurrence and during the continuance of a Transaction Event of Default with respect to any Purchased Loan, Master Seller’s and the applicable Series Seller’s rights to exercise such discretion with respect to such Purchased Loan shall automatically terminate and be of no further force and effect. Buyer hereby agrees that Trimont Real Estate Advisors, LLC or any other third party servicer otherwise approved by Buyer in writing (a “Servicer”) may service the Purchased Loans for the benefit of Buyer in accordance with the terms and conditions of the servicing agreement in effect for each such Servicer, provided that each such servicing agreement shall have been approved in writing by Buyer in its reasonable discretion and, if Buyer shall exercise its rights to pledge or hypothecate the Purchased Loans pursuant to Section 8 hereof, Buyer’s assigns (each such servicing agreement approved by Buyer (and, if applicable, Buyer’s assigns), a “Servicing Agreement” and, collectively, the “Servicing Agreements”); and provided, further, that any such Servicer shall have entered into a Servicer Notice and Agreement substantially in the form of Exhibit IX attached hereto (a “Servicer Notice and Agreement”) acknowledging Buyer’s interests in the related Purchased Loans and its rights to sell such Purchased Loans on a servicing-released basis and to terminate the term of such Servicing Rights with respect to any Purchased Loans sold by Buyer from and after an Event of Default. Master Seller shall cause the Purchased Loans to be serviced in accordance with Accepted Servicing Practices approved by Buyer in its reasonable discretion and practiced by other prudent mortgage lenders with respect to mortgage loans similar to the Purchased Loans. Master Seller shall not, and shall not direct or permit any Servicer to, enter into, consent to or approve any amendment, modification or termination, or waiver of any term or provision, of any Purchased Loan or Purchased Loan Documents which constitutes a Material Action or take any other Material Action without Buyer’s prior written consent.
(b)Master Seller, on behalf of itself and each Series Seller, agrees that Buyer is the owner of all of Seller’s right, title and interest, if any, in and to all servicing records, including but not limited to any and all Servicing Agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Loans (collectively, the “Servicing Records”) so long as the Purchased Loans are subject to this Agreement. Master Seller, on behalf of itself and each Series Seller, grants Buyer a security interest in all of Seller’s interest (if any) in servicing fees and rights relating to the Purchased Loans and all Servicing Records to secure the obligation of Seller or its designee to service in conformity with this Section 28 and any other obligation of Seller to Buyer. Seller covenants to safeguard such Servicing Records (if any are in Seller’s possession) and, upon Buyer’s request, to deliver them promptly to Buyer or its designee (including Custodian) upon the occurrence and during the continuance of an Event of Default.
(c)The Servicer Notice and Agreement shall provide that Servicer’s right under the applicable Servicing Agreement to service the Purchased Loans shall automatically terminate on the thirtieth (30th) day following its execution and at the end of each thirty (30) day period thereafter, unless, in each case, Buyer shall agree, by delivery of a written notice to the related Servicer on or before the Remittance Date immediately preceding each such scheduled termination date, to extend the termination date an additional thirty (30) days. Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole and absolute discretion, subject to Section 13 hereof and any terms in the applicable Servicing Agreements approved by Buyer (i) in the case of a Facility Event of Default, sell its rights to any or all of the Purchased Loans (or in the case of a Transaction Event of Default, sell its rights to the affected Purchased Loan(s)) on a servicing released basis or (ii) in the case of a Facility Event of Default, terminate any Servicer or sub-servicer of any or all of the Purchased Loans (or in the case of a Transaction Event of Default, terminate the Servicer and sub-servicer, if any, for the affected Purchased Loan(s)), with or without cause, in each case without payment of any termination fee. Seller shall cause each Servicer to cooperate with Buyer in effecting such termination and transferring all authority to service such Purchased Loans to the successor servicer, including requiring such Servicer to (i) promptly transfer all data in its possession relating to the applicable Purchased Loans to the successor servicer in such electronic format as the successor servicer may reasonably request, (ii) promptly transfer to the successor servicer, Buyer or Buyer’s designee, the Purchased Loan File and all other files, records, correspondence and documents in its possession relating to the applicable Purchased Loans and (iii) use commercially reasonable efforts to cooperate and coordinate with the successor servicer and/or Buyer to comply with any applicable so-called “goodbye” letter requirements or other applicable legal or regulatory requirement associated with the transfer of the servicing of the applicable Purchased Loans. Seller agrees that if either Seller or any such Servicer fails to cooperate with Buyer or any successor servicer in effecting the termination of such Servicer as servicer of any Purchased Loan or the transfer of all authority to service such Purchased Loan to such successor servicer in accordance with the terms hereof and the applicable Servicing Agreement, Buyer shall be entitled to injunctive relief.
(d)Seller shall collaterally assign to Buyer all of its rights, title and interest under any Servicing Agreements as a condition of allowing the Purchased Loans to be serviced by such Servicer and shall cause each such Servicer engaged by Seller to execute a Servicer Notice and Agreement with Buyer acknowledging Buyer’s security interest, agreeing that it shall deposit all Income and any other sums required to be remitted to the holder of the Purchased Loans under related Purchased Loan Documents to Depository for deposit in the Cash Management Account as set forth in Section 5 hereof or as otherwise directed in a written notice signed by Buyer for so long as such Purchased Loan is subject to this Agreement, and acknowledging Buyer’s rights to terminate servicing as otherwise set forth above in this Section 28.
(e)If Servicer is an Affiliate of Seller or Guarantor, the payment of servicing fees shall be subordinate to payment of amounts outstanding under any Transaction and this Agreement.
29.TAXES
(a)Any and all payments by or on account of any obligation of Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the applicable withholding agent) requires the deduction or withholding of any Tax from any such payment, then Seller shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 29) Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made in respect of such Indemnified Taxes.
(b)Seller shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)Seller shall indemnify Buyer, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 29) payable or paid by Buyer or required to be withheld or deducted from a payment to Buyer, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Seller by Buyer shall be conclusive absent manifest error.
(d)As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Section 29, Seller shall deliver to Buyer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer.
(e) If Buyer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document, Buyer shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer, if reasonably requested by Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 29(e)(ii)(A), Section 29(e)(ii)(B) and Section 29(e)(ii)(D) below) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would subject Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer.
(ii)Without limiting the generality of the foregoing,
(A)if Buyer is a U.S. Person, it shall deliver to Seller on or prior to the date on which Buyer becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of IRS Form W-9 certifying that Buyer is exempt from U.S. federal backup withholding tax;
(B)if Buyer is a Foreign Buyer, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:
(1)in the case of a Foreign Buyer claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W8BEN or IRS Form W8BENE (as applicable)

establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W8BEN or IRS Form W8BENE (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W8ECI;
(3)in the case of a Foreign Buyer claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Buyer is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W8BEN or IRS Form W8BENE (as applicable); or
(4)to the extent a Foreign Buyer is not the beneficial owner, executed copies of IRS Form W8IMY, accompanied by IRS Form W8ECI, IRS Form W8BEN, IRS Form W8BENE, a U.S. Tax Compliance Certificate or IRS Form W9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Buyer is a partnership and one or more direct or indirect partners of such Foreign Buyer are claiming the portfolio interest exemption, such Foreign Buyer may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(C)if Buyer is a Foreign Buyer, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and
(D)if a payment made to Buyer under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), Buyer shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that Buyer has complied with Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include all amendments made to FATCA after the date of this Agreement.
Buyer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.
(f)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 29 (including by the payment of additional amounts pursuant to this Section 29), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 29 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 29(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 29(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 29(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 29(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)Each party’s obligations under this Section 29 shall survive any assignment of rights by Buyer, the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Loans.
30.MISCELLANEOUS
(a)All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.
(b)This Agreement may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery by electronic transmission (including a .pdf e-mail transmission) of an executed counterpart of a signature page to this Agreement or any other Transaction Document shall be effective as delivery of an original executed counterpart of such Transaction Document.
(c)The headings in this Agreement are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.
(d)Without limiting the rights and remedies of Buyer under this Agreement or the other Transaction Documents, Seller shall pay Buyer’s actual out of pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys, underwriters, consultants and advisors, incurred in connection with the preparation, negotiation, execution and consummation of and any amendment, supplement or modification to, this Agreement and/or the other Transaction Documents and the Transactions thereunder. Seller agrees to pay Buyer on demand all actual out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) (i) reasonably incurred in connection with the consummation and administration of the transactions contemplated hereby and (ii) of any subsequent enforcement of any of the provisions of this Agreement and/or the other Transaction Documents, or of the performance by Buyer of any obligations of Seller in respect of the Purchased Loans, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of the Collateral and for the custody, care or preservation of the Collateral (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise. In addition, Seller agrees to pay Buyer on demand all actual out of pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in connection with the maintenance of the Cash Management Account. All such expenses shall be recourse obligations of Seller to Buyer under this Agreement.
(e)Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
(f)This Agreement together with the Transaction Documents contain a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.
(g)The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.
(h)Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.
(i)Buyer and Seller hereby agree that neither party shall assert any claims against the other or against any Affiliate of the other for punitive damages under this Agreement, any Transaction Document or any Transaction, all such punitive damages and claims being hereby waived.
(j)As of the date hereof, the Existing MRA shall be amended and restated in its entirety upon the terms and conditions hereof. The parties hereto agree that this Agreement does not constitute a termination of the Repurchase Obligations (as defined in the Existing MRA) and that the Repurchase Obligations shall remain in full force and effect as amended hereby.
(k)All information regarding the terms set forth in any of the Transaction Documents or the Transactions shall be kept confidential and shall not be disclosed by either party hereto to any Person except (i) to the Affiliates of such party or its or their respective directors, officers, employees, agents, advisors, attorneys, accountants and other representatives, (ii) to the extent requested by any regulatory authority or required by applicable law, including but not limited to, interrogatories, requests for information or documents, subpoena or other similar legal process, (iii) to the extent required to be included in the financial statements of either party or an Affiliate thereof, (iv) to the extent required to exercise any rights or remedies under the Transaction Documents, Purchased Loans or related Mortgaged Properties, (v) to the extent required to consummate and administer a Transaction, (vi) to any actual or prospective third party service provider in respect of the Purchased Loans, any investor or potential investor in Sponsor, any participant or any assignee which, in each case, agrees to comply with this Section 30(i); provided, that no such disclosure made with respect to any Transaction Document shall include a copy of such Transaction Document to the extent that a summary would suffice, but if it is necessary for a copy of any Transaction Document to be disclosed, all pricing and other economic terms set forth therein shall be redacted before disclosure.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

MASTER SELLER:
CMFT RE LENDING RF SUB DB, LLC, a Delaware limited liability company By: /s/ Nathan D. DeBacker Name: Nathan D. DeBacker Title: Vice President, Chief Financial Officer and Treasurer

[Signatures Continue on Following Page]

IN WITNESS WHEREOF, the undersigned executed this Reaffirmation as of the day first written above.

GUARANTOR:
CMFT RE LENDING RF SUB DB HOLDCO, LLC, a Delaware limited liability company By: /s/ Nathan D. DeBacker Name: Nathan D. DeBacker Title: Vice President, Chief Financial Officer and Treasurer

IN WITNESS WHEREOF, the undersigned executed this Reaffirmation as of the day first written above.

GUARANTOR:
CIM REAL ESTATE FINANCE TRUST, INC., a Maryland corporation By: /s/ Nathan D. DeBacker Name: Nathan D. DeBacker Title: Chief Financial Officer and Treasurer

BUYER:
DEUTSCHE BANK AG, NEW YORK BRANCH
By:/s/ Thomas Rugg____________________
Name: Thomas Rugg Title: Managing Director
By: /s/ Robert Christopher Jones__________
Name: Robert Christopher Jones Title: Director